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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934




        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): SEPTEMBER 15, 2003




                             TXU US HOLDINGS COMPANY
                          (for TXU Energy Company LLC)


             (Exact Name of Registrant as Specified in its Charter)



          TEXAS                       1-11668                     75-1837355
     (State or Other                (Commission               (I.R.S. Employer
     Jurisdiction of                File Number)             Identification No.)
      Incorporation)



            ENERGY PLAZA, 1601 BRYAN STREET, DALLAS, TEXAS 75201-3411 (Address of Principal Executive Offices, Including Zip Code)



         REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE - (214)-812-4600

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ITEM 5.   OTHER EVENTS AND REGULATION FD DISCLOSURE

       The following financial statements and related information of TXU Energy Company LLC for the years ended December 31, 2002, 2001 and 2000 reflect the implementation of Statement of Financial Accounting Standards (SFAS) No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement 13, and Technical Corrections," which became effective January 1, 2003.

       As required by SFAS No. 145, the previously reported after-tax loss on the early extinguishment of debt of $97 million in the year ended December 31, 2001 (as described in Note 11 to the financial statments of TXU Energy for the years ended December 31, 2002, 2001 and 2000 included in US Holdings' current report on Form 8-K filed with the SEC on February 24, 2003) has been reclassified in the financial statements contained in this current report on Form 8-K from extraordinary loss, net of income tax, to other deductions and income tax expense, as such losses no longer meet the criteria of an extraordinary item. There was no effect on net income as a result of the implementation of SFAS No. 145. The financial statement disclosures, management's estimates, forward-looking statements and risk factors contained in this current report on Form 8-K have not been updated to reflect current developments subsequent to December 31, 2002.

TABLE OF CONTENTS
--------------------------------------------------------------------------------------------------------------------

                                                                                                                PAGE
                                                                                                                ----

           INTRODUCTION...........................................................................................1

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
           CONDITION AND RESULTS OF OPERATIONS................................................................... 3

           TXU ENERGY FINANCIAL INFORMATION

              Independent Auditors' Report.......................................................................35

              Statements of Consolidated Income and Comprehensive Income
              for the years ended December 31, 2002, 2001 and 2000...............................................36

              Statements of Consolidated Cash Flows for the years ended
              December 31, 2002, 2001 and 2000...................................................................37

              Consolidated Balance Sheets - December 31, 2002 and 2001...........................................38

              Statements of Consolidated Member Interests for the years ended
              December 31, 2002, 2001 and 2000...................................................................39

              Notes to Financial Statements......................................................................40

           ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS............................................................67

           SIGNATURE.............................................................................................68


                                                                    i
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                                  INTRODUCTION

         TXU US Holdings Company (US Holdings) is providing the following annual audited financial information and management's discussion and analysis of financial conditions and results of operations to meet the ongoing needs of customers, counterparties and others for financial information concerning its unregulated energy business, TXU Energy Company LLC (TXU Energy). TXU Energy was created as a result of the deregulation of the electric utility industry in Texas, which became effective January 1, 2002. On that date, the power generation and certain retail operations of US Holdings, the portfolio management operations and the unregulated commercial and industrial retail gas operations of TXU Gas Company and other energy related businesses of TXU Corp. were transferred to TXU Energy. The electricity transmission and distribution (T&D) businesses of US Holdings and TXU SESCO Company were transferred to Oncor Electric Delivery Company (Oncor), a regulated entity. Both TXU Energy and Oncor are wholly-owned subsidiaries of US Holdings, which is a wholly-owned subsidiary of TXU Corp.

         The relationships of the entities affected by the restructuring of US Holdings and their rights and obligations with respect to their collective assets and liabilities are contractually described in a master separation agreement executed in December 2001, which provides, in general, that the economic impacts of the transition of the electricity business from a regulated to a competitive environment will be borne by TXU Energy.

Forward-Looking Statements

         This report and other presentations made by US Holdings with respect to TXU Energy contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Although US Holdings believes that in making any such statement its expectations are based on reasonable assumptions, any such statement involves uncertainties and is qualified in its entirety by reference to the following important factors, among others, that could cause the actual results of TXU Energy to differ materially from those projected in any such forward-looking statement:

     o prevailing governmental policies and regulatory actions, including those of the FERC, the Commission and the NRC, with respect to:

        o  industry, market and rate structure;
        o  purchased power and recovery of investments;
        o  operations of nuclear generating facilities;
        o  acquisitions and disposal of assets and facilities;
        o  operation and construction of facilities;
        o  decommissioning costs;
        o  present or prospective wholesale and retail competition;
        o  changes in tax laws and policies; and
        o changes in and compliance with environmental and safety laws and policies;

     o  continued implementation of the 1999 Restructuring Legislation;

     o  legal and administrative proceedings and settlements;

     o  general industry trends;

     o  power costs and availability;

     o weather conditions and other natural phenomena, and acts of sabotage, wars or terrorist activities;

     o unanticipated population growth or decline, and changes in market demand and demographic patterns;

     o changes in business strategy, development plans or vendor relationships;

     o  competition for retail and wholesale customers;

     o access to adequate transmission facilities to meet changing demands;

     o pricing and transportation of crude oil, natural gas and other commodities;

     o unanticipated changes in interest rates, commodity prices, rates of inflation or foreign exchange rates;

     o unanticipated changes in operating expenses, liquidity needs and capital expenditures;

     o  commercial bank market and capital market conditions;

     o competition for new energy development and other business opportunities;

     o inability of various counterparties to meet their obligations with respect to TXU Energy's financial instruments;

     o  changes in technology used by and services offered by TXU Energy;

     o significant changes in TXU Energy's relationship with its employees, including the availability of qualified personnel, and the potential adverse effects if labor disputes or grievances were to occur;

     o significant changes in critical accounting policies material to TXU Energy; and

     o  actions of rating agencies.

         Any forward-looking statement speaks only as of the date on which such statement is made, and US Holdings undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for US Holdings to predict all of such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause the actual results of TXU Energy to differ materially from those projected in any forward-looking statement.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

         TXU Energy Company LLC (TXU Energy) is a Delaware limited liability company that began operations on January 1, 2002. TXU Energy is a wholly-owned subsidiary of TXU US Holdings Company (US Holdings), formerly TXU Electric Company, which is a wholly-owned subsidiary of TXU Corp. TXU Energy was created as a result of the restructuring of the electric utility industry in Texas, which took effect on January 1, 2002. As of that date, US Holdings transferred to TXU Energy its power generation assets and retail customers. In addition, as of January 1, 2002, TXU Energy acquired the following businesses from within the TXU Corp. system: the retail electric provider (REP) of TXU SESCO Company; the wholesale portfolio management and the unregulated commercial and industrial (C&I) retail gas operations of TXU Gas Company (TXU Gas); and the energy management services businesses and other affiliates of TXU Corp., including the fuel procurement and coal mining businesses that service the power generation operations. On January 1, 2002, US Holdings also transferred its transmission and distribution (T&D) operations to Oncor Electric Delivery Company (Oncor).

         TXU Energy engages in power production, wholesale energy sales, retail energy sales and related services and portfolio management, including risk management and certain trading activities, principally in the competitive Texas market. TXU Energy is managed as a single, integrated energy business; consequently, there are no separate reportable business segments.

         In connection with the restructuring of certain of TXU Corp.'s businesses effective January 1, 2002, the wholesale portfolio management and the unregulated C&I retail gas operations of TXU Gas were acquired by TXU Energy. Included in the balance sheet of TXU Gas at December 31, 2001 was $773 million of goodwill, net of amortization, arising from TXU Corp.'s 1997 acquisition of ENSERCH Corporation. As a result of TXU Energy's acquisition of the businesses from TXU Gas, that were originally part of ENSERCH Corporation, and the adoption of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets", $468 million of goodwill, net of $56 million of accumulated amortization, has been allocated to these businesses and reflected in the December 31, 2002 balance sheet of TXU Energy.

Critical Accounting Policies

         TXU Energy's significant accounting policies are detailed in Note 2 to Financial Statements. TXU Energy follows accounting principles generally accepted in the United States of America (US GAAP). In applying these accounting policies in the preparation of TXU Energy's consolidated financial statements, management is required to make estimates and assumptions about future events that affect the reporting and disclosure of assets and liabilities at the balance sheet dates and revenue and expense during the periods covered. The following is a summary of certain critical accounting policies of TXU Energy that are impacted by judgments and uncertainties and for which different amounts might be reported under a different set of conditions or using different assumptions.

         Financial Instruments and Mark-To-Market Accounting -- TXU Energy enters into financial instruments, including options, swaps, futures, forwards and other contractual commitments primarily to manage market risks related to changes in commodity prices, including costs of fuel for generation of power, as well as changes in interest rates. These financial instruments are accounted for in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and, prior to October 26, 2002, Emerging Issues Task Force
(EITF) Issue No. 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities". The majority of financial instruments entered into by TXU Energy are derivatives as defined in SFAS No. 133.

         SFAS No. 133 requires the recognition of derivatives in the balance sheet, the measurement of those instruments at fair value and the recognition in earnings of changes in the fair value of derivatives. This recognition is referred to as "mark-to-market" accounting. SFAS No. 133 provides exceptions to this accounting if (a) the derivative is deemed to represent a transaction in the normal course of purchasing from a supplier and selling to a customer, or
(b) the derivative is deemed to be a cash flow or fair value hedge. In accounting for cash flow hedges, derivative assets and liabilities are recorded on the balance sheet at fair value with an offset in other comprehensive income. Any hedge ineffectiveness is recorded in earnings. Amounts are reclassified from other comprehensive income to earnings as the underlying transactions occur and realized gains and losses are recognized in earnings. As of December 31, 2002, TXU Energy had no fair value hedges.

         TXU Energy documents designated commodity and debt-related hedging relationships, including the strategy and objectives for entering into such hedge transactions and the related specific firm commitments or forecasted transactions. TXU Energy applies hedge accounting in accordance with SFAS No. 133 for these non-trading transactions, providing the underlying transactions remain probable of occurring. Effectiveness is assessed based on changes in cash flows of the hedges as compared to changes in cash flows of the hedged items.

         Pursuant to SFAS No. 133, the normal purchase or sale exception and the cash flow hedge designation are elections that can be made by management if certain strict criteria are met and documented. As these elections can reduce the volatility in earnings resulting from fluctuations in fair value, results of operations could be materially affected by such elections.

         Financial instruments entered into in connection with indebtedness to manage interest rate risk are generally accounted for as cash flow hedges in accordance with SFAS No. 133.

         EITF Issue No. 98-10 required mark-to-market accounting for energy-related contracts, whether or not derivatives under SFAS No. 133, that were deemed to be entered into for trading purposes as defined by that rule. The majority of commodity contracts and energy-related financial instruments entered into by TXU Energy to manage commodity price risk represented trading activities as defined by EITF Issue No. 98-10 and were therefore marked to market. On October 25, 2002, the EITF rescinded EITF Issue No. 98-10. Pursuant to this rescission, only contracts that are derivatives under SFAS No. 133 will be subject to mark-to-market accounting.

         In June 2002, in connection with the EITF's consensus on Issue No. 02-03, additional guidance on recognizing gains and losses at the inception of a trading contract was provided. In November 2002, this guidance was extended to all derivatives. If the C&I contracts that TXU Energy enters into do not meet the revised guidance, then income from such contracts will be recognized on a settlement basis.

         The majority of financial instruments entered into by TXU Energy for the purpose of managing risk or optimizing margins in meeting the energy demands of customers are derivatives and will continue to be subject to SFAS No. 133.

         Mark-to-market accounting recognizes changes in the value of financial instruments as reflected by market price fluctuations. In the energy market, the availability of quoted market prices is dependent on the type of commodity (e.g., natural gas, electricity, etc.), time period specified and location of delivery. In computing the mark-to-market valuations, each market segment is split into liquid and illiquid periods. The liquid period varies by region and commodity. Generally, the liquid period is supported by broker quotes and frequent trading activity. In illiquid periods, little or no market information may exist, and the fair value is estimated through market modeling techniques.

         For those periods where quoted market prices are not available, forward price curves are developed based on the available information or through the use of industry accepted modeling techniques and practices based on market fundamentals (e.g., supply/demand, replacement cost, etc.). As a matter of policy, however, TXU Energy generally does not recognize any income or loss from the illiquid periods.

         Revenue Recognition -- TXU Energy generally records revenue for retail and wholesale energy sales under the accrual method, with the exception of certain large C&I contracts that are derivatives as defined in SFAS No. 133 and have therefore been marked-to-market. Retail electric revenues are recognized when electricity is provided to customers on the basis of periodic cycle meter readings and include an estimated accrual for the value of electricity consumed from the meter reading date to the end of the period. The unbilled revenue is estimated at the end of the period based on estimated daily consumption after the meter read date to the end of the period. Estimated daily consumption is derived using historical customer profiles adjusted for weather and other measurable factors affecting consumption.

         As a result of the opening of the Texas market to competition and related changes in systems and processes within the Electric Reliability Council of Texas (ERCOT), adjustments are recorded for accounts receivable from or payable to ERCOT related to system balancing and are recorded net in revenues. Such balances reflect estimates of volumetric data and are subject to adjustment as data is reconciled and final settlements are received. Net accounts receivable from ERCOT totaled approximately $40 million at December 31, 2002, covering periods that date back to 2001.

         Revenues reflect unrealized gains and losses related to large C&I retail contracts, including unrealized gains recorded upon inception of these contracts, as discussed below under "Commodity Contracts and Mark-to-Market Activities." Results of wholesale portfolio management activities, which represent realized and unrealized gains and losses from transacting in energy-related contracts, are also reported as a component of revenues. As discussed above under "Financial Instruments and Mark-to-Market Accounting," recognition of unrealized gains and losses involves a number of assumptions and estimates that could have a significant effect on reported revenues and earnings.

         The historical financial statements for periods prior to 2002 included adjustments made to revenues of TXU Energy for over/under recovered fuel costs. To the extent fuel costs incurred exceeded regulated fuel factor amounts included in customer billings, TXU Energy recorded revenues on the basis of its ability and intent to obtain regulatory approval for rate surcharges on future customer billings to recover such amounts. Conversely, to the extent fuel costs incurred were less than amounts included in customer billings, revenues were reduced. Following deregulation of the Texas market on January 1, 2002, any changes to the fuel factor component of the price-to-beat rate amounts are applied prospectively.

         Accounting for Contingencies -- The financial results of TXU Energy may be affected by judgments and estimates related to loss contingencies. Accruals for loss contingencies are recorded when management determines that it is probable that an asset has been impaired or a liability has been incurred and that such economic loss can be reasonably estimated. Such determinations are subject to interpretations of current facts and circumstances, forecasts of future events and estimates of the financial impacts of such events.

         A significant contingency that TXU Energy accounts for is the loss associated with uncollectible trade accounts receivable. The determination of such bad debts expense is based on factors such as historical write-off experience, agings of current accounts receivable balances, changes in operating practices, regulatory rulings, general economic conditions and customers' behaviors. With the opening of the Texas electricity market to competition, many historical measures used to estimate bad debt experience may be less reliable. The changing environment, including effects of the provider of last resort
(POLR) rules (as discussed below under "Regulation and Rates"), billing delays due to new procedures within ERCOT and changes in systems and processes, and customer churn due to competitor actions has added some level of complexity to the estimation process. In 2002, TXU Energy recorded bad debt expense of $158 million.

         In connection with the opening of the Texas market to competition, the Texas Legislature established a retail clawback provision intended to incent affiliated REPs of utilities to actively compete for customers outside their historical service territories. As discussed in Note 9 to Financial Statements, a retail clawback liability arises if TXU Energy retains more than 60% of US Holdings' former residential and small business customers after the first two years of competition. The amount of the liability is based on the number of such customers as of January 1, 2004 less the number of new customers from outside the historical service territory multiplied by $90. In 2002, TXU Energy recorded a retail clawback accrual of $185 million ($120 million after-tax) reported in the "Cost of energy sold and delivery fees" caption of the statement of income. Over a two-year period beginning January 1, 2004, the liability would be paid to Oncor, which in turn would pass the credit to REPs, including TXU Energy, through reduced electricity delivery rates. The accrual reflects assumptions and estimates regarding the number of customers expected in and out of territory. The accrual is subject to further adjustment as the actual measurement date approaches.

         Impairment of Long-Lived Assets -- TXU Energy evaluates long-lived assets for impairment whenever indications of impairment exist, in accordance with the requirement of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". One of those indications is a current expectation that "more likely than not" a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. The determination of the existence of this and other indications of impairment involves judgments that are subjective in nature and in some cases requires the use of estimates in forecasting future results and cash flows related to an asset or group of assets. Further, the unique nature of TXU Energy's property, plant and equipment, which includes a fleet of generation assets using different fuels and individual plants that have varying utilization rates, requires the use of significant judgments in determining the existence of impairment indications and grouping assets for impairment testing.

         In 2002, TXU Energy recorded an impairment charge of $237 million ($154 million after-tax) for the writedown of two generation plant construction projects as a result of current wholesale electricity market conditions and reduced planned developmental capital spending. Fair value was determined based on current appraisals of property and equipment. The charge is reported in the "Other deductions" caption of the statement of income. As the writedown is based on current estimates, the remaining carrying value of the projects of $113 million is subject to further adjustment should estimates of recoverable value change.

         Goodwill and Intangible Assets -- TXU Energy evaluates goodwill for impairment at least annually in accordance with SFAS No. 142. TXU Energy has performed impairment tests, and no goodwill impairment charges were recorded.

         TXU Energy primarily uses discounted cash flow analyses to test for goodwill impairment. Such analyses require a significant number of estimates and assumptions regarding future earnings, working capital requirements, capital expenditures, discount rate, terminal year growth factor and other modeling factors.

         Depreciation -- The depreciable lives of power generation plants are based on management's estimates/determinations of the plants' economically useful lives. To the extent that the actual lives differ from these estimates, there would be an impact on the amount of depreciation charged to the financial statements.

         Defined Benefit Pension Plans and Other Postretirement Benefit Plans-- TXU Energy is a participating employer in the TXU Retirement Plan (Retirement
Plan), a defined benefit pension plan sponsored by TXU Corp. TXU Energy also participates with TXU Corp. and certain other affiliated subsidiaries of TXU Corp. to offer certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees from TXU Corp. Reported costs of providing non-contributory defined pension benefits and other postretirement benefits (see Note 7 to Financial Statements) are dependent upon numerous factors, assumptions and estimates.

         For example, these costs are impacted by actual employee demographics (including age, compensation levels, and employment periods), the level of contributions made to the plan, and earnings on plan assets. The Retirement Plan's assets are primarily made up of equity and fixed income investments. Changes made to the provisions of the plan may also impact current and future pension costs. Fluctuations in actual equity market returns as well as changes in general interest rates may result in increased or decreased pension costs in future periods. Pension costs may also be significantly affected by changes in key actuarial assumptions, including anticipated rates of return on plan assets and the discount rates used in determining the projected benefit obligation and pension costs.

         In accordance with SFAS 87, "Employers' Accounting for Pensions," changes in pension obligations associated with these factors may not be immediately recognized as pension costs on the income statement, but generally are recognized in future years over the remaining average service period of plan participants. As such, significant portions of pension costs recorded in any period may not reflect the actual level of cash benefits provided to plan participants.

         As of December 31, 2002, key assumptions of the Retirement Plan and other postretirement benefit plans were revised, including decreasing the expected return on plan assets from 9% to 8.5% and decreasing the assumed discount rate from 7.5% to 6.75%. In selecting assumed discount rates, TXU Corp. considered fixed income security yield rates for AA rated portfolios as reported by Moody's. In selecting an assumed rate of return on plan assets, TXU Corp. considered past performance and economic forecasts for the types of investments held by the plan. The market value of the Retirement Plan assets has been affected by sharp declines in equity markets since the first quarter of 2000. Plan asset values have declined $151 million and $49 million in 2002 and 2001, respectively. The projected benefit obligation has increased by $165 million as a result of the change in the discount rate. Further, based on the current assumptions and available information, in 2003 funding requirements for TXU Energy are expected to increase approximately $3 million and pension expense is expected to increase, as a result of the changed assumptions above and other actions, a total of approximately $17 million over 2002 amounts. Pension cost and cash funding requirements could increase in future years.

         As a result of the Retirement Plan asset return experience, at December 31, 2002, TXU Energy was required to recognize its portion of an additional minimum liability as prescribed by SFAS 87, "Employers' Accounting for Pensions," and SFAS 132, "Employers' Disclosures about Pensions and Postretirement Benefits." The liability, which amounted to $60 million ($39 million after-tax) for TXU Energy, was recorded as a reduction to member interests through a charge to Other Comprehensive Income, and did not affect net income for 2002. The charge to Other Comprehensive Income will be reversed in future periods to the extent fair value of trust assets exceeds the accumulated benefit obligation.

         The amounts provided above for funding requirements, pension expense and minimum liability adjustment mentioned above, represent allocations of the TXU Corp. Retirement Plan to TXU Energy.

Operating Data
                                                                                        Year Ended December 31,
                                                                                   -------------------------------
                                                                                    2002         2001         2000
                                                                                    ----         ----         ----

Operating statistics:

Retail electric sales volumes (Gigawatt hours).........................            90,581       99,151      100,493

Wholesale electric sales volumes (Gigawatt hours)......................            29,578        6,409        6,154

Retail customers (end of period & in thousands)
     Electric (based on number of meters)..............................             2,737        2,728        2,672
     Gas   ............................................................                 2            3            4
                                                                                  -------      -------      -------
         Total customers...............................................             2,739        2,731        2,676
                                                                                  =======      =======      =======

                                                                                        Year Ended December 31,
                                                                                   -------------------------------
                                                                                    2002         2001         2000
                                                                                    ----         ----         ----
Operating revenues (millions of dollars):

Retail electric:
     Residential.........................................................         $  3,108     $  3,255     $  3,263
     Commercial and industrial...........................................            3,415        3,837        4,025
                                                                                  --------     --------     --------
         Total...........................................................            6,523        7,092        7,288
Wholesale electric.......................................................              845           96          168
Wholesale portfolio management activities................................              211          258           44
Other revenues...........................................................              159           46          254
Mitigation...............................................................                -          (34)        (305)
                                                                                  --------     --------     --------
         Total operating revenues........................................         $  7,738     $  7,458     $  7,449
                                                                                  ========     ========     ========

Weather (average for service territory)** Percent of normal:
         Cooling degree days.............................................            99.9%       100.5%       119.1%
         Heating degree days.............................................           101.6%       97.5%         94.6%

------------------------------------
** Weather data is obtained from Meteorlogix, a private company that collects weather data from reporting stations of the National Oceanic and Atmospheric Administration (a federal agency under the US Department of Commerce).

         The results of operations and the related management's discussion of those results for all periods presented have been restated to reflect the change in format of the statements of consolidated income, the inclusion of delivery fees in 2001 and 2000 and the impact of EITF Issue No. 02-3, "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities", as discussed below. (See Note 2 to Financial Statements for description of new line items.)

         Changes in Accounting Standards -- In June 2002, the EITF reached a consensus on certain aspects of Issue No. 02-3 regarding the presentation of trading activities in the statement of income. The new rules were effective for TXU Energy on July 1, 2002, and required that all trading contracts (as defined by EITF Issue No. 98-10), whether or not physically settled, be recorded net upon settlement, rather than gross as a sale and cost of sale. TXU Energy has historically recorded financial contracts net, but has recorded those contracts that provide for physical delivery gross upon settlement. Prior period amounts have been reclassified to conform to this new reporting requirement. Transactions affected by the new reporting requirements represent contracts that provided for physical delivery but were settled financially without delivery, as well as contracts physically settled but classified as trading activities. With the rescission of EITF Issue No. 98-10 (see discussion below), the EITF modified Issue No. 02-3 to apply to contracts that are derivatives and entered into for trading purposes effective January 1, 2003. The new reporting requirements have no impact on TXU Energy's gross margin, net income or cash provided by operating activities.

         Effective January 1, 2002, TXU Energy incurs electricity delivery fees charged by Oncor and other T&D utilities, which TXU Energy includes in billings to its large C&I customers. For residential and small business customers, the price-to-beat rates include a delivery component, but such billed amounts are not necessarily equivalent to delivery fees incurred by TXU Energy. Prior revenues as previously reported represented only the revenues associated with generation activity, as such revenues were derived by unbundling the revenues of US Holdings into a generation component and a delivery component. The delivery component revenues have been included in TXU Energy's revenues and cost of energy sold for the year ended December 31, 2001 and 2000. TXU Energy's gross margin for those years is not affected by the inclusion of these electricity delivery fees.

         The table below summarizes the impact on TXU Energy's operating revenues and cost of energy sold for prior years of the new reporting rules under EITF Issue No. 02-3 and the inclusion of delivery fees.

                                                                  Year Ended December 31,
                                                                  -----------------------
                                                                    2001          2000
                                                                    ----          ----
Operating revenues as previously reported.....................    $  10,867     $  10,858
Electricity delivery fees.....................................        1,750         1,909
Cost of energy sold and delivery fees netted with revenues....       (5,159)       (5,318)
                                                                  ----------    ----------
Operating revenues after reclassification.....................    $   7,458     $   7,449
                                                                  =========     =========

Cost of energy sold and delivery fees as previously reported..    $   8,211     $   8,510
Electricity delivery fees.....................................        1,750         1,909
Cost of energy sold and delivery fees netted with revenues....       (5,159)       (5,318)
                                                                 ----------    ----------
Cost of energy sold and delivery fees after reclassification..    $   4,802     $   5,101
                                                                  =========     =========

         On October 25, 2002, the EITF rescinded EITF Issue No. 98-10, which required mark-to-market accounting for all trading activities. Pursuant to this rescission, only contracts that are derivatives under SFAS No. 133 will be subject to mark-to-market accounting. Contracts that may not be derivatives under SFAS No. 133, but were marked-to-market under EITF Issue No. 98-10, consist primarily of gas transportation and storage agreements, power tolling, full requirements and capacity contracts. This new accounting rule was effective for new contracts entered into after October 25, 2002. Non-derivative contracts entered into prior to October 26, 2002 continued to be accounted for at fair value through December 31, 2002; however, effective January 1, 2003, such contracts were required to be accounted for on a settlement basis. Accordingly, a charge of approximately $100 million ($65 million after-tax) is expected to be reported as a cumulative effect of an accounting change in the first quarter of 2003. The expected cumulative effect adjustment represents the net gains previously recognized for these contracts under mark-to-market accounting.

         See Note 2 to Financial Statements for further discussion of other changes in accounting standards.

Results of Operations

        The 2001 and 2000 financial information for TXU Energy includes information derived from the historical financial statements of US Holdings. Reasonable allocation methodologies were used to unbundle the financial statements of US Holdings between its generation and T&D operations.
Allocation of revenues reflected consideration of return on invested capital, which continues to be regulated for the T&D operations. US Holdings maintained expense accounts for each of its component operations. Costs of energy and expenses related to operations and maintenance and depreciation and amortization, as well as assets, such as property, plant and equipment, materials and supplies and fuel, were specifically identified by component operation and disaggregated. Various allocation methodologies were used to disaggregate revenues, common expenses, assets and liabilites between US Holdings' generation and T&D operations. Interest and other financing costs were determined based upon debt allocated. Allocations reflected in the financial information for 2001 and 2000 did not necessarily result in amounts reported in individual line items that are comparable to actual results in 2002. Further, certain financial information was deemed to be not reasonably allocable because of the changed nature of Oncor's and TXU Energy's operations subsequent to the opening of the market to competition, as compared to US Holdings' previous operations. Such activities and related financial information consisted primarily of costs related to retail customer support activities, including billing and related bad debts expense and gross receipts taxes, as well as regulated revenues associated with these costs. Financial information related to these activities was reported in Oncor's results of operations for the 2001 and 2000 periods. The resultant effects on comparability to results of operation for 2002 are discussed below. Had the unbundled operations of US Holdings actually existed as separate entities in a deregulated environment, their results of operations could have differed materially from those included in the historical financial statements included herein.

2002 Compared to 2001

         TXU Energy's operating revenues increased $280 million, or 4%, to $7.7 billion in 2002. Wholesale electric revenues increased $749 million to $845 million, reflecting the substantial increase in wholesale sales volumes due to the opening of the Texas market to competition. Retail electric revenues declined $569 million, or 8%, to $6.5 billion, reflecting a $613 million reduction due to lower volumes partially offset by a $44 million increase due to higher average pricing. The price variance reflects a shift in customer mix, partially offset by the effect of lower rates. A 9% decline in overall retail electric sales volumes was primarily due to the effects of increased competitive activity in the small business and large C&I markets. Year-end residential electric customer counts, reflecting losses in the historical service territory and gains in new territories due to competition, were about even with the prior year. The increase in revenues also reflects certain revenues and related retail and generation expenses that were the responsibility of Oncor in 2001, but are included in TXU Energy revenues in 2002.


Gross Margin

                                                                               Year Ended December 31,
                                                                   ---------------------------------------------
                                                                                 % of                     % of
                                                                   2002        Revenue        2001       Revenue
                                                                   ----        -------        ----       -------
Operating revenues.....................................          $ 7,738         100%        $ 7,458        100%
Cost and expenses:
     Cost of energy sold and delivery fees.............            4,803          62%          4,802         64%
     Operating costs...................................              747          10%            708         10%
     Depreciation and amortization related to generation
         assets........................................              396           5%            391          5%
                                                                 -------       ------        -------     -------
Gross margin...........................................          $ 1,792          23%        $ 1,557         21%
                                                                 =======       ======        =======     =======

         Gross margin increased $235 million, or 15%, to $1.8 billion in 2002. The increase was driven by lower average costs of electricity and delivery fees and significant growth in wholesale electric sales in the newly deregulated ERCOT market, partially offset by the effect of lower retail electric volumes. Gross margin in 2002 was negatively affected by the accrual of $185 million for retail clawback (see discussion above under "Accounting for Contingencies"), which is reported in cost of energy sold and delivery fees. Results of wholesale portfolio management activities were down $47 million from the prior year, primarily due to hedge ineffectiveness. Mark-to-market accounting for wholesale and retail commodity contracts reduced revenues and gross margin by $72 million in 2002 (as compared to accounting on a settlement basis), and increased results in 2001 by $314 million. Operating costs rose $39 million, or 6%, to $747 million primarily reflecting repair and maintenance costs associated with an unplanned outage at the nuclear-powered generation plant.

         The following table analyzes TXU Energy's gross margin between its realized and unrealized components:

                                                                         Year Ended December 31,
                                                                         -----------------------
                                                                            2002         2001
                                                                            ----         ----

Gross margin................................................             $   1,792    $   1,557
Noncash items:
   Unrealized mark-to-market (gain) loss....................                    72         (314)
   Retail clawback accrual..................................                   185            -
   Depreciation and amortization related to generation assets                  396          391
   Cash flow hedge ineffectiveness..........................                    41           (4)
   Other noncash items included in cost of energy sold......                   (31)          86
   Mitigation...............................................                     -           34
   Over-recovered fuel costs................................                     -          568
                                                                         ---------    ---------
       Gross margin on a cash basis.........................             $   2,455    $   2,318
                                                                         =========    =========

         The increase in total depreciation and amortization, other than goodwill (including amounts shown in the gross margin table above), of $41 million, or 10%, to $438 million was primarily due to investments in computer systems required to operate in the newly deregulated market, and expansion of office facilities.

         An increase in selling, general and administrative (SG&A) expenses of $477 million, or 131%, to $842 million reflected the effect of retail customer support costs and bad debt expense of approximately $150 million that were the responsibility of Oncor in 2001. The increase in SG&A expenses also reflected $199 million in higher staffing and other administrative costs related to expanded retail sales operations and portfolio management activities, and higher bad debt expense of $90 million, all due largely to the opening of the Texas electricity market to competition. With the completion of the transition to competition in Texas, the industry-wide decline in portfolio management activities, and the expected deferral of deregulation of energy markets in other states, TXU Energy initiated several cost savings initiatives in 2002 that are expected to continue in 2003. Such actions resulted in $31 million in severance charges in 2002, which contributed to the increase in SG&A expense. In addition, new POLR rules established by the Public Utility Commission of Texas (Commission) (see Note 9 to Financial Statements) are expected to result in reduced bad debt expense. With the anticipated lower staffing and related administrative expenses and improvement in bad debt experience, SG&A expenses are expected to decline in 2003.

         Franchise and revenue-based taxes rose $106 million to $121 million due to state gross receipts taxes that were the responsibility of Oncor in 2001. Effective in 2002, state gross receipts taxes related to electricity revenues are an expense of TXU Energy, while local gross receipts taxes are an expense of Oncor.

         Other income increased by $30 million to $33 million, reflecting amortization of $30 million of a gain on the sale in 2002 of two generation plants.

         Other deductions increased by $55 million to $254 million. Amounts in 2002 included a $237 million writedown of two generation plant construction projects (see discussion above under "Impairment of Long-Lived Assets"). Amounts in 2001 included $149 million in losses on the early extinguishment of debt under the debt restructuring and refinancing plan pursuant to the requirements of the 1999 Restructuring Legislation, a $22 million regulatory asset writeoff pursuant to a regulatory order and $18 million in various asset writedowns.

         Interest income declined by $28 million, or 74%, to $10 million primarily due to the recovery of under-collected fuel revenue on which interest income had been accrued under regulation in 2001.

         Interest expense and other charges declined $7 million, or 3%, to $216 million. Of the change, $53 million was due to lower average debt levels, which was partially offset by $38 million due to higher rates and an $8 million increase in capitalized interest.

         The effective tax rate decreased to 25.0% in 2002 from 28.7% in 2001. The decrease was driven by the effect of comparable (to 2001) tax benefit amounts of depletion allowances and amortization of investment tax credits on a lower income base in 2002. (See Note 6 to Financial Statements.)

         Income before extraordinary loss decreased $293 million, or 52%, to $270 million in 2002. The decline was driven by an increase in SG&A expenses and higher franchise and revenue-based taxes, partially offset by the improved gross margin (net of the effect of the retail clawback accrual). Net pension and postretirement benefit cost reduced net income by $21 million in 2002 and $13 million in 2001.

         TXU Energy recorded an extraordinary loss in 2001 of $56 million (net of income tax benefit of $62 million) consisting of net charges related to the settlement plan with the Commission to resolve all major open items related to the transition to deregulation. (See Note 9 to Financial Statements.)

2001 Compared to 2000

         TXU Energy's operating revenues of $7.5 billion for 2001 were essentially even with the prior year. This performance reflected lower retail electricity revenues of approximately $200 million, or 3%, largely offset by increased wholesale portfolio management activities, due in large part to the anticipated opening of the Texas market to competition, as well as increased wholesale activity in markets outside of Texas. Lower retail electricity revenues reflected both volume declines and lower fuel revenues, due to lower fuel (primarily natural gas) costs in generation operations, partially offset by a lower adjustment for earnings in excess of the regulatory earnings cap (mitigation). Retail electricity volumes declined 1% due to milder, more normal weather, partially offset by the effect of 2% growth in number of customers.


Gross Margin

                                                                            Year Ended December 31,
                                                               --------------------------------------------------
                                                                                 % of                     % of
                                                                   2001        Revenue        2000       Revenue
                                                                   ----        -------        ----       -------
Operating revenues.....................................        $   7,458          100%     $   7,449         100%
Cost and expenses:
     Cost of energy sold and delivery fees.............            4,802           64%         5,101          69%
     Operating costs...................................              708           10%           673           9%
     Depreciation and amortization related to generation
         assets........................................              391            5%           390           5%
                                                               ---------     ---------     ---------    ---------
Gross margin...........................................        $   1,557           21%     $   1,285          17%
                                                               =========     =========     =========    =========

         Gross margin increased $272 million, or 21%, to $1.6 billion in 2001. The improved results reflected growth in wholesale portfolio management activities, arising primarily in anticipation of the opening of the Texas market to competition, partially offset by an increase in operating costs. Mark-to-market accounting for commodity contracts increased revenues and gross margin by $314 million in 2001 (as compared to accounting on a settlement basis.) This amount reflects $88 million in origination gains recorded upon execution of retail contracts with large C&I customers. Such contracts are derivatives and are marked-to-market in accordance with SFAS No. 133. Operating costs increased $35 million, or 5%, to $708 million in 2001 primarily reflecting higher generation plant maintenance costs.

         The increase in depreciation and amortization, other than goodwill (including amounts shown in the gross margin table above), of $6 million, or 2%, to $397 million was primarily due to investments in computer systems and expansion of office facilities.

         The increase in SG&A expense of $117 million, or 47%, to $365 million reflected higher spending for staffing and computer systems to support expanded retail sales and portfolio management operations, largely in anticipation of deregulation of the Texas electricity market, as well as increased bad debt expense. The increase in bad debts was primarily due to the rise in fuel costs and related revenue in late 2000 and early 2001.

         Other income decreased by $29 million to $3 million, reflecting a $28 million gain on the sale of land in 2000.

         Other deductions increased $193 million to $199 million, reflecting $149 million in losses on the early extinguishment of debt under the debt restructuring and refinancing plan pursuant to the requirements of the 1999 Restructuring Legislation, a $22 million write-off of regulatory assets pursuant to a regulatory order and $18 million in various asset writedowns, all in 2001.

         Interest income increased $32 million to $38 million primarily due to interest income on under-recovered fuel costs under regulation.

         Interest expense and other charges declined $34 million, or 13%, to $223 million due primarily to lower interest rates and a $9 million increase in capitalized interest.

         The effective tax rate increased to 28.7% in 2001 from 27.5% in 2000, primarily due to higher state income taxes.

         Income before extraordinary loss decreased $13 million, or 2%, to $563 million in 2001. The decrease was driven by higher other deductions, which included losses on debt extinguishments, and increased SG&A expenses, partially offset by higher gross margin.

         TXU Energy recorded an extraordinary loss in 2001 of $56 million (net of income tax benefit of $62 million), as described above in the comparison of results for 2002 versus 2001.

Commodity Contracts and Mark-to-Market Activities

         The table below summarizes the changes in commodity contract assets and liabilities for the years ended December 31, 2002 and 2001. The net change in these assets and liabilities, excluding "other activity" as described below, represents the net unrealized gains/(losses) recognized under mark-to-market accounting. In 2002, mark-to-market accounting reduced pre-tax earnings by $72 million (as compared to accounting on a settlement basis), and increased pre-tax earnings by $314 million in 2001.

                                                                                        2002          2001
                                                                                        ----          ----

      Balance of net commodity contract assets/(liabilities) at beginning of year...  $   371     $     27

      Settlements of positions included in the opening balance (1) .................     (230)         (54)

      Unrealized mark-to-market valuations of positions held at end of period(2)....      158          368

      Changes in fair value attributable to changes in valuation techniques.........        -            -

      Other activity (3)............................................................       17           30
                                                                                     --------     --------
      Balance of net commodity contract assets/(liabilities) at end of year.........  $   316     $    371
                                                                                      ========     ========

------------------------------------
(1) Represents unrealized mark-to-market valuations of these positions recognized in earnings as of the beginning of the year.

(2) Includes unrealized gains recognized upon origination of retail electric contracts in accordance with SFAS No. 133 as discussed below, and $14 million on nonderivative wholesale contracts entered into prior to July 1, 2002.

(3) Represents net options paid and a commodity contract transferred from TXU Gas in the current period. Also includes $71 million of unsettled liabilities to Enron reclassified to other current liabilities in 2002. These activities have no effect on unrealized mark-to-market valuations.

         Origination Gains -- With the opening of the Texas electricity market to competition, retail electric contracts are no longer subject to rate regulation and are negotiated between the various REPs and the customer. This has resulted in an especially competitive environment for power contracts with large C&I customers. The contracts are derivatives as defined in SFAS No. 133 and, therefore, have been marked-to-market upon execution. Origination gains of $40 million and $88 million were recorded in 2002 and 2001, respectively. The decline reflected fewer contracts executed in 2002. The average term of a C&I contract is approximately 18 months.

         The C&I contracts are typically standard contracts that provide for the delivery of power at fixed prices up to the expected load. Within the ERCOT system, a competitive, liquid wholesale market exists. Given TXU Energy's inherent asset position of baseload generation coupled with the ability to transact competitively in the wholesale market, a "dealer profit" is recognized. TXU Energy is able to validate the forward price curve of the commodity given the short term nature of the retail contracts and the existence of a wholesale market in ERCOT. (See Note 2 to Financial Statements -- Financial Instruments and Mark-to-Market Accounting.)

         Maturity Table -- Of the net commodity contract asset balance above at December 31, 2002, the amount representing unrealized mark-to-market net gains that have been recognized in current and prior years' earnings is $336 million. The offsetting net liabilities of $20 million included in the December 31, 2002 balance consists of net option premiums received. The following table presents the unrealized mark-to-market balance at December 31, 2002 scheduled by contractual settlement dates of the underlying positions (in millions).

                                Maturity dates of unrealized net mark-to-market balances at December 31, 2002
                                -----------------------------------------------------------------------------
                                        Maturity                                     Maturity in
                                       less than     Maturity of     Maturity of      Excess of
      Source of fair value               1 year        1-3 years       4-5 years        5 years         Total
      --------------------             ---------      ----------     -----------      ---------         -----
    Prices actively quoted.......     $     (4)       $      -       $      -        $      -        $     (4)
    Prices provided by other
      external sources...........          125              87             25               6             243
    Prices based on models.......           62              25              4               6              97
                                      --------        --------       --------        --------        --------
    Total........................          183             112             29              12             336
    Less estimated cumulative
     effect of an accounting
     change-(EITF Issue No. 98-10
      rescission)................           56              25              9              10             100
                                      --------        --------       --------        --------        --------
    Adjusted total...............     $    127        $     87       $     20        $      2        $    236
                                      ========        ========       ========        ========        ========
    % - before EITF 98-10
       rescission................          54%             33%             9%              4%              100%
    %  - after EITF 98-10
       rescission................          54%             37%             8%              1%              100%
    --------------------------------- --------------- -------------- --------------- --------------- --------------

         As the above table indicates, approximately 91% of the remaining unrealized mark-to-market valuations at December 31, 2002, as adjusted for the estimated cumulative effect of the accounting change to be recorded in the first quarter of 2003 for EITF Issue No. 98-10, mature within three years. This is reflective of the terms of the positions and the methodologies employed in valuing positions for periods where there is less market liquidity and visibility. The "prices actively quoted" category reflects only exchange traded contracts with active quotes available through 2005. The "prices provided by other external sources" category represents forward commodity positions at locations for which over-the-counter (OTC) broker quotes are available. OTC quotes for power and natural gas generally extend through 2005 and 2012, respectively. This category also includes values of large commercial/industrial retail sales contracts. The "prices based on models" category contains the value of all non-exchange traded options, valued using industry accepted option pricing models. In addition, this category contains other contractual arrangements which may have both forward and option components. In many instances, these contracts can be broken down into their component parts and modeled by TXU Energy as simple forwards and options based on prices actively quoted. As the modeled value is ultimately the result of a combination of prices from two or more different instruments, it has been included in this category.

         Portfolio Management - The use of commodity contracts to manage risks, generally referred to as trading activities, is one of several responsibilities of the "portfolio management" operations of TXU Energy. Portfolio management refers to risk management and value creation activities undertaken to balance the demand for energy by customers with the supply of energy in an economically efficient and effective manner. These activities include:

        o Managing the utilization of generation assets through "make or buy" decisions.
        o Forecasting volume demands and scheduling supply resources.
        o Entering into short and long-term contracts to balance energy supply and demand.
        o Arranging physical sales of energy to wholesale customers.
        o Buying and selling energy-related contracts to minimize the cost of fuel used to generate electricity and to maximize the margin earned on wholesale and retail sales of energy. These activities are sometimes broadly characterized as "trading". However, speculative trading, whereby energy-related financial instruments are bought and sold outside of the supply/demand balancing process with the objective of generating profits on anticipated price changes, represents a small fraction of TXU Energy's portfolio management activities.

         In this Management's Discussion and Analysis of Financial Condition and Results of Operations, analyses of revenue and gross margin performance refer to results of wholesale portfolio management activities. Such results represent net realized and unrealized gains and losses from transacting in energy-related contracts as described in the last point above, which are reported as a component of revenues.

Comprehensive Income

         A minimum pension liability loss adjustment of $60 million ($39 million after-tax) was recorded in other comprehensive income in 2002. The minimum pension liability represents the difference between the excess of the accumulated benefit obligation over the plans' assets and the liability reflected in the balance sheet. Further, based on the current assumptions and available information, funding requirements in 2003 related to the pension plans are expected to increase for TXU Energy by $3 million, and pension expense is expected to increase approximately $17 million over the 2002 amounts. The recording of the liability did not affect TXU Energy's financial covenants in any of its credit agreements.

         TXU Energy has historically used, and will continue to use, derivative financial instruments that are highly effective in offsetting future cash flow volatility in interest rates and energy commodity prices. The amounts included in other comprehensive income are expected to be used in the future to offset the impact of rate or price changes on related payments. Amounts in other comprehensive income include (i) the value of cash flow hedges, based on current market conditions and (ii) the value of dedesignated and terminated cash flow hedges at the time of such dedesignation, less amortization, providing the transaction that was hedged is still probable. The effects of the hedge will be recorded in the statement of income as the hedged transactions are actually settled.

         During 2002 and 2001, changes in the fair value of derivatives effective as cash flow hedges reflected losses of $197 million ($128 million after-tax) and gains of $25 million ($16 million after-tax), respectively. Losses in 2002 were evenly divided between decreases of $98 million ($63 million after-tax) in the fair value of interest rate hedges because of lower interest rates and decreases of $99 million ($65 million after-tax) in the fair value of commodity hedges. Gains in 2001 were related to increases in the fair value of commodity hedges.

         During 2002, $21 million ($14 million after-tax) in other comprehensive income gains was recognized in earnings, primarily reflecting commodity hedges.

         See also Note 12 to Financial Statements.

Financial Condition

    Liquidity And Capital Resources

         TXU Energy expects to satisfy its liquidity needs from existing cash balances, cash flows from operations, advances from affiliates, renewal of existing credit facilities, successful remarketing of mandatorily tendered securities, issuance of additional securities and dispositions of non-strategic assets.

         Cash Flows -- Cash flows provided by operating activities for the year ended December 31, 2002 were $1.0 billion compared to $1.2 billion and $670 million for the years ended December 31, 2001 and 2000, respectively. The decrease in cash flows provided by operating activities in 2002 of $142 million, or 12%, reflected a number of factors. The principal driver of the decline was lower cash earnings (net income adjusted for the significant noncash items identified in the statement of cash flows). The net working capital (accounts receivable, accounts payable and inventories) increase of approximately $380 million in 2002 was comparable to 2001. However, this performance reflected higher unbilled accounts receivable of approximately $200 million related to the opening of the Texas market to competition, which reflects the effects of a new ERCOT protocol that allows five days to clear meter-read data through ERCOT, as well as other changes in billing processes. The higher accounts receivable was largely offset by increased accounts payable, reflecting more purchases of power (as opposed to power generated by TXU Energy) and timing of payments. The operating cash flow performance in 2002 was favorably impacted by higher balances due Oncor of approximately $200 million, reflecting the start-up of billing REPs for electric delivery fees, but this change was largely offset by the effect of a return of margin deposits of $227 million in 2001 (in exchange for letters of credit).

         The increase in cash flows in 2001 from 2000 of $506 million was driven by the effect of under-recovered fuel costs, reflecting high gas prices in 2000 that reduced cash flows in 2000 as the gas costs were incurred, but increased cash flows in 2001 as the costs were recovered from customers.

         Cash flows used in financing activities were $407 million, $765 million and $252 million during 2002, 2001 and 2000, respectively. Net issuances, retirements and repurchases of debt securities in 2002 resulted in net cash outflows of $872 million. Advances from affiliates increased $1.2 billion, reflecting the drawdown of credit facilities in the fourth quarter of 2002 by US Holdings, primarily to repay TXU Energy's commercial paper borrowings, and notes payable to banks increased $282 million in 2002. Cash distributions to US Holdings in 2002 were $777 million.

         Cash flows used in investing activities were $44 million, $406 million and $404 million for the years ended December 31, 2002, 2001 and 2000, respectively. Proceeds in 2002 from the sale of the Handley and Mountain Creek power plants in the Dallas-Ft. Worth area were $443 million. Acquisitions in 2002 included $36 million for a cogeneration and wholesale production business in New Jersey. Capital expenditures declined to $274 million in 2002 from $330 million, reflecting the spending in 2001 for computer system development and office facilities in connection with the opening of the Texas market to competition. Nuclear fuel spending of $52 million reflected refuelings at the Comanche Peak nuclear generating plant. Other investing activities in 2002 included terminations of out-of-the-money cash flow hedges, primarily reflecting declines in interest rates.

         Depreciation and amortization expense reported in the statement of cash flows exceeds the amount reported in the statement of income by $64 million. This difference primarily represents the amortization of nuclear fuel, which is reported as cost of energy sold in the statement of income, consistent with industry practice.

         Generation Plant Acquisitions and Dispositions -- In May 2002, TXU Energy acquired a 260 megawatt combined-cycle power generation facility in northwest Texas through a settlement agreement which dismissed a lawsuit previously filed related to the plant and included a nominal cash payment. TXU Energy previously purchased all of the electrical output of this plant under a long-term contract.

         In April 2002, TXU Energy completed the sale of its Handley and Mountain Creek generating plants in the Dallas-Fort Worth area with total plant capacity of 2,334 megawatts for $443 million in cash, including an above-market price tolling agreement with a fair value of $190 million. The tolling agreement provides for TXU Energy to purchase power during the summer months through 2006. A pretax gain on the sale of $146 million, net of the effects of the above-market tolling agreement, was deferred, and is being recognized in other income during summer months over the five-year term of the tolling agreement. Both the value of the tolling agreement and the deferred gain are reported in other liabilities in the balance sheet.

         Future Capital Requirements -- Capital expenditures are estimated at $328 million for 2003, substantially all of which is for maintenance and organic growth of existing operations, and are expected to be funded by cash flows from operations.

         Exchangeable Debt -- In November 2002, TXU Energy issued $750 million of exchangeable subordinated notes. The notes will mature in November 2012, bear interest at the annual rate of 9% and permit the deferral of interest payments. TXU Corp. has granted the holders the right to exchange the notes for TXU Corp. common stock. The notes currently may be exchanged, subject to certain restrictions, at any time for up to approximately 57 million shares of TXU Corp. common stock at an exercise price of $13.1242 per share. The number of shares of TXU Corp. common stock that may be issuable upon the exercise of the exchange right is determined by dividing the principal amount of notes to be exchanged by the exercise price. The exercise price and the number of shares to be issued are subject to anti-dilution adjustments. The proceeds from the issuance of the notes were used for the repayment of two standby credit facilities that expired in November 2002. TXU Energy has recognized a capital contribution from TXU Corp. and a corresponding discount on the notes of $266 million, for the value of the exchange right as TXU Corp. granted an irrevocable right to exchange the notes for shares of TXU Corp. common stock. This discount amount is being amortized to interest expense over the term of the debt. At the time of any exchange of the notes for common stock, the unamortized discount will be proportionately written off as a charge to earnings. (See Note 5 to Financial Statements.)

         The exchangeable notes are subordinated in bankruptcy to all other TXU Energy obligations. TXU Energy has the right until May 2003 to require the holders of the notes to exchange their interest in the notes for a preferred equity interest in TXU Energy with economic and other terms substantially identical to the notes.

         Capitalization -- The ratio of TXU Energy's long-term debt (less amounts due currently) to long-term debt (less amounts due currently) plus member interests at December 31, 2002 was 35.8%. Long-term debt includes TXU Energy's $750 million exchangeable subordinated notes (net of unamortized discount balance of $264 million). Member interests include $266 million of original non-cash capital contribution related to the issuance of such notes.

         US Debt Restructuring -- During the fourth quarter of 2001, US Holdings restructured its debt in connection with its plan for compliance with the 1999 Restructuring Legislation. As a result of the debt restructuring and refinancings, TXU Energy recorded a loss on extinguishment of debt of $149 million in other deductions ($97 million after-tax). (See Notes 1, 9 and 13 to Financial Statements).

         Long-Term Debt -- During the year ended December 31, 2002, TXU Energy issued, redeemed, reacquired or made scheduled principal payments on long-term debt as follows:

                                                     Issuances   Retirements

    Exchangeable subordinated notes................  $    750    $      -
    Pollution control revenue bonds................        61          61
    Floating rate debentures.......................         -       1,500
    Other long-term debt...........................         -         122
                                                     --------    --------
      Total........................................  $    811    $  1,683
                                                     ========    ========

         See Note 5 to Financial Statements for further detail of debt issuance and retirements.

         In April 2002, US Holdings, TXU Energy and Oncor entered into the joint $1.0 billion 364-day revolving credit facility with a group of banks that terminates in April 2003, but borrowings outstanding at that time can be extended for one year. This facility is used for working capital and general corporate purposes. Up to $1.0 billion of letters of credit may be issued under the facility. In October 2002, TXU Energy borrowed approximately $282 million and US Holdings borrowed approximately $596 million in cash against this credit facility, the total of which represented the remaining availability after $122 million was used to support outstanding letters of credit. As of December 31, 2002, the facility was fully drawn and TXU Energy's portion of the outstanding borrowings, approximately $282 million, is reflected in Notes Payable - Banks on the balance sheet

         US Holdings has a $1.4 billion five-year revolving credit facility that terminates in February 2005. In October 2002, US Holdings borrowed $939 million in cash against the remaining availability of this facility. A portion of the proceeds of this borrowing were used to make advances to affiliates, including TXU Energy.

         Funds borrowed under the 364-day revolving credit facility by TXU Energy, short-term advances from affiliates and other available cash, were used by TXU Energy to repay outstanding commercial paper upon maturity. Excess cash of approximately $600 million at December 31, 2002, has been invested in liquid short-term marketable securities earning current market rates. These funds will be used to repay debt as it matures and meet other working capital requirements until such time as the commercial paper market becomes more accessible to TXU Energy.

         TXU Energy is also provided short-term financing by TXU Corp. and its affiliated companies. TXU Energy had short-term advances from affiliates of $1.3 billion and $250 million outstanding as of December 31, 2002 and December 31, 2001, respectively. The weighted average interest rate on short-term borrowings at December 31, 2002 was 2.328%.

         Sale of Receivables -- Certain subsidiaries of TXU Corp. sell customer accounts receivable to TXU Receivables Company, a wholly-owned bankruptcy remote subsidiary of TXU Corp., which sells undivided interests in accounts receivable it purchases to financial institutions. As of December 31, 2002, the facility includes TXU Energy (through certain subsidiaries), Oncor and TXU Gas as qualified originators of accounts receivable under the program. TXU Receivables Company may sell up to an aggregate of $600 million in undivided interests in the receivables purchased from the originators under the program. As of December 31, 2002, TXU Energy had sold $1,091 million face amount of receivables to TXU Receivables Company under the program in exchange for cash of $352 million and $711 million in subordinated notes, with $28 million of losses on sales for the year ended December 31, 2002 that principally represent the interest costs on the underlying financing. These losses approximated 5% of the cash proceeds from the sale of undivided interests in accounts receivable on an annualized basis. Funding under the program decreased from $547 million at September 30, 2002, to $352 million at December 31, 2002, primarily due to billing and collection delays arising from new systems and processes in TXU Energy and ERCOT for clearing customer switching and billing data, as well as seasonality of the business.

         Upon termination, cash flows to the originators would be delayed as collections of sold receivables were used by TXU Receivables Company to repurchase the undivided interests of the financial institutions instead of purchasing new receivables. The level of cash flows would normalize in approximately 16 to 31 days. TXU Business Services, a subsidiary of TXU Corp., services the purchased receivables and is paid a market based servicing fee by TXU Receivables Company. The subordinated notes receivable from TXU Receivables Company represent TXU Energy's retained interests in the transferred receivables and are recorded at book value, net of allowances for bad debts, which approximates fair value due to the short-term nature of the subordinated notes, and are included in accounts receivable in the consolidated balance sheet.

         In October 2002, the program was amended to extend the program to July 2003, to provide for reserve requirement adjustments as the quality of the portfolio changes and to provide for adjustments to reduce receivables in the program by the related amounts of customer deposits held by originators. In February 2003, the program was further amended to allow receivables 31-90 days past due into the program. (See also discussion below under Contingencies Related to the Receivables Program.)

    Credit Ratings of TXU Corp., US Holdings and TXU Energy

         The current credit ratings for TXU Corp., US Holdings and TXU Energy are presented below:

                               TXU Corp.         US Holdings       TXU Energy
                               ---------         -----------       ----------
                                (Senior            (Senior           (Senior
                               Unsecured)        Unsecured)         Unsecured)

S&P   .................          BBB-                BBB-               BBB
Moody's................          Ba1                 Baa3               Baa2
Fitch .................          BBB-                BBB-               BBB


         Moody's currently maintains a negative outlook for TXU Corp. and a stable outlook for US Holdings and TXU Energy. Fitch currently maintains a stable outlook for TXU Corp., US Holdings and TXU Energy. S&P currently maintains a negative outlook for TXU Corp., US Holdings and TXU Energy.

         These ratings are investment grade, except for Moody's rating of TXU Corp.'s senior unsecured debts, which is one notch below investment grade.

         A rating reflects only the view of a rating agency and it is not a recommendation to buy, sell or hold securities. Any rating can be revised upward or downward at any time by a rating agency if such rating agency decides that circumstances warrant such a change.

         Financial Covenants, Credit Rating Provisions and Cross Default Provisions -- The terms of certain financing arrangements of US Holdings, TXU Energy and Oncor contain financial covenants that require maintenance of specified fixed charge coverage ratios, shareholders' equity to total capitalization ratios and leverage ratios and/or contain minimum net worth covenants. TXU Energy's exchangeable subordinated notes also limit its incurrence of additional indebtedness unless a leverage ratio and interest coverage test are met on a pro forma basis. As of December 31, 2002, US Holdings, TXU Energy and Oncor were in compliance with all such applicable covenants.

         Certain financing and other arrangements of TXU Corp. and its US subsidiaries contain provisions that are specifically affected by changes in credit ratings and also include cross default provisions. The material provisions are described below:

         Credit Rating Provisions
         ------------------------

         TXU Energy has provided a guarantee of the obligations under TXU Corp.'s lease (approximately $140 million at December 31, 2002) for its headquarters building. In the event of a downgrade of TXU Energy's credit rating to below investment grade, a letter of credit would be required to be provided within 30 days of any such ratings decline.

         TXU Energy has entered into certain commodity contracts and lease arrangements that in some instances give the other party the right, but not the obligation, to request TXU Energy to post collateral in the event that its credit rating falls below investment grade.

         Based on its current commodity contract positions, if TXU Energy were downgraded below investment grade by any specified rating agency, counterparties would have the option to request TXU Energy to post additional collateral of approximately $150 million.

         In addition, TXU Energy has a number of other contractual arrangements where the counterparties would have the right to request TXU Energy to post collateral if its credit rating was downgraded below investment grade by any specified rating agency. The amount TXU Energy would post under these transactions depends in part, on the value of the contract at that time. Based on current market conditions, the maximum TXU Energy would post for these transactions is $246 million. Of this amount $190 million relates to an arrangement that would require TXU Energy to be downgraded to below investment grade by all three rating agencies before collateral would be required to be posted.

         TXU Energy is also the obligor on leases, which total $167 million. Under the terms of those leases, if TXU Energy's credit rating was downgraded to below investment grade by any specified rating agency, TXU Energy could be required to sell the assets, assign the leases to a new obligor which is investment grade, post a letter of credit or defease the leases.

         ERCOT also has rules in place to assure adequate credit worthiness for parties that schedule power on the ERCOT System. Under those rules, if TXU Energy's credit rating was downgraded below investment grade by any specified rating agency, TXU Energy could be required to post collateral of approximately $31 million.

         Under the accounts receivable program, all originators (currently TXU Energy through certain subsidiaries, Oncor and TXU Gas), are required to maintain a `BBB-' (S&P) and a `Baa3' (Moody's) rating (or supply a parent guarantee with a similar rating). A downgrade below the required ratings for an originator would prevent that originator from selling its accounts receivable under the program. If all originators are downgraded so that there are no eligible originators, the facility would terminate. Upon termination, cash flows to the originators would be delayed as collections of sold receivables were used to repurchase the undivided interests of the financial institutions instead of purchasing new receivables. The level of cash flows would normalize in approximately 16 to 31 days.

         Other agreements of US Holdings and TXU Energy, including the credit facilities discussed above, contain terms pursuant to which the interest rates charged under the agreements may be adjusted depending on the credit ratings of US Holdings or TXU Energy.

         Cross Default Provisions
         ------------------------

         Certain financing arrangements of TXU Corp. and its subsidiaries contain provisions that would result in an event of default under these arrangements if there is a failure under other financing arrangements to meet payment terms or to observe other covenants that would result in an acceleration of payments due. Such provisions are referred to as "cross default" provisions. Most agreements have a cure period of up to 30 days from the occurrence of the specified event during which the company is allowed to rectify or correct the situation before it becomes an event of default.

         A default by US Holdings or any subsidiary thereof on financing arrangements of $50 million or more would result in a cross-default under the $1.0 billion joint US Holdings/TXU Energy/Oncor 364-Day revolving credit facility, the $1.4 billion US Holdings five-year revolving credit facility and the $103 million TXU Mining Company LP senior notes (which have a $1 million threshold). Under the joint US Holdings/TXU Energy/Oncor $1.0 billion 364-Day revolving credit facility, a default by TXU Energy or any subsidiary thereof would cause the maturity of outstanding balances under such facility to be accelerated as to TXU Energy and US Holdings, but not as to Oncor. Also, under this credit facility, a default by Oncor or any subsidiary thereof would cause the maturity of outstanding balances to be accelerated under such facility as to Oncor and US Holdings, but not as to TXU Energy. Further, under this credit facility, a default by US Holdings would cause the maturity of outstanding balances under such facility to be accelerated as to US Holdings, but not as to Oncor or TXU Energy.

         The accounts receivable program, described above, contains a cross default provision with a threshold of $50 million applicable to each of the originators under the program. TXU Receivables Company, a wholly-owned bankruptcy remote subsidiary of TXU Corp. which sells undivided interests in accounts receivable it purchases to financial institutions, and TXU Business Services Company, a subsidiary of TXU Corp. which services the purchased receivables, each have a cross default threshold of $50 thousand. If either an originator, TXU Business Services Company or TXU Receivables Company defaults on indebtedness of the applicable threshold, the facility could terminate.

         TXU Energy, as the lessee, has certain mining and equipment leasing arrangements aggregating $226 million that would terminate upon the default on any other obligations of TXU Energy owed to the lessor. In the event of a default by TXU Mining Company LP, a subsidiary of TXU Energy, on indebtedness in excess of $1 million, a cross default would result under the $31 million TXU Mining Company LP leveraged lease and the lease would terminate.

         TXU Energy enters into energy-related contracts, the master forms of which contain provisions whereby an event of default would occur if TXU Energy were to default under an obligation in respect of borrowings in excess of thresholds stated in the contracts, which thresholds vary.

         US Holdings, TXU Energy and Oncor have other arrangements, including interest rate and currency swap agreements and leases with cross default provisions, the triggering of which would not result in a significant effect on liquidity.

         Long-term Contractual Obligations and Commitments -- The following table summarizes the contractual cash obligations of TXU Energy for each of the periods presented (see Note 10 to Financial Statements for additional disclosures regarding terms of these obligations.)

                                                                 Payment Due
                                      -------------------------------------------------------------------
Contractual  Cash Obligations           2003       2004       2005       2006       2007     Thereafter
------------------------------------    ----       ----       ----       ----       ----     ----------
Long - term debt....................    $    72    $     -    $    30    $     -    $     -    $ 2,603
Capital lease obligations ..........          1          1          2          2          2          6
Operating leases ...................         65         65         69         65         69        513
Capacity payments-electricity
  contracts ........................        315        163        146        117         17          -
Coal contracts .....................         94         78         23         18          -          -
Pipeline transportation and storage
  reservation fees..................         14          6          6          6          4          6
                                        -------    -------    -------    -------    -------    -------
Total contractual cash obligations..    $   561    $   313    $   276    $   208    $    92    $ 3,128
                                        =======    =======    =======    =======    =======    =======

         TXU Energy is the lessee under various operating leases that under their terms obligate the lessees to guaranty the residual values of the leased facilities. At December 31, 2002, the aggregate maximum amount of residual values guaranteed by TXU Energy is approximately $299 million with an estimated residual recovery of approximately $222 million. The average life of the lease portfolio is approximately nine years.

         TXU Energy Solutions, a subsidiary of TXU Energy, has guaranteed that certain customers will realize specified annual savings resulting from energy management services provided by TXU Energy Solutions. In aggregate, the average annual savings has exceeded the annual savings guaranteed. The maximum potential annual payout is approximately $4.3 million and a maximum total potential payout of approximately $18.6 million. The average remaining tenor of the portfolio is approximately 5 years.

         TXU Energy has entered into various agreements that require letters of credit for financial assurance purposes. Approximately $522.6 million of letters of credit are outstanding to support existing floating rate pollution control revenue bond financings on existing debt of approximately $433 million. The letters of credit are available to fund the payment of such debt obligations. These letters of credit have expiration dates in 2003; however, TXU Energy intends to provide from either existing or new facilities for the extension, renewal or substitution of these letters of credit to the extent required for such floating rate debt or their remarketing as fixed rate debt.

         TXU Energy has provided for the posting of letters of credit in the amount of $183.4 million to support portfolio management margining requirements of subsidiaries in the normal course of business. As of December 31, 2002, approximately 82% of the obligations supported by these letters of credit mature within 1 year and substantially all of the remainder mature in the second year.

         US Holdings has entered into contracts with public agencies to purchase cooling water for use in the generation of electric energy and has agreed, in effect, to guarantee the principal, $16 million at December 31, 2002, and interest on bonds issued by the agencies to finance the reservoirs from which the water is supplied. The bonds mature at various dates through 2011 and have interest rates ranging from 5.5% to 7% per annum. US Holdings is required to make periodic payments equal to such principal and interest, including amounts assumed by a third party and reimbursed to US Holdings, of $4 million for 2003, $7 million for 2004 and $1 million for 2005 and 2006. In addition, US Holdings is obligated to pay certain variable costs of operating and maintaining the reservoirs. US Holdings has assigned to a municipality all contract rights and obligations of US Holdings in connection with $19 million remaining principal amount of bonds at December 31, 2002, issued for similar purposes which had previously been guaranteed by US Holdings. US Holdings is, however, contingently liable in the unlikely event of a default by the municipality. TXU Energy is entitled to the benefits of these contracts and has agreed to indemnify US Holdings for obligations under these contracts.

         Contingencies Related to Receivables Program -- Although TXU Receivables Company expects to be able to pay its subordinated notes from the collections of purchased receivables, these notes are subordinated to the undivided interests of the financial institutions in those receivables, and collections might not be sufficient to pay the subordinated notes. The program may be terminated if either of the following events occurs:

        o the credit rating for the long-term senior debt securities of both any originator and its parent guarantor, if any, declines below BBB- by S&P or Baa3 by Moody's; or

        o the delinquency ratio (delinquent for 31 days) for the sold receivables, the default ratio (delinquent for 91 days or deemed uncollectible), the dilution ratio (reductions for discounts, disputes and other allowances), or the days collection outstanding ratio exceeds stated thresholds.

         The delinquency and dilution ratios exceeded the relevant thresholds at various times during 2002 and in January 2003, but waivers were granted. These ratios were affected by issues related to the transition to deregulation. Certain billing and collection delays arose due to implementation of new systems and processes within TXU Energy and ERCOT for clearing customer switching and billing data. The resolution of these issues as well as the implementation of new POLR rules by the Commission (see Note 9 to Financial Statements) are expected to bring the ratios in consistent compliance with the program.

Quantitative and Qualitative Disclosure About Market Risk

         Market risk is the risk that TXU Energy may experience a loss in value as a result of changes in market conditions such as commodity prices or interest rates, which TXU Energy is exposed to in the ordinary course of business. TXU Energy's exposure to market risk is affected by a number of factors, including the size, duration and composition of its energy and financial portfolio, as well as volatility and liquidity of markets. TXU Energy enters into financial instruments, including cash flow hedges to manage interest rate risks related to its indebtedness, as well as exchange traded, over-the-counter contracts and other contractual commitments to manage commodity price risk in its portfolio management activities.

Risk Oversight

         TXU Energy's portfolio management operations manage the market, credit and operational risk of the unregulated energy business within limitations established by senior management and in accordance with TXU Corp.'s overall risk management policies. Market risks are monitored daily by risk management groups that operate and report independently of the portfolio management operations, utilizing industry accepted practices and analytical methodologies. These techniques measure the risk and change in value of the portfolio of contracts and the hypothetical effect on this value from changes in market conditions and include, but are not limited to, Value at Risk (VaR) methodologies.

         TXU Corp. has a corporate risk management organization that is headed by a chief risk officer. The chief risk officer, through his designees, enforces the VaR limits by region, including the respective policies and procedures to ensure compliance with such limits and evaluates the risks inherent in the various businesses of TXU Corp. and their associated transactions. Key risk control activities include, but are not limited to, credit review and approval, operational and market risk measurement, validation of transactions, portfolio valuation and daily portfolio reporting, including mark-to-market valuation, VaR and other risk measurement metrics.

Commodity Price Risk

         TXU Energy is subject to the inherent risks of market fluctuations in the price of electricity, natural gas and other energy-related products marketed and purchased. Through its portfolio management operations, TXU Energy actively manages its portfolio of owned generation, fuel supply and retail load to mitigate the impacts of these risks on its results of operations.

         In managing energy price risk, TXU Energy enters into short and long term physical contracts, financial contracts that are traded on exchanges and "over-the-counter", and bilateral contracts with customers. Speculative trading activities represent a small fraction of the portfolio management process. The portfolio management operation continuously monitors the valuation of identified risks and adjusts the portfolio based on current market conditions. Valuation adjustments or reserves are established in recognition that certain risks exist until full delivery of energy has occurred, counterparties have fulfilled their financial commitments and related financial instruments have either matured or are closed out.

         VaR Methodology -- A VaR methodology is used to measure the amount of current and prospective risk that exists within a portfolio under a variety of market conditions. The VaR process produces an estimate of a portfolio's potential for loss given a specified confidence level and considers among other things, market movements utilizing standard statistical techniques given historical and projected market prices and volatilities. Stress testing of market variables is also conducted to simulate and address abnormal market conditions.

         The use of this method requires a number of key assumptions, such as use of (i) an assumed confidence level; (ii) an assumed holding period (i.e., the time necessary for management action, such as to liquidate positions); and
(iii) historical estimates of volatility and correlation data.

         VaR for Energy Contracts Subject to Mark-to-Market Accounting -- This measurement estimates the maximum potential loss in value, due to price risk, of all energy-related contracts subject to mark-to-market accounting, based on a specific confidence level and an assumed holding period. Assumptions in determining this VaR include using a 95% confidence level and a five-day holding period. A probabilistic simulation methodology is used to calculate VaR, and is considered by management to be the most effective way to estimate changes in a portfolio's value based on assumed market conditions for liquid markets.

                                                      2002        2001 (a)
                                                      ----        ----
                                                     (Millions of dollars)

       Year- end  VaR............................ $     23.2     $     38.7

       Average VaR............................... $     38.0            -

(a) Comparable information on an average VaR basis is not available for the full year of 2001 because during part of 2001, VaR was calculated using different assumptions than in 2002 and an average VaR for 2001 would therefore not be comparable.

         Portfolio VaR -- Represents the estimated maximum potential loss in value, due to price risk, of the entire energy portfolio, including owned assets and all contractual positions (the portfolio assets). Assumptions in determining this VaR include using a 95% confidence level and a five-day holding period and includes both mark-to-market and accrual positions expiring over the next ten years.

                                                       2002        2001 (a)
                                                       ----        --------
                                                      (Millions of dollars)

       Year-end Portfolio VaR.....................  $    143.5            -

(a) Prior to deregulation in Texas, which became effective January 1, 2002, the portfolio assets included in the Portfolio VaR were regulated assets and not subject to market risk. As a result, there is no Portfolio VaR at year-end 2001 and no average Portfolio VaR for either 2001 or 2002.

         Other Risk Measures -- The metrics appearing below provide information regarding the effect of energy price risk on earnings and cash flow.

         Earnings at Risk (EaR) -- EaR measures the estimated maximum short-fall in fiscal year projected margin (revenues less cost of energy sold), due to price risk. EaR metrics include the portfolio assets except for accrual positions expected to be settled beyond the fiscal year. Assumptions include using a 95% confidence level over a five-day holding period under normal market conditions. As of December 31, 2002, the EaR for TXU Energy was $27.7 million. As this measure is stated on the last business day of 2002, it represents the EaR measure for fiscal year 2003.

         Cash Flow at Risk (CFaR) -- CFaR measures the estimated maximum short-fall of projected cash flow over the next six months, due to price risk. CFaR metrics include all portfolio positions that impact cash flow during the next six months. Assumptions include using a 99% confidence level over a 125 day holding period under normal market conditions. As of December 31, 2002, the CFaR, based on a contract settlement period of six months, was $177.5 million.

    Interest Rate Risk

         The table below provides information concerning TXU Energy's financial instruments as of December 31, 2002 and 2001 that are sensitive to changes in interest rates. The weighted average rate is based on the rate in effect at the reporting date. Capital leases and the effects of unamortized premiums and discounts and fair value hedges on long-term debt are excluded from the table. See Note 5 to Financial Statements for a discussion of changes in debt obligations.

                                          Expected Maturity Date
                             -------------------------------------------------
                                  (Million of Dollars, Except Percentages)
                                                                                           2002               2001
                                                                      There-    2002       Fair      2001     Fair
                              2003     2004    2005     2006   2007    After    Total      Value     Total    Value
                              ----     ----    ----     ----   ----    -----    -----      -----     -----    -----
Long-term debt
(including current
maturities)
  Fixed rate  (a)            $   72   $    -  $   30   $    -  $   -  $2,170   $2,272     $2,230    $1,646   $1,651
    Average interest rate     7.00%        -   6.88%        -      -   6.46%    6.48%          -          -        -
  Variable rate                   -        -       -        -      -  $  433   $  433     $  432    $1,932   $1,932
    Average interest rate         -        -       -        -      -   1.46%     1.46%         -          -        -


(a) Reflects the maturity date and not the remarketing date for certain debt which is subject to mandatory tender for remarketing prior to maturity. See
     Note 5 to Financial Statements for details concerning long-term debt subject to mandatory tender for remarketing.

         Credit Risk -- Credit risk relates to the risk of loss that TXU Energy may incur as a result of non-performance by counterparties. TXU Energy maintains credit risk policies with regard to its counterparties to minimize overall credit risk. These policies require an evaluation of a potential counterparty's financial condition, credit ratings, and other quantitative and qualitative credit criteria and specify authorized risk mitigation tools, including but not limited to use of standardized agreements that allow for netting of positive and negative exposures associated with a single counterparty. TXU Energy has standardized documented processes for monitoring and managing its credit exposure, including methodologies to analyze counterparties' financial strength, measurement of current and potential future credit exposures and standardized contract language that provides rights for netting and set-off. Credit enhancements such as parental guarantees, letters of credit, surety bonds and margin deposits are also utilized. Additionally, individual counterparties and credit portfolios are managed to preset limits and stress tested to assess potential credit exposure. This evaluation results in establishing credit limits or collateral requirements prior to entering into an agreement with a counterparty that creates credit exposure to TXU Energy. Additionally, TXU Energy has established controls to determine and monitor the appropriateness of these limits on an ongoing basis. Any prospective material adverse change in the financial condition of a counterparty or downgrade of its credit quality will result in the reassessment of the credit limit with that counterparty. This process can result in the subsequent reduction of the credit limit or a request for additional financial assurances.

    Concentration of Credit Risk

         TXU Energy's gross exposure to credit risk represents trade accounts receivable, commodity contract assets and derivative assets (See Note 13 to Financial Statements).

         A large share of gross assets subject to credit risk represent accounts receivable from the retail sale of electricity and gas to residential and small commercial customers. The risk of material loss from non-performance from these customers is unlikely based upon historical experience. Reserves for uncollectible accounts receivable are established for the potential loss from non-payment by these customers based on historical experience and market or operational conditions. The restructuring of the electric industry in Texas effective January 1, 2002 increases the risk profile of TXU Energy in relation to these customers; however, TXU Energy has the ability to take actions to mitigate such customer risk, particularly with the change in the POLR rules (see
Note 9 to Financial Statements).

         Most of the remaining trade accounts receivable are with large C&I customers. TXU Energy's wholesale commodity contract counterparties include major energy companies, financial institutions, gas and electric utilities, independent power producers, oil and gas producers and energy trading companies.

         The following table presents the distribution of credit exposure as of December 31, 2002 for commodity contract assets, derivative assets and trade accounts receivable from large C&I customers, by investment and noninvestment grade, credit quality and maturity.

                                                                             Exposure by Maturity
                                                                     -------------------------------------
                                Exposure
                                 before                                                  Greater
                                 Credit       Credit        Net      Less than   2-5      than 5
                               Collateral   Collateral   Exposure     2 years    years     years    Total
                               ----------   ----------   --------    ---------  ------   -------   ------
Investment grade              $      821   $       (4)  $      817  $      763  $    50  $     4   $   817
Noninvestment grade                  518         (151)         367         346       21        -       367
                              ----------   ----------   ----------  ----------  -------  -------   -------
      Totals                  $    1,339   $     (155)  $    1,184  $    1,109  $    71  $     4   $ 1,184
                              ==========   ==========   ==========  ==========  =======  =======   =======
Investment grade                     61%           3%          69%           -        -        -         -
Noninvestment grade                  39%          97%          31%           -        -        -         -

         The exposure to credit risk from these customers and counterparties, excluding credit collateral, as of December 31, 2002, is $1.3 billion net of standardized master netting contracts and agreements which provide the right of offset of positive and negative credit exposures with individual customers and counterparties. When considering collateral currently held by TXU Energy (cash, letters of credit and other security interests), the net credit exposure is $1.2 billion. Of this amount, approximately 69% of the associated exposure is with investment grade customers and counterparties, as determined using publicly available information including major rating agencies' published ratings and TXU Energy's internal credit evaluation process. Those customers and counterparties without an S&P rating of at least BBB- or similar rating from another major rating agency, are rated using internal credit methodologies and credit scoring models to estimate an S&P equivalent rating. TXU Energy routinely monitors and manages its exposure to credit risk to these customers and counterparties on this basis.

         TXU Energy had no exposure to any one customer or counterparty greater than 10% of the net exposure of $1.2 billion at December 31, 2002. Additionally, approximately 93% of the credit exposure, net of collateral held, has a maturity date of less than two years. TXU Energy does not anticipate any material adverse effect on its financial position or results of operations as a result of non-performance by any customer or counterparty.

Regulation and Rates

         Restructuring Legislation -- See Note 9 to Financial Statements for a description of the significant provisions of the legislation passed by the Texas Legislature regarding the restructuring of the Texas electricity market to provide for a transition to competition. The opening of the Texas market to competition was effective January 1, 2002.

         Under Commission rules, affiliated REPs of utilities are allowed to petition the Commission for an increase in the fuel factor component of their price-to-beat rates if the average price of natural gas futures increases more than 4% from the level used to set the previous price-to-beat fuel factor rate. On August 23, 2002, the Commission approved TXU Energy's request to increase the fuel factor component of its price-to-beat rates. The fuel factor increase went into effect for the billing cycle that began on August 26, 2002. As a result, average monthly residential bills rose approximately 5%.

         On January 24, 2003, TXU Energy filed a request with the Commission to increase the fuel factor component of its price-to-beat rates based upon significant increases in the market price of natural gas. If approved, this request would increase the average monthly residential bill by approximately 12%. The Commission has 45 days to act on the request.

         Through calendar year 2002, TXU Energy was the POLR for residential and small non-residential customers in those areas of ERCOT where customer choice was available outside its incumbent service areas, and was the POLR for large non-residential customers in its incumbent service area. TXU Energy's POLR contract expired on December 31, 2002. However, in August 2002, the Commission adopted new rules that significantly changed POLR service. Under the new POLR rules, instead of being transferred to the POLR, residential and small non-residential customers served by affiliated REPs are subject to disconnection. Non-paying residential and small non-residential customers served by non-affiliated REPs are transferred to the affiliated REP. Non-paying large non-residential customers can be disconnected by any REP if the customer's contract does not preclude it. Thus, within the new POLR framework, the POLR provides electric service only to customers who request POLR service, whose selected REP goes out of business, or who are transferred to the POLR by other REPs for reasons other than non-payment. No later than October 1, 2004, the Commission must decide whether all REPs should be permitted to disconnect all non-paying customers. The new POLR rules are expected to result in reduced bad debt expense beginning in 2003.

         Through a competitive bid process, the Commission selected a POLR to serve for a two-year term beginning January 1, 2003, for several areas within Texas. In areas for which no bids were submitted, the Commission selected the POLR by lottery. TXU Energy did not bid to be POLR, but was designated POLR through lottery for small business and residential customers in certain West Texas service areas and for small business customers in the Houston service area.

         Summary -- Although TXU Energy cannot predict future regulatory or legislative actions or any changes in economic and securities market conditions, no changes are expected in trends or commitments, other than those discussed in this report, which might significantly alter its basic financial position, results of operations or cash flows.

Risk Factors That May Affect Future Results

         The following risk factors are being presented in consideration of industry practice with respect to disclosure of such information in filings under the Securities Exchange Act of 1934, as amended.

         Some important factors, in addition to others specifically addressed in this MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, that could have a material impact on TXU Energy's operations and financial results, and could cause TXU Energy's actual results or outcomes to differ materially from those discussed in the forward-looking statements contained herein, include:

         The competitive electric market in Texas is new. TXU Energy, the Commission, ERCOT and other market participants have limited operating history under the market framework created by the 1999 Restructuring Legislation. ERCOT is the independent system operator that is responsible for maintaining reliable operations of the bulk electric power supply system in the ERCOT region. Its responsibilities include ensuring that information relating to a customer's choice of REP is conveyed in a timely manner to anyone needing the information. Some operational difficulties were encountered in the pilot program conducted in 2001 and are currently being experienced. Problems in the flow of information between ERCOT, the T&D utilities and the REPs have resulted in delays in switching customers from one REP to another and delays in billings to and payments from customers. While the flow of information is improving, operational problems in the new system and processes are still being worked out. If these issues are not effectively addressed in a timely manner, TXU Energy's financial results could be adversely affected.

         Existing laws and regulations governing the market structure in Texas, including the provisions of the 1999 Restructuring Legislation, could be reconsidered, revised or reinterpreted, or new laws or regulations could be adopted. Any changes to such laws or regulations could have a detrimental effect on TXU Energy's business.

         TXU Energy's businesses operate in changing market environments influenced by various legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the energy industry, including deregulation of the production and sale of electricity. TXU Energy will need to adapt to these changes and may face increasing competitive pressure.

         TXU Energy is subject to changes in laws or regulations, including the Federal Power Act, as amended, the Public Utility Regulatory Policies Act of 1978, as amended, and the Public Utility Holding Company Act of 1935, as amended, changing governmental policies and regulatory actions, including those of the Commission, the NRC and the FERC, with respect to matters including, but not limited to, implementation of the Settlement Plan, operation of nuclear power facilities, operation and construction of other power generation facilities, decommissioning costs, and present or prospective wholesale and retail competition. Changes in regulations or imposition of additional regulation may have an adverse impact on TXU Energy's results of operations.

         TXU Energy is subject to the effects of new, or changes in, income tax rates or policies and increases in taxes related to property, plant and equipment and gross receipts and other taxes. Further, TXU Energy is subject to audit and reversal of its tax positions by the Internal Revenue Service and state taxing authorities.

         TXU Energy is not guaranteed any rate of return on its capital investments through mandated rates. TXU Energy markets and trades power, including from its own power production facilities, as part of its wholesale energy sales business and portfolio management operation. TXU Energy's expenses, revenues and results of operations are likely to depend, in large part, upon prevailing retail rates, which are set, in part, by regulatory authorities, and market prices for electricity, gas and coal in its regional markets and other competitive markets. Market prices may fluctuate substantially over relatively short periods of time. Demand for electricity can fluctuate dramatically, creating periods of substantial under- or over-supply. During periods of over-supply, prices might be depressed. Also, at times there may be political pressure, or pressure from regulatory authorities with jurisdiction over wholesale and retail energy commodity and transportation rates, to impose price limitations, bidding rules and other mechanisms to address volatility and other issues in these markets.

         Some of the fuel for TXU Energy's power production facilities is purchased under short-term contracts or on the spot market. Prices of fuel, including natural gas, may also be volatile, and the price TXU Energy can obtain for power sales may not change at the same rate as changes in fuel costs. In addition, TXU Energy markets and trades natural gas and other energy related commodities, and volatility in these markets may affect TXU Energy's costs incurred in meeting its obligations. These factors could have a material adverse impact on TXU Energy's revenues and results of operations.

         Volatility in market prices for fuel and electricity may result from:

         o  severe or unexpected weather conditions,

         o  seasonality,

         o  changes in electricity usage,

         o the current diminished liquidity in the wholesale power markets as well as any future illiquidity in these or other markets,

         o transmission or transportation constraints, inoperability or inefficiencies,

         o  availability of competitively priced alternative energy sources,

         o  changes in supply and demand for energy commodities,

         o  changes in power production capacity,

         o outages at TXU Energy's power production facilities or those of its competitors,

         o changes in production and storage levels of natural gas, lignite, coal and crude oil and refined products,

         o natural disasters, wars, sabotage, terrorist acts, embargoes and other catastrophic events, and

         o federal, state, local and foreign energy, environmental and other regulation and legislation.

         All but one of TXU Energy's facilities for power production are located in the ERCOT region, a market with limited interconnections to other markets. Electricity prices in the ERCOT region are related to gas prices because gas fired plant is the marginal cost plant unit during the majority of the year in the ERCOT region. Accordingly, the contribution to earnings and the value of TXU Energy's base-load plant is dependent in significant part upon the price of gas. TXU Energy cannot fully hedge the risk associated with dependency on gas because of the expected useful life of TXU Energy's power production assets and the size of its position relative to market liquidity.

         To manage its financial exposure related to commodity price fluctuations, TXU Energy routinely enters into contracts to hedge portions of its purchase and sale commitments, weather positions, fuel requirements and inventories of natural gas, lignite, coal, crude oil and refined products, and other commodities, within established risk management guidelines. As part of this strategy, TXU Energy routinely utilizes fixed-price forward physical purchase and sales contracts, futures, financial swaps and option contracts traded in the over-the-counter markets or on exchanges. However, TXU Energy cannot cover the entire exposure of its assets or its positions to market price volatility, and the coverage will vary over time. To the extent TXU Energy has unhedged positions, fluctuating commodity prices can impact TXU Energy's results of operations and financial position, either favorably or unfavorably. For additional information regarding the accounting treatment for TXU Energy's hedging and portfolio management activities, see Notes 2 and 12 to Financial Statements. For additional information regarding the types of contracts and activities of TXU Energy's wholesale energy sales business and portfolio management operation, see the discussion above under - "Financial Condition, Liquidity and Capital Resources - Qualitative and Quantitative Disclosures about Market Risk."

         Although TXU Energy devotes a considerable amount of management time and effort to the establishment of risk management procedures as well as the ongoing review of the implementation of these procedures, the procedures it has in place may not always be followed or may not always work as planned and cannot eliminate all the risks associated with these activities. As a result of these and other factors, TXU Energy cannot predict with precision the impact that its risk management decisions may have on its businesses, results of operations or financial position. For information regarding TXU Energy's risk management policies, see the discussion above under - "Financial Condition, Liquidity and Capital Resources - Quantitative and Qualitative Disclosures about Market Risk - Risk Oversight."

         In connection with TXU Energy's portfolio management activities, TXU Energy has guaranteed or indemnified the performance of a portion of the obligations of its portfolio management subsidiaries. Some of these guarantees and indemnities are for fixed amounts, others have a fixed maximum amount and others do not specify a maximum amount. The obligations underlying these guarantees and indemnities are recorded on TXU Energy's consolidated balance sheet as both current and non-current commodity contract liabilities. These obligations make up a significant portion of these line items. TXU Energy might not be able to satisfy all of these guarantees and indemnification obligations if they were to come due at the same time.

         TXU Energy's portfolio management activities are exposed to the risk that counterparties which owe TXU Energy money, energy or other commodities as a result of market transactions will not perform their obligations. The likelihood that certain counterparties may fail to perform their obligations has increased due to financial difficulties, brought on by improper or illegal accounting and business practices, affecting some participants in the industry. Some of these financial difficulties have been so severe that certain industry participants have filed for bankruptcy protection or are facing the possibility of doing so. Should the counterparties to these arrangements fail to perform, TXU Energy might be forced to acquire alternative hedging arrangements or honor the underlying commitment at then-current market prices. In such event, TXU Energy might incur losses in addition to amounts, if any, already paid to the counterparties. For information regarding TXU Energy's credit risk, see the discussion above under - "Quantitative and Qualitative Disclosure About Market Risk - Credit Risk" and Note 13 to Financial Statements..

         The current credit ratings for TXU Energy's long-term debt are investment grade. A rating reflects only the view of a rating agency, and it is not a recommendation to buy, sell or hold securities. Any rating can be revised upward or downward at any time by a rating agency if such rating agency decides that circumstances warrant such a change. If S&P, Moody's or Fitch were to downgrade TXU Energy's long-term ratings, particularly below investment grade, TXU Energy's borrowing costs would increase and its potential pool of investors and funding sources would likely decrease, all of which would diminish its financial results.

         Most of TXU Energy's large customers, suppliers and counterparties require sufficient creditworthiness in order to enter into transactions. If TXU Energy's ratings were to decline to below investment grade, TXU Energy's costs to operate its power and gas businesses would increase because counterparties may require TXU Energy to post collateral in the form of cash-related instruments. These increased costs would likely adversely affect TXU Energy's financial results. If counterparties decline to do business with TXU Energy, its business activities may suffer.

         In addition, as discussed elsewhere in this Current Report on Form 8-K, the terms of certain financing and other arrangements of US Holdings and TXU Energy contain provisions that are specifically affected by changes in credit ratings and could require the posting of collateral, the repayment of indebtedness or the payment of other amounts.

         The operation of power production facilities involves many risks, including start up risks, breakdown or failure of equipment and pipelines, lack of sufficient capital to maintain the facilities, the dependence on a specific fuel source or the impact of unusual or adverse weather conditions or other natural events, as well as the risk of performance below expected levels of output or efficiency, the occurrence of any of which could result in lost revenues and/or increased expenses. A significant portion of TXU Energy's facilities was constructed many years ago. Older generating equipment, even if maintained in accordance with good engineering practices, may require significant capital expenditures to keep it operating at peak efficiency. This equipment is also likely to require periodic upgrading and improvement. The increased starting and stopping of plant operations due to the volatility of the competitive market is likely to increase maintenance requirements for certain of TXU Energy's plants. Increased maintenance and capital expenditures, as well as any unexpected failure to produce power, including failure caused by breakdown or forced outage, could materially adversely affect TXU Energy's results of operations and financial condition. Also, the cost of repairing damage to TXU Energy's facilities due to storms, natural disasters, wars, terrorist acts and other catastrophic events, in excess of reserves established for such repairs, would adversely impact TXU Energy's revenues, operating and capital expenses and results of operations. Further, TXU Energy's ability to successfully and timely complete capital improvements to existing facilities or other capital projects is contingent upon many variables and subject to substantial risks. Should any such efforts be unsuccessful, TXU Energy could be subject to additional costs and/or the write-off of its investment in the project or improvement.

         Insurance, warranties or performance guarantees may not cover any or all of the lost revenues or increased expenses, including the cost of replacement power. Likewise, TXU Energy's ability to obtain insurance, and the cost of and coverage provided by such insurance, could be affected by events outside its control.

         The ownership and operation of nuclear facilities, including TXU Energy's ownership and operation of Comanche Peak, involve certain risks. These risks include: mechanical or structural problems; inadequacy or lapses in maintenance protocols; the impairment of reactor operation and safety systems due to human error; the costs of storage, handling and disposal of nuclear materials; limitations on the amounts and types of insurance coverage commercially available; and uncertainties with respect to the technological and financial aspects of decommissioning nuclear facilities at the end of their useful lives. The following are among the more significant of these risks:

          o Operational Risk - Operations at any nuclear power production plant could degrade to the point where the plant would have to be shut down. If this were to happen, the process of identifying and correcting the causes of the operational downgrade to return the plant to operation could require significant time and expense, resulting in both lost revenue and increased fuel and purchased power expense to meet supply commitments. Rather than incurring substantial costs to restart the plant, the plant may be shut down.

          o Regulatory Risk - The NRC may modify, suspend or revoke licenses and impose civil penalties for failure to comply with the Atomic Energy Act, the regulations under it or the terms of the licenses of nuclear facilities. Unless extended, the NRC operating licenses for Comanche Peak Unit 1 and Unit 2 will expire in 2030 and 2033, respectively. Changes in regulations by the NRC that require a substantial increase in capital expenditures or that result in increased operating or decommissioning costs could materially adversely affect TXU Energy's results of operations and financial condition.

          o Nuclear Accident Risk - Although the safety record of Comanche Peak and nuclear reactors generally has been very good, accidents and other unforeseen problems have occurred both in the United States and elsewhere. The consequences of an accident can be severe and include loss of life and property damage. Any resulting liability from a nuclear accident could exceed TXU Energy's resources, including insurance coverage.

         In connection with the unbundling of US Holdings, Oncor acquired regulatory assets (including regulatory assets related to US Holdings' power production business) that are expected to be recovered through rates. In addition, TXU Energy agreed to hold Oncor harmless for generation-related liabilities. TXU Energy is also obligated to hold Oncor harmless from the ongoing tax and other expenses resulting from securitization of generation-related regulatory assets and from any refunding of excess mitigation credits related to TXU Energy's power production assets. As of December 31, 2002, these matters were largely settled and TXU Energy had recorded $607 million of amounts due to Oncor for these purposes. Other unanticipated payments by TXU Energy to Oncor to satisfy the obligation to hold Oncor harmless may have a material adverse impact on TXU Energy's results of operations and financial condition.

         TXU Energy will be required to make payments (retail clawback) to Oncor beginning in early 2004 unless the Commission determines that, on or prior to January 1, 2004, 40% or more of the amount of electric power that was consumed in 2000 by residential or small commercial customers, as applicable, within the historical service territories of US Holdings and TXU SESCO is committed to be served by REPs other than TXU Energy. Under the Settlement, if the 40% test is not met and a payment is required, the amount of these payments would be $90 multiplied by the number of residential or small commercial customers, as the case may be, that TXU Energy serves on January 1, 2004 in the historical service territories of US Holdings and TXU SESCO, as the case may be, less the number of new retail electric customers TXU Energy serves in other areas of Texas. As of December 31, 2002, TXU Energy had approximately 2.7 million residential and small commercial customers in the historical service territories of US Holdings and TXU SESCO. Based on assumptions and estimates regarding the number of customers expected in and out of territory, TXU Energy recorded an accrual for retail clawback in 2002 of $185 million ($120 million after-tax). This accrual is subject to adjustment as the actual measurement date approaches.

         TXU Energy's power production business is subject to extensive environmental regulation by federal, state and local authorities. In operating its facilities, TXU Energy is required to comply with numerous environmental laws and regulations, and to obtain numerous governmental permits. TXU Energy may incur significant additional costs to comply with these requirements. If TXU Energy fails to comply with these requirements, it could be subject to civil or criminal liability and fines. Existing environmental regulations could be revised or reinterpreted, new laws and regulations could be adopted or become applicable to TXU Energy or its facilities, and future changes in environmental laws and regulations could occur, including potential regulatory and enforcement developments related to air emissions. If any of these events occur, TXU Energy's results of operations and financial condition could be materially adversely affected.

         TXU Energy may not be able to obtain or maintain all required environmental regulatory approvals. If there is a delay in obtaining any required environmental regulatory approvals or if TXU Energy fails to obtain, maintain or comply with any such approval, the operation of its facilities could be stopped or become subject to additional costs. Further, at some of TXU Energy's older facilities it may be uneconomical for TXU Energy to install the necessary equipment, which may cause TXU Energy to shut down those power production units.

         In addition, TXU Energy may be responsible for any on-site liabilities associated with the environmental condition of its power production facilities and natural gas assets that it has acquired or developed, regardless of when the liabilities arose and whether they are known or unknown. In connection with certain acquisitions and sales of assets, TXU Energy may obtain, or be required to provide, indemnification against certain environmental liabilities. The incurrence of a material liability, or the failure of the other party to meet its indemnification obligations to TXU Energy, could have a material adverse effect on TXU Energy's results of operations and financial condition.

         On January 1, 2002, most retail customers in Texas of investor-owned utilities, and those of any municipal utility and electric cooperative that opted to participate in the competitive marketplace, became able to choose their REP. On January 1, 2002, TXU Energy began to provide retail electric services to all customers of US Holdings who did not take action to select another REP.

         TXU Energy will not be permitted to offer electricity to residential and small commercial customers in US Holdings' historical service territory at a price other than the price-to-beat rate until January 1, 2005, unless before that date the Commission determines that 40% or more of the amount of electric power consumed by each respective class of customers in that area is committed to be served by REPs other than TXU Energy. Because TXU Energy will not be able to compete for residential and small commercial customers on the basis of price in the historical service territory of US Holdings, TXU Energy could lose a significant number of these customers to other providers. In addition, at times, during this period, if the market price of power is lower than TXU Energy's cost to produce power, TXU Energy would have a limited ability to mitigate the loss of margin caused by its loss of customers by selling power from its power production facilities.

         Other REPs will be allowed to offer electricity to TXU Energy's residential and small commercial customers at any price. The margin or "headroom" available in the price-to-beat rate for any REP equals the difference between the price-to-beat rate and the sum of non-bypassable charges and the price that REP pays for power. The higher the amount of headroom for competitive REPs, the more incentive those REPs should have to provide retail electric services in a given market.

         In addition, TXU Energy provides commodity and value-added energy management services to the large C&I customers formerly served by US Holdings who did not take action to select another REP beginning on January 1, 2002. TXU Energy or any other REP can offer to provide services to these customers at any negotiated price. TXU Energy believes that this market will be very competitive; consequently, a significant number of these customers may choose to be served by another REP, and any of these customers that select TXU Energy to be its provider may subsequently decide to switch to another provider.

         An affiliated REP is obligated to offer the price-to-beat rate to requesting residential and small commercial customers in the historical service territory of its incumbent utility through January 1, 2007. The initial price-to-beat rates for the affiliated REPs, including TXU Energy's, were established by the Commission on December 7, 2001. Pursuant to Commission regulations, the initial price-to-beat rate for each affiliated REP is 6% less than the average rates in effect for its incumbent utility on January 1, 1999, adjusted to take into account a new fuel factor as of December 31, 2001.

         The results of TXU Energy's retail electric operations in US Holdings' historical service territory will be largely dependent upon the amount of headroom available to TXU Energy and the competitive REPs in TXU Energy's price-to-beat rate. Since headroom is dependent, in part, on power purchase costs, TXU Energy does not know nor can it estimate the amount of headroom that it or other REPs will have in TXU Energy's price-to-beat rate or in the price-to-beat rate for the affiliated REP in each other Texas retail electric market. Headroom may be a positive or negative number. If the amount of headroom in its price-to-beat rate is a negative number, TXU Energy will be selling power to its price-to-beat rate customers in the historical service territory of US Holdings at prices below its costs of purchasing and delivering power to those customers. If the amount of positive headroom for competitive REPs in its price-to-beat rate is large, TXU Energy may lose customers to competitive REPs.

         In April 2002, pursuant to Commission rules, TXU Energy filed a request with the Commission to increase the fuel factor component of its price to beat. On August 23, 2002, the Commission acted on this request, increasing TXU Energy's price-to-beat rates for residential and small commercial customers by slightly less than 5%. On January 24, 2003, TXU Energy again filed a request with the Commission to increase the fuel factor component of its price-to-beat rates based upon significant increases in the market price of natural gas. If approved, this request would increase the average monthly residential bill by approximately 12%. The Commission has 45 days from receipt of the request to act on it. However, if TXU Energy's price- to-beat rate results in negative headroom in the future, or if future adjustments to its price-to-beat rate are inadequate to cover future increases in its costs to purchase power to serve its price-to-beat rate customers, TXU Energy's business, results of operations and financial condition could be materially adversely affected.

         In most retail electric markets outside the historical service territory of US Holdings, TXU Energy's principal competitor may be the local incumbent utility company or its retail affiliate. The incumbent utilities have the advantage of long-standing relationships with their customers. In addition to competition from the incumbent utilities and their affiliates, TXU Energy may face competition from a number of other energy service providers, or other energy industry participants, who may develop businesses that will compete with TXU Energy in both local and national markets, and nationally branded providers of consumer products and services. Some of these competitors or potential competitors may be larger and better capitalized than TXU Energy. If there is inadequate margin in these retail electric markets, it may not be profitable for TXU Energy to enter these markets.

         TXU Energy depends on T&D facilities owned and operated by Oncor and other utilities to deliver the electricity it sells from its power production facilities to its customers, as well as other REPs, who in turn deliver electricity to their customers. If transmission capacity is inadequate, TXU Energy's ability to sell and deliver electricity may be hindered, it may have to forego sales or it may have to buy more expensive wholesale electricity that is available in the capacity-constrained area. In particular, during some periods transmission access is constrained to some areas of the Dallas-Fort Worth metroplex. TXU Energy expects to have a significant number of customers inside these constrained areas. The cost to provide service to these customers may exceed the cost to service other customers, resulting in lower gross margins. In addition, any infrastructure failure that interrupts or impairs delivery of electricity to TXU Energy's customers could negatively impact the satisfaction of its customers with its service.

         Additionally, in Texas, TXU Energy is dependent on the local T&D utilities for the reading of its customers' energy meters. TXU Energy is required to rely on the local utility or, in some cases, the independent transmission system operator, to provide TXU Energy with its customers' information regarding energy usage, and it is limited in its ability to confirm the accuracy of the information. Inaccurate information provided to TXU Energy by the local T&D utilities or independent transmission system operators could have a material adverse impact on its business and results of operations.

         In connection with any future entry into retail electric markets outside of Texas, TXU Energy may be required under the regulatory structure of the relevant market to rely on utilities with which it may be competing to perform billing and collection services, the services and functions described in the prior paragraph or other services and functions. In addition, TXU Energy may be required to enter into agreements with local incumbent utilities for use of the local distribution systems and for the creation and operation of functional interfaces necessary for TXU Energy to serve its customers. Any delay in these negotiations or TXU Energy's inability to enter into reasonable agreements could delay or negatively impact its ability to serve customers in those markets.

         TXU Energy offers its customers a bundle of services that include, at a minimum, the electric commodity itself plus transmission, distribution and related services. To the extent that the prices TXU Energy charges for this bundle of services or for the various components of the bundle, either of which may be fixed by contract with the customer for a period of time, differ from TXU Energy's underlying cost to obtain the commodities or services, its results of operations would be adversely affected. TXU Energy will encounter similar risks in selling bundled services that include non-energy-related services, such as telecommunications, facilities management, and the like. In some cases, TXU Energy has little, if any, prior experience in selling these non-energy-related services.

         The 1999 Restructuring Legislation required the Commission to determine procedures and criteria for designating REPs to serve as the provider of last resort (POLR) in areas of the state in which retail competition is in effect. Through calendar year 2002, TXU Energy was the POLR for residential and small non-residential customers in those areas of ERCOT where customer choice was available outside its incumbent service areas, and was the POLR for large non-residential customers in its incumbent service area. TXU Energy's POLR contract expired on December 31, 2002. However, in August 2002, the Commission adopted new rules that significantly changed POLR service. Under the new POLR rules, instead of being transferred to the POLR, non-paying residential and small non-residential customers served by affiliated REPs are subject to disconnection. Non-paying residential and small non-residential customers served by non-affiliated REPs are transferred to the affiliated REP. Non-paying large non-residential customers can be disconnected by any REP if the customer's contract does not preclude it. Thus, within the new POLR framework, the POLR provides electric service only to customers who request POLR service, whose selected REP goes out of business, or who are transferred to the POLR by other REPs for reasons other than non-payment. No later than October 1, 2004, the Commission must decide whether all REPs should be permitted to disconnect all non-paying customers. The new POLR rules are expected to result in reduced bad debts expense beginning in 2003.

         Through a competitive bid process, the Commission selected a POLR provider to serve for a two-year term beginning January 1, 2003, for several areas within the State. In areas for which no bids were submitted, the Commission selected the POLR by lottery. TXU Energy did not bid to be the POLR in any area, but was designated POLR through lottery for small business and residential customers in certain West Texas service areas and for small business customers in the Houston service area. Under the new rules, as an affiliated REP, TXU Energy may have to temporarily provide electric service to some customers that are unable to pay their electric bills. If the number of such customers is significant and TXU Energy is delayed in terminating electric service to those customers, its results of operations may be materially adversely affected. TXU Energy cannot be sure whether the structure of POLR service and obligations will change further, how it will change or what effect, if any, any further changes would have on the financial condition, results of operations or cash flows of TXU Energy.

         The information systems and processes necessary to support risk management, sales, customer service and energy procurement and supply in competitive retail markets in Texas and elsewhere are new, complex and extensive. TXU Energy is refining these systems and processes, and they may prove more expensive to refine than planned and may not work as planned. Delays in the perfection of these systems and processes and any related increase in costs could have a material adverse impact on TXU Energy's business and results of operations.

         Research and development activities are ongoing to improve existing and alternative technologies to produce electricity, including gas turbines, fuel cells, microturbines and photovoltaic (solar) cells. It is possible that advances in these or other alternative technologies will reduce the costs of electricity production from these technologies to a level that will enable these technologies to compete effectively with electricity production from traditional power plants like TXU Energy's. While demand for electric energy services is generally increasing throughout the United States, the rate of construction and development of new, more efficient power production facilities may exceed increases in demand in some regional electric markets. The commencement of commercial operation of new facilities in the regional markets where TXU Energy has facilities will likely increase the competitiveness of the wholesale power market in those regions, which could have a material adverse effect on its businesses, results of operations and financial condition. In addition, the market value of TXU Energy's power production assets may be significantly reduced. In addition, electricity demand could be reduced by increased conservation efforts and advances in technology, which could likewise significantly reduce the value of TXU Energy's power production assets. Changes in technology could also alter the channels through which retail electric customers buy electricity.

         TXU Energy is subject to employee workforce factors, including loss or retirement of key executives, availability of qualified personnel, collective bargaining agreements with union employees or work stoppage.

         TXU Energy is a holding company and conducts its operations primarily through wholly-owned subsidiaries. Substantially all of TXU Energy's consolidated assets are held by these subsidiaries. Accordingly, TXU Energy's cash flows and ability to meet its obligations are largely dependent upon the earnings of its subsidiaries and the distribution or other payment of such earnings to TXU Energy in the form of distributions, loans or advances, and repayment of loans or advances from TXU Energy.

         Because TXU Energy is a holding company, its obligations to its creditors are structurally subordinated to all existing and future liabilities and any future preferred stock of its subsidiaries. Therefore, TXU Energy's rights and the rights of its creditors to participate in the assets of any subsidiary in the event that such a subsidiary is liquidated or reorganized are subject to the prior claims of such subsidiary's creditors and holders of its preferred stock. To the extent that TXU Energy may be a creditor with recognized claims against any such subsidiary, its claims would still be subject to the prior claims of such subsidiary's creditors to the extent that they are secured or senior to those held by TXU Energy. As of December 31, 2002, TXU Energy's consolidated subsidiaries had $120 million of outstanding debt.

         Subject to restrictions contained in TXU Energy's financing arrangements, TXU Energy's subsidiaries may incur additional indebtedness and other liabilities.

         TXU Energy relies on access to financial markets as a significant source of liquidity for capital requirements not satisfied by operating cash flows. TXU Energy's access to the financial markets could be adversely impacted by various factors, such as:

         o changes in credit markets that reduce available credit or the ability to renew existing liquidity facilities on acceptable terms;

         o continued inability to access commercial paper markets;

         o a deterioration of TXU Energy's credit or a reduction in TXU Energy's credit ratings or the credit ratings of TXU Corp. or TXU Corp.'s other subsidiaries;

         o extreme volatility in TXU Energy's markets that increases margin or credit requirements;

         o a material breakdown in TXU Energy's risk management procedures;

         o continued delays in billing and payment resulting from delays in switching customers from one REP to another; and

        o the occurrence of material adverse changes in TXU Energy's business that restrict TXU Energy's ability to access its liquidity facilities.

         The inability to raise capital on favorable terms, particularly during times of uncertainty in the financial markets, could impact TXU Energy's ability to sustain and grow its businesses, which are capital intensive, and would likely increase its capital costs. Further, concerns on the part of counterparties regarding TXU Energy's liquidity and credit could limit its portfolio management activities.

         As a result of the energy crisis in California during 2001, the recent volatility of natural gas prices in North America, the bankruptcy filing by Enron Corporation, accounting irregularities of public companies, and investigations by governmental authorities into energy trading activities, companies in the regulated and non-regulated utility businesses have been under a generally increased amount of public and regulatory scrutiny. Accounting irregularities at certain companies in the industry have caused regulators and legislators to review current accounting practices and financial disclosures. The capital markets and ratings agencies also have increased their level of scrutiny. Additionally, allegations against various energy trading companies of "round trip" or "wash" transactions, which involve the simultaneous buying and selling of the same amount of power at the same price and provide no true economic benefit, power market manipulation and inaccurate power and commodity price reporting have had a negative effect on the industry. TXU Energy believes that it is complying with all applicable laws, but it is difficult or impossible to predict or control what effect these events may have on TXU Energy's financial condition or access to the capital markets. Additionally, it is unclear what laws and regulations may develop, and TXU Energy cannot predict the ultimate impact of any future changes in accounting regulations or practices in general with respect to public companies, the energy industry or its operations specifically. Any such new accounting standards could negatively impact reported financial results.

         TXU Corp. is subject to costs and other effects of legal and administrative proceedings, settlements, investigations and claims. Since October 2002, at least twenty-five lawsuits have been filed in federal and state courts in Texas against TXU Corp. and various of its officers, directors and underwriters. If any of these suits results in a substantial monetary judgment against TXU Corp. or such officers and directors, or is settled on unfavorable terms, TXU Corp.'s financial results could be adversely affected.

         In addition, TXU Corp. is unable to predict whether its decision to exit all of its operations in Europe might result in lawsuits by the creditors of or others associated with TXU Europe. If any such lawsuit were filed and resulted in a substantial monetary judgment against TXU Corp. or were settled on unfavorable terms, TXU Corp.'s financial results could be adversely affected.

         Since TXU Corp. is a holding company, any substantial costs relating to these matters would likely be funded in whole or in part using cash generated by its subsidiaries, including TXU Energy. The reallocation of TXU Energy's capital to fund such costs could have an adverse impact on TXU Energy's business and financial condition.

         TXU Energy is an indirect, wholly-owned subsidiary of TXU Corp. and a direct, wholly-owned subsidiary of US Holdings. TXU Corp. and US Holdings are not obligated to provide any loans, further equity contributions or other funding to TXU Energy or any of its subsidiaries. TXU Energy must compete with all of TXU Corp.'s and US Holdings' other subsidiaries for capital and other resources.

         As a member of this corporate group, TXU Energy operates within policies, including dividend and affiliate lending policies, established by TXU Corp. These policies may influence the operations and cash reserves of TXU Energy in a manner that is unfavorable to creditors of TXU Energy.

         A lack of necessary capital and cash reserves could adversely impact TXU Energy's growth plans, its ability to raise additional debt and the evaluation of its creditworthiness by counterparties and rating agencies.

         The issues and associated risks and uncertainties described above are not the only ones TXU Energy may face. Additional issues may arise or become material as the energy industry evolves. The risks and uncertainties associated with these additional issues could impair TXU Energy's businesses in the future. Reference is made to the discussion under Liquidity and Capital Resources.

                          INDEPENDENT AUDITORS' REPORT

TXU Energy Company LLC:

We have audited the accompanying consolidated balance sheets of TXU Energy Company LLC (TXU Energy) and subsidiaries as of December 31, 2002 and 2001, and the related statements of consolidated income, comprehensive income, cash flows and member interests for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of TXU Energy's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of TXU Energy and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the Notes to Financial Statements, in 2002 TXU Energy adopted the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

As discussed in Note 2 to the Notes to Financial Statements, the accompanying 2001 financial statements have been reclassified to give effect to the adoption of Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendement of FASB Statement No. 13, and Technical Corrections."



DELOITTE & TOUCHE LLP


Dallas, Texas
February 14, 2003, except for Note 2, as to which the date is September 12, 2003.

                             TXU ENERGY COMPANY LLC
                        STATEMENTS OF CONSOLIDATED INCOME

                                                                                 Year Ended December 31,
                                                                           -----------------------------------
                                                                           2002           2001            2000
                                                                           ----           ----            ----
                                                                                   Millions of Dollars

Operating revenues............................................          $   7,738       $   7,458      $   7,449
                                                                        ---------       ---------      ---------
Costs and expenses:
   Cost of energy sold and delivery fees......................              4,803           4,802          5,101
   Operating costs............................................                747             708            673
   Depreciation and amortization..............................                438             397            391
   Selling, general and administrative expenses...............                842             365            248
   Franchise and revenue-based taxes..........................                121              15             16
   Other income...............................................                (33)             (3)           (32)
   Other deductions...........................................                254             199              6
   Interest income............................................                (10)            (38)            (6)
   Interest expense and other charges.........................                216             223            257
                                                                        ---------       ---------      ---------
       Total costs and expenses...............................              7,378           6,668          6,654

Income before income taxes and extraordinary loss.............                360             790            795

Income tax expense............................................                 90             227            219
                                                                        ---------       ---------      ---------
Income before extraordinary loss..............................                270             563            576

Extraordinary loss, net of income tax.........................                  -             (56)             -
                                                                        ---------       ---------      ---------

Net income....................................................          $     270       $     507      $     576
                                                                        =========       =========      =========


                 STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME

                                                                                 Year Ended December 31,
                                                                           -----------------------------------
                                                                           2002           2001            2000
                                                                           ----           ----            ----
                                                                                   Millions of Dollars

Net income..................................................             $     270      $     507      $     576
Other comprehensive income (loss)--
   Net change during period, net of tax effects:
     Minimum pension liability adjustments (net of tax
     benefit of $21)........................................                   (39)             -              -
     Cash flow hedges:
       Net change in fair value of derivatives
       (net of tax benefit of $69 and expense of $9)                          (128)            16              -
       Amounts realized in earnings during the period (net
       of tax benefit of $8)................................                   (14)             -              -
                                                                         ---------      ---------      ---------
     Total..................................................                  (181)            16              -
                                                                         ---------      ---------      ---------
Comprehensive income........................................             $      89      $     523      $     576
                                                                         =========      =========      =========

See Notes to Financial Statements.

                             TXU ENERGY COMPANY LLC
                      STATEMENTS OF CONSOLIDATED CASH FLOWS



                                                                                             Year Ended December 31,
                                                                                          -----------------------------
                                                                                           2002         2001       2000
                                                                                           ----         ----       ----
                                                                                               Millions of Dollars
 Cash flows -- operating activities
      Net income.....................................................................    $ 270        $ 507       $576
      Adjustments to reconcile net income to cash provided by operating activities:
           Extraordinary loss, net of tax effect.....................................        -           56          -
           Loss on early extinguishment of debt......................................        -          149          -
           Depreciation and amortization ............................................      502          508        514
           Deferred income taxes and investment tax credits -- net ..................      (90)        (206)       164
           Gains from sale of assets.................................................      (30)           -        (30)
           Reduction of revenues for earnings in excess of regulatory earnings cap...        -           34        305
           Unrealized mark-to-market commodity contract  valuation losses/(gains)....       72         (314)        19
           Asset impairment..........................................................      253            -          -
           Retail clawback accrual...................................................      185            -          -
           Over/(under) recovered fuel costs.........................................        -          568       (813)
           Changes in operating assets and liabilities:
                Affiliate accounts receivable/payable -- net.........................      216            9         37
                Accounts receivable - trade..........................................     (450)         240       (799)
                Inventories..........................................................      (42)          (4)        11
                Accounts payable - trade.............................................      111         (630)       852
                Margin deposits .....................................................        -          227       (225)
                Commodity contract assets and liabilities -- net.....................      (11)         (31)        25
                Other assets.........................................................      (53)         (32)        (2)
                Other liabilities....................................................      101           91         36
                                                                                        ------        -----     ------
                    Cash provided by operating activities............................    1,034        1,172        670
                                                                                        ------        -----     ------

 Cash flows -- financing activities
      Issuances of long-term debt....................................................      811        2,788         65
      Retirements/repurchases of securities:
           Subsidiary senior notes...................................................        -           -        (100)
           Debt allocated from US Holdings...........................................   (1,683)      (2,420)      (415)
      Distribution paid to parent....................................................     (777)          -           -
      Repurchase of member interests.................................................        -         (404)      (553)
      Net change in advances from affiliates.........................................    1,169         (568)       766
      Decrease in note payable to Oncor  related to
         a regulatory liability .....................................................     (180)          -           -
      Increase (decrease) in notes payable to banks..................................      282           -          (9)
      Debt premium, discount, financing, reacquisition expenses and other............      (29)        (161)        (6)
                                                                                        ------        -----     ------
                     Cash  used in financing activities..............................     (407)        (765)      (252)
                                                                                        ------        -----     ------

 Cash flows -- investing activities
       Capital expenditures..........................................................     (274)        (330)      (264)
       Acquisition of a business.....................................................      (36)           -          -
       Nuclear fuel..................................................................      (52)         (39)       (87)
       Proceeds from sale of assets..................................................      443            -          5
       Other.........................................................................     (125)         (37)       (58)
                                                                                        ------        -----     ------
                    Cash  used in investing activities...............................      (44)        (406)      (404)
                                                                                        ------        -----     ------

 Net change in cash and cash equivalents.............................................      583            1         14

 Cash and cash equivalents -- beginning balance......................................       20           19          5
                                                                                        ------        -----     ------

 Cash and cash equivalents -- ending balance.........................................   $  603        $  20     $   19
                                                                                        ======        =====     ======

See Notes to Financial Statements.

                             TXU ENERGY COMPANY LLC
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                                       December 31,
                                                                                                   --------------------
                                                                                                   2002            2001
                                                                                                   ----            ----
                                                                                                    Millions of Dollars
 Current assets:
   Cash and cash equivalents...........................................................          $   603        $    20
   Accounts receivable - trade.........................................................            1,331            808
   Inventories.........................................................................              298            259
   Commodity contract assets...........................................................            1,298            848
   Other current assets................................................................              180            120
                                                                                                 -------        -------
      Total current assets.............................................................            3,710          2,055

 Goodwill    ..........................................................................              533             65
 Investments...........................................................................              462            692
 Property, plant and equipment -- net..................................................           10,127         10,354
 Commodity contract assets.............................................................              476            389
 Cash flow hedges and other derivative assets..........................................               14             31
 Other noncurrent assets...............................................................              108             71
                                                                                                 -------        -------
      Total assets.....................................................................          $15,430        $13,657
                                                                                                 =======        =======

                          LIABILITIES AND MEMBER INTERESTS

 Current liabilities:
   Notes payable - banks...............................................................          $   282        $    -
   Long-term debt due currently........................................................               73            123
   Advances from affiliates............................................................            1,329            250
   Due to Oncor Electric Delivery Company..............................................              170            170
   Accounts payable:
      Affiliates.......................................................................              248             25
      Trade............................................................................              754            612
   Commodity contract liabilities......................................................            1,138            630
   Taxes accrued.......................................................................              164            155
   Other current liabilities...........................................................              555            224
                                                                                                 -------        -------
      Total current liabilities........................................................            4,713          2,189

 Accumulated deferred income taxes......................................................           1,931          2,125
 Investment tax credits.................................................................             376            397
 Commodity contract liabilities.........................................................             320            236
 Cash flow hedges and other derivative liabilities......................................             150              2
 Other noncurrent liabilities and deferred credits......................................             852            425
 Due to Oncor Electric Delivery Company.................................................             437            617
 Long-term debt, less amounts due currently.............................................           2,378          3,454

 Commitments and contingencies (Note 10)

 Member interests (Note 13).............................................................           4,273          4,212
                                                                                                 -------        -------

      Total liabilities and member interests...........................................          $15,430        $13,657
                                                                                                 =======        =======

See Notes to Financial Statements.

                             TXU ENERGY COMPANY LLC
                   STATEMENTS OF CONSOLIDATED MEMBER INTERESTS


                                                                               Year Ended December 31,
                                                                           -----------------------------
                                                                           2002        2001         2000
                                                                           ----        ----         ----
                                                                                 Millions of Dollars

Member interests:
Capital accounts:
   Balance at beginning of year.......................................  $4,196        $4,121       $4,098
       Net income.....................................................     270           507          576
       Reduction in member interest - amount of repurchases of common
            stock of US Holdings allocated to TXU Energy..............       -          (404)        (553)
       Distribution paid to parent....................................    (777)            -            -
       Non-cash capital contribution related to issuance of
            exchangeable subordinated notes..........................      266             -            -
       Non-cash goodwill capital contribution........................      468             -            -
       Conversion of capital from (to) advances......................       15           (28)           -
                                                                        ------        ------       ------
   Balance at end of year............................................    4,438         4,196        4,121
                                                                        ------        ------       ------
Accumulated other comprehensive income, net of tax effects:
Minimum Pension Liability Adjustment:
   Balance at beginning of year .....................................        -             -            -
       Change during the year........................................      (39)            -            -
                                                                        ------        ------       ------
   Balance at end of year............................................      (39)            -            -
                                                                        ------        ------       ------
Cash flow hedges (SFAS No. 133):
   Balance at beginning of year......................................       16             -            -
       Change during the year........................................     (142)           16            -
                                                                        ------        ------       ------
   Balance at end of year............................................     (126)           16            -
                                                                        ------        ------       ------
                     Total  member interests.........................   $4,273        $4,212       $4,121
                                                                        ======        ======       ======

See Notes to Financial Statements.

                             TXU ENERGY COMPANY LLC
                          NOTES TO FINANCIAL STATEMENTS


1.       BUSINESS

         TXU Energy Company LLC (TXU Energy) was formed as a Delaware limited liability company in the fourth quarter of 2001. TXU Energy was created as a result of the deregulation of the electric utility industry in Texas, which became effective January 1, 2002. TXU Energy is a wholly-owned subsidiary of TXU US Holdings Company (US Holdings), formerly TXU Electric Company, which is a wholly-owned subsidiary of TXU Corp. TXU Energy's operations have been conducted principally through the following subsidiaries since January 1, 2002: TXU Generation Holdings Company LLC; TXU Portfolio Management Company LP; TXU Energy Retail Company LP; TXU Energy Solutions Company LP; TXU Fuel Company; and two coal mining subsidiaries.

         TXU Energy is an energy company that engages in power production (generation), wholesale energy sales, retail energy sales and related services, as well as portfolio management, including risk management and certain trading activities. TXU Energy is managed as a single, integrated energy business; consequently, there are no separate reportable business segments.

         Business Restructuring -- Legislation was passed during the 1999 session of the Texas Legislature that restructured the electric utility industry in Texas (1999 Restructuring Legislation). As a result, TXU Corp. restructured certain of its United States (US) businesses as of January 1, 2002. In order to satisfy its obligations to unbundle its business pursuant to the 1999 Restructuring Legislation and consistent with its business separation plan as approved by the Public Utility Commission of Texas (Commission), as of January 1, 2002, US Holdings transferred:

         o its T&D assets to Oncor Electric Delivery Company (Oncor), which is a utility regulated by the Commission and a wholly-owned subsidiary of US Holdings,

         o its unregulated electricity (power) generation assets to subsidiaries of TXU Energy, which is the new competitive business, and

        o its retail customers to an unregulated subsidiary retail electric provider(REP)of TXU Energy.

         In addition, as of January 1, 2002, US Holdings acquired the following businesses from within the TXU Corp. system and transferred them to TXU Energy: the REP of TXU SESCO Company; the wholesale portfolio management and the unregulated commercial and industrial retail gas operations of TXU Gas Company (TXU Gas); and the energy management services businesses and other affiliates of TXU Corp., including the fuel procurement and coal mining businesses that service the generation operations.

         The relationships of the entities affected by the restructuring and their rights and obligations with respect to their collective assets and liabilities are contractually described in a master separation agreement executed in December 2001 (Business Separation Agreement).

         A settlement of outstanding issues and other proceedings related to implementation of the 1999 Restructuring Legislation received final approval in February 2003. (See Note 9 for further discussion.)

Business Changes

         Acquisitions -- In April 2002, TXU Energy acquired a cogeneration and wholesale energy production business in New Jersey for $36 million in cash. The acquisition, which was accounted for as a purchase business combination, included a 122 megawatt (MW) combined-cycle power production facility and various contracts, including electric supply and gas transportation agreements. The results of operations of the acquired business are reflected in the financial statements from its acquisition date.

         Generation Plant Acquisitions and Dispositions -- In May 2002, TXU Energy acquired a 260 megawatt combined-cycle power generation facility in northwest Texas through a settlement agreement which dismissed a lawsuit previously filed related to the plant and included a nominal cash payment. TXU Energy previously purchased all of the electrical output of this plant under a long-term contract.

         In April 2002, TXU Energy completed the sale of its Handley and Mountain Creek generating plants in the Dallas-Fort Worth area with total plant capacity of 2,334 MW for $443 million in cash, including an above-market price tolling agreement with a fair value of $190 million. The tolling agreement provides for TXU Energy to purchase power during the summer months through 2006. A pretax gain on the sale of $146 million, net of the effects of the above-market tolling agreement, was deferred and is being recognized in other income during summer months over the five-year term of the tolling agreement. Both the value of the tolling agreement and the deferred gain are reported in other liabilities in the balance sheet.

2.       SIGNIFICANT ACCOUNTING POLICIES

         Basis of Presentation -- The businesses that were combined to form TXU Energy were operated by subsidiaries of TXU Corp. under common ownership and control prior to January 1, 2002. The financial information for power generation and certain retail operations included in the 2001 and 2000 combined financial statements was derived from the historical financial statements of US Holdings. The financial information for the wholesale portfolio management activities and the unregulated commercial and industrial retail gas business included in the 2001 and 2000 combined financial statements was derived from the historical financial statements of TXU Gas. The financial information for the fuel and coal mining subsidiaries and the energy services businesses included in the 2001 and 2000 combined financial statements was derived from the separate historical financial statements of those entities. The financial information for the REP of TXU SESCO Company was derived from the historical financial statements of TXU SESCO Company.

         Reasonable allocation methodologies were used to unbundle the financial statements of US Holdings for 2001 and 2000 between its power generation and T&D operations. Allocation of revenues reflected consideration of return on invested capital, which continues to be regulated for the T&D operations. US Holdings maintained expense accounts for each of its component operations. Costs of energy and expenses related to operation and maintenance and depreciation and amortization, as well as assets, such as property, plant and equipment, materials and supplies and fuel, were specifically identified by component operation and disaggregated. Various allocation methodologies were used to disaggregate common expenses, assets and liabilities between US Holdings' power generation and T&D operations. Interest and other financing costs were determined based upon debt allocated. Allocations reflected in the financial information for 2001 and 2000 did not necessarily result in amounts reported in individual line items that are comparable to actual results in 2002.

         The financial statements for the period beginning January 1, 2002, present TXU Energy's actual consolidated operating results. Had TXU Energy actually existed as a separate entity prior to January 1, 2002, its results of operation and financial position could have differed materially from those included in the financial statements for such periods prior to January 1, 2002. Effective January 1, 2002, in connection with the transfer of US Holdings' retail customers to an unregulated subsidiary REP of TXU Energy, certain assets and liabilities related to the retail function, which was previously integrated with Oncor's regulated operations, were transferred from Oncor to TXU Energy.

         The consolidated financial statements of TXU Energy have been prepared in accordance with accounting principles generally accepted in the US (US GAAP) and, except for reclassifications made in accordance with Emerging Issues Task Force (EITF) Issue No. 02-3, "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities" and the adoption of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets", and inclusion of delivery fees, discussed below, on the same basis as the audited financial statements included in the US Holdings Current Report on Form 8-K filed April 17, 2002 for TXU Energy. In the opinion of management, all other adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of operations and financial position have been included therein. All intercompany items and transactions have been eliminated in consolidation. All dollar amounts in the financial statements and notes to financial statements are stated in millions of US dollars unless otherwise indicated.

         TXU Energy has adopted a new income statement format. Certain previously reported amounts have been reclassified to conform to current classifications. The following summarizes the components of the new line items:

         Cost of energy sold and delivery fees -- Includes costs of nuclear, coal and gas fuel used by generation plants, energy purchased for resale and delivery fees paid to electricity delivery businesses.

         Operating costs -- Includes all labor and overhead costs incurred to perform activities related to electricity generation.

         Selling, general and administrative expenses -- Includes all labor and related overhead costs of support services such as finance, accounting, portfolio management (trading), customer billing, customer service, collections, marketing, information technology, legal, regulatory, environmental and corporate facilities.

         Franchise and revenue-based taxes -- Includes state and local gross receipts tax and franchise taxes.

         Presentation of Revenues -- In June 2002, the EITF reached a consensus on certain aspects of Issue No. 02-3 regarding the presentation of trading activities in the statement of income. The new rules were effective for TXU Energy on July 1, 2002, and required that all trading contracts (as defined by EITF Issue 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities"), whether or not physically settled, be recorded net upon settlement, rather than gross as a sale and cost of sale. TXU Energy has historically recorded financial contracts net, but has recorded those contracts that provide for physical delivery gross upon settlement. Prior period amounts have been reclassified to conform to this new reporting requirement. Transactions affected by the new reporting requirements represent contracts that provided for physical delivery but were settled financially without delivery, as well as contracts physically settled but classified as trading activities. With the rescission of EITF Issue No. 98-10 (see discussion below under Financial Instruments and Mark-to-Market Accounting), the EITF modified Issue No. 02-3 to apply to contracts that are derivatives and entered into for trading purposes effective January 1, 2003. The new reporting requirements have no impact on TXU Energy's gross margin, net income or cash provided by operating activities. (Also see Changes in Accounting Standards below.)

         Effective January 1, 2002, TXU Energy incurs electricity delivery fees charged by Oncor and other T&D utilities, which TXU Energy includes in billings to its large commercial and industrial (C&I) customers. For residential and small business customers, the price-to-beat rates include a delivery component, but such billed amounts are not necessarily equivalent to delivery fees incurred by TXU Energy. Prior revenues as previously reported represented only the revenues associated with generation activity, as such revenues were derived by unbundling the revenues of US Holdings into a generation component and a delivery component. The delivery component revenues have been included in TXU Energy's revenues and cost of energy sold for the year ended December 31, 2001 and 2000. TXU Energy's gross margin for those years is not affected by the inclusion of these electricity delivery fees.

         The table below summarizes the impact on TXU Energy's operating revenues and cost of energy sold for prior years of the new reporting rules under EITF Issue No. 02-3 and the inclusion of delivery fees.

                                                                 Year Ended December 31,
                                                                 -----------------------
                                                                    2001          2000
                                                                    ----          ----
Operating revenues as previously reported.....................  $  10,867     $  10,858
Electricity delivery fees.....................................      1,750         1,909
Cost of energy sold and delivery fees netted with revenues....     (5,159)       (5,318)
                                                                ---------    ----------
Operating revenues after reclassification.....................  $   7,458     $   7,449
                                                                =========     =========

Cost of energy sold and delivery fees as previously reported    $   8,211     $   8,510
Electricity delivery fees.....................................      1,750         1,909
Cost of energy sold and delivery fees netted with revenues....     (5,159)       (5,318)
                                                                ---------     ---------
Cost of energy sold and delivery fees after reclassification..  $   4,802     $   5,101
                                                                =========     =========

         Use of Estimates -- Preparation of TXU Energy's financial statements requires management to make estimates and assumptions about future events that affect the reporting and disclosure of assets and liabilities at the balance sheet dates and the reported amounts of revenue and expense, including mark-to-market valuation adjustments. In the event estimates and/or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information. No material adjustments, other than those disclosed elsewhere herein, were made to previous estimates during the current year.

         Investments --Deposits in an external trust fund for nuclear decommissioning are carried at fair value in the balance sheet in investments with the changes in fair value recorded as a liability, to reflect the statutory nature of the trust. Investments in non-utility properties are primarily assets to be developed and are carried at cost, subject to periodic impairment valuation. Investments in unconsolidated business entities over which TXU Energy has significant influence but does not maintain effective control, generally representing ownership of at least 20% and not more than 50% of common stock or partnership interest, are accounted for under the equity method. (See Note 3 - Investments.)

         Goodwill and Intangible Assets -- Goodwill represents the excess of the purchase price paid over the estimated fair value of the assets acquired and liabilities assumed for each company acquired and was amortized over a range of 20 to 40 years.

         In connection with the restructuring of certain of TXU Corp.'s businesses effective January 1, 2002, the wholesale portfolio management and the unregulated C&I retail gas operations of TXU Gas were acquired by TXU Energy. Included in the balance sheet of TXU Gas at December 31, 2001 was $773 million of goodwill, net of amortization, arising from TXU Corp.'s 1997 acquisition of ENSERCH Corporation. As a result of TXU Energy's acquisition of the businesses from TXU Gas, which were originally part of ENSERCH Corporation, and the adoption of SFAS No. 142, $468 million of goodwill, net of $56 million of accumulated amortization, has been allocated to these businesses and reflected in the December 31, 2002 balance sheet of TXU Energy.

         SFAS No. 142 became effective for TXU Energy on January 1, 2002. SFAS No. 142 requires, among other things, the allocation of goodwill to reporting units based upon the current fair value of the reporting units, and the discontinuance of goodwill amortization. The amortization of TXU Energy's existing goodwill ($1 million annually) ceased effective January 1, 2002.

         In addition, SFAS No. 142 required completion of a transitional goodwill impairment test within six months from the date of adoption. It established a new method of testing goodwill for impairment on an annual basis, or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. TXU Energy completed the transitional impairment test in the second quarter of 2002, the results of which indicated no impairment of goodwill at that time. In 2002, no impairment resulted from the additional evaluation performed as of October 1, which has been selected as the annual impairment test date.

         SFAS No. 142 also requires additional disclosures regarding intangible assets (other than goodwill) that are amortized or not amortized:

                                           As of December 31, 2002                  As of December 31, 2001
                                   ----------------------------------      --------------------------------------
                                      Gross                                    Gross
                                    Carrying    Accumulated                  Carrying    Accumulated
                                     Amount     Amortization      Net          Amount     Amortization      Net
                                     ------     ------------      ---          ------     ------------      ---
Amortized intangible assets
   Capitalized software            $    220        $  78      $     142      $   100         $  35      $      65
   Land easements                        12            9              3           12             9              3
   Mineral rights and other              31           20             11           31            19             12
                                   --------        -----      ---------      -------         -----      ---------
   Total                           $    263        $ 107      $     156      $   143         $  63      $      80
                                   ========        =====      =========      =======         =====      =========

         Amortized intangible asset balances are classified as property, plant and equipment in the balance sheet. TXU Energy has no intangible assets (other than goodwill) that are not amortized.

         Aggregate TXU Energy amortization expense for intangible assets, excluding goodwill, for the years ended December 31, 2002, 2001 and 2000 was $44 million, $4 million and $1 million, respectively; estimated amounts for the next five years are as follows:

                                                            Amortization
       Year                                                    Expense
       ----                                                 ------------
       2003...............................................       $  32
       2004...............................................          27
       2005...............................................          27
       2006...............................................          24
       2007...............................................          18

         At December 31, 2002 and 2001, goodwill is stated net of accumulated amortization of $60 million and $4 million, respectively.

         Property, Plant and Equipment -- Generation utility plant is stated at original cost. The cost of generation property additions prior to July 1, 1999 includes labor and materials, applicable overhead and payroll-related costs and an allowance for funds used during construction. Generation property additions subsequent to July 1, 1999 and other property are stated at cost.

         Valuation of Long-Lived Assets -- TXU Energy evaluates the carrying value of long-lived assets to be held and used when events and circumstances warrant such a review. The carrying value of long-lived assets would be considered impaired when the projected undiscounted cash flows are less than the carrying value. In that event, a loss would be recognized based on the amount by which the carrying value exceeds the fair market value. Fair value is determined primarily by available market valuations or, if applicable, discounted cash flows. (See Changes in Accounting Standards below.)

         In 2002, TXU Energy recorded an impairment charge of $237 million ($154 million after-tax) for the writedown of two generation plant construction projects as a result of depressed wholesale electricity market conditions and reduced planned developmental capital spending. Fair value was determined based on current appraisals of property and equipment. The charge is reported in the "Other deductions" caption of the statement of income. As the writedown is based on current estimates, the remaining carrying value of the projects of $113 million is subject to further adjustment should estimates of recoverable value change.

         Financial Instruments and Mark-To-Market Accounting -- TXU Energy enters into financial instruments, including options, swaps, futures, forwards and other contractual commitments primarily to manage market risks related to changes in commodity prices, including costs of fuel for generation of power, as well as changes in interest rates. These financial instruments are accounted for in accordance with SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" and, prior to October 26, 2002, EITF Issue No. 98-10. The majority of financial instruments entered into by TXU Energy are derivatives as defined in SFAS No. 133.

         SFAS No. 133 requires the recognition of derivatives in the balance sheet, the measurement of those instruments at fair value and the recognition in earnings of changes in the fair value of derivatives. This recognition is referred to as "mark-to-market" accounting. SFAS No. 133 provides exceptions to this accounting if (a) the derivative is deemed to represent a transaction in the normal course of purchasing from a supplier and selling to a customer, or
(b) the derivative is deemed to be a cash flow or fair value hedge. In accounting for cash flow hedges, derivative assets and liabilities are recorded on the balance sheet at fair value with an offset in other comprehensive income. Any hedge ineffectiveness is recorded in earnings. Amounts are reclassified from other comprehensive income to earnings as the underlying transactions occur and realized gains and losses are recognized in earnings. As of December 31, 2002, TXU Energy had no fair value hedges.

         TXU Energy documents designated commodity and debt-related hedging relationships, including the strategy and objectives for entering into such hedge transactions and the related specific firm commitments or forecasted transactions. TXU Energy applies hedge accounting in accordance with SFAS No. 133 for these non-trading transactions, providing the underlying transactions remain probable of occurring. Effectiveness is assessed based on changes in cash flows of the hedges as compared to changes in cash flows of the hedged items.

         Pursuant to SFAS No. 133, the normal purchase or sale exception and the cash flow hedge designation are elections that can be made by management if certain strict criteria are met and documented. As these elections can reduce the volatility in earnings resulting from fluctuations in fair value, results of operations could be materially affected by such elections.

         Financial instruments entered into in connection with indebtedness to manage interest rate risk are generally accounted for as cash flow hedges in accordance with SFAS No. 133.

         EITF Issue No. 98-10 required mark-to-market accounting for energy-related contracts, whether or not derivatives under SFAS No. 133, that were deemed to be entered into for trading purposes as defined by that rule. The majority of commodity contracts and energy-related financial instruments entered into by TXU Energy to manage commodity price risk represented trading activities as defined by EITF Issue No. 98-10 and were therefore marked to market.

         On October 25, 2002, the EITF rescinded EITF Issue No. 98-10, which required mark-to-market accounting for all trading activities. Pursuant to this rescission, only contracts that are derivatives under SFAS No. 133 will be subject to mark-to-market accounting. Contracts that may not be derivatives under SFAS No. 133, but were marked-to-market under EITF Issue No. 98-10, consist primarily of gas transportation and storage agreements, power tolling, full requirements and capacity contracts. This new accounting rule was effective for new contracts entered into after October 25, 2002. Non-derivative contracts entered into prior to October 26, 2002 continued to be accounted for at fair value through December 31, 2002; however, effective January 1, 2003, such contracts were required to be accounted for on a settlement basis. Accordingly, a charge of approximately $100 million ($65 million after-tax) is expected to be reported as a cumulative effect of an accounting change in the first quarter of 2003. The expected cumulative effect adjustment represents the net gains previously recognized for these contracts under mark-to-market accounting.

         In June 2002, in connection with the EITF's consensus on Issue No. 02-03, additional guidance on recognizing gains and losses at the inception of a trading contract was provided. In November 2002, this guidance was extended to all derivatives. If the C&I contracts that TXU Energy enters into do not meet the revised guidance, then income from such contracts will be recognized on a settlement basis.

         The majority of financial instruments entered into for the purpose of managing risk or optimizing margins in meeting the energy demands of customers are derivatives and will continue to be subject to SFAS No. 133.

         Mark-to-market accounting recognizes changes in the value of financial instruments as reflected by market price fluctuations. In the energy market, the availability of quoted market prices is dependent on the type of commodity (e.g., natural gas, electricity, etc.), time period specified and location of delivery. In computing the mark-to-market valuations, each market segment is split into liquid and illiquid periods. The liquid period varies by region and commodity. Generally, the liquid period is supported by broker quotes and frequent trading activity. In illiquid periods, little or no market information may exist, and the fair value is estimated through market modeling techniques.

         For those periods where quoted market prices are not available, forward price curves are developed based on the available information or through the use of industry accepted modeling techniques and practices based on market fundamentals (e.g., supply/demand, replacement cost, etc.). As a matter of policy, however, TXU Energy generally does not recognize any income or loss from the illiquid periods.

         Revenue Recognition -- TXU Energy generally records revenues for retail and wholesale energy sales under the accrual method, with the exception of certain large C&I contracts that are derivatives as defined in SFAS No. 133 and have therefore been marked to market. Retail electric and gas revenues are recognized when the commodity is provided to the customer on the basis of periodic cycle meter readings and include an estimated accrual for the value of the commodity consumed from the meter reading date to the end of the period. The unbilled revenue is estimated at the end of the period based on estimated daily consumption after the meter read date to the end of the period. Estimated daily consumption is derived using historical customer profiles adjusted for weather and other measurable factors affecting consumption.

         As a result of the opening of the Texas market to competition and related changes in systems and processes within ERCOT, adjustments are recorded for accounts receivable from or payable to ERCOT related to system balancing and are recorded net in revenues. Such balances reflect estimates of volumetric data and are subject to adjustment as data is reconciled and final settlements are received.

         Revenues reflect unrealized gains and losses related to large C&I customer contracts, including unrealized gains recorded upon inception of these contracts. Results of wholesale portfolio management activities, which represent realized and unrealized gains and losses from transacting in energy-related contracts, are also reported as a component of revenues. Also see discussion of Financial Instruments and Mark-To-Market Accounting above.

         The historical financial statements for periods prior to 2002 included adjustments made to revenues of TXU Energy for over/under recovered fuel costs. To the extent fuel costs incurred exceeded regulated fuel factor amounts included in customer billings, TXU Energy recorded revenues on the basis of its ability and intent to obtain regulatory approval for rate surcharges on future customer billings to recover such amounts. Conversely, to the extent fuel costs incurred were less than amounts included in customer billings, revenues were reduced. Following deregulation of the Texas market on January 1, 2002, any changes to the fuel factor component of the price-to-beat rate amounts are applied prospectively.

         Depreciation of Property, Plant and Equipment -- Depreciation of TXU Energy's property, plant and equipment is generally calculated on a straight-line basis over the estimated service lives of the properties. Depreciation also includes an amount for decommissioning costs for the Comanche Peak nuclear powered electric generating plant, which is being accrued over the lives of the units. Depreciation as a percentage of average depreciable property for TXU Energy approximated 2.6% for 2002, 2.7% for 2001 and 2.6% for 2000.

         TXU Energy capitalizes computer software costs in accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position 98-1. "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use". These costs are being amortized over periods ranging from three to ten years.

         Major Maintenance -- Major maintenance outage costs related to nuclear fuel reloads are charged to expense as incurred.

         Amortization of Nuclear Fuel -- The amortization of nuclear fuel in the reactors (net of regulatory disallowances) is calculated on the units-of-production method and is included in cost of energy sold.

         Franchise and Revenue-Based Taxes -- Franchise and revenue-based taxes such as gross receipts taxes are generally not a "pass through" item such as sales and excise taxes. Gross receipts taxes are assessed to TXU Energy by state and local governmental bodies based on revenues as a cost of doing business. TXU Energy records gross receipts tax as an expense. Rates charged to customers by TXU Energy are intended to recover the taxes, but TXU Energy is not acting as an agent to collect the taxes from customers.

         Income Taxes -- TXU Energy is included in the consolidated federal income tax return of TXU Corp. and its subsidiary companies. TXU Energy uses the separate return method to compute its income tax provision. Because of the alternative minimum tax (AMT), differences may arise between the consolidated federal income tax liability of TXU Corp. and the aggregated separate tax liability of the group members. In instances where this occurs, the difference is allocated pro-rata to those companies that generated AMT on a separate company basis. Investment tax credits are amortized to income over the estimated service lives of the properties. Deferred income taxes are provided for temporary differences between the book and tax basis of assets and liabilities.

         Gains/Losses on Extinguishments of Debt -- As a result of the adoption of SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections," as of January 1, 2003, any gain or loss on the early extinguishment of debt that was classified as an extraordinary item in prior periods in accordance with SFAS No. 4 "Reporting Gains and Losses from Extinguishments of Debt" is required to be reclassified if it does not meet the criteria of an extraordinary item as defined by Accounting Principles Board Opinion 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions."

        As a result of US Holdings' debt restructuring and refinancings in the fourth quarter of 2001, TXU Energy recorded a loss on the early extinguishment of debt of $97 million after tax. In accordance with SFAS No. 145, the income statement for the year ended December 31, 2001 reflects the classification of this loss, previously reported as extraordinary, as other deductions ($149 million) and a related income tax benefit ($52 million). The reclassification had no effect on net income.

         Income tax information in Note 6, the discussion of extraordinary loss in Note 11 and components of other deductions in Note 13 reflect the reclassification.

         Cash Equivalents -- For purposes of reporting cash and cash equivalents, temporary cash investments purchased with a remaining maturity of three months or less are considered to be cash equivalents.

         Other Changes in Accounting Standards -- On October 25, 2002, the EITF rescinded EITF Issue No. 98-10, which required mark-to-market accounting for all trading activities. (See Financial Instruments and Mark-To-Market Accounting above.)

         SFAS No. 143, "Accounting for Asset Retirement Obligations", became effective on January 1, 2003. SFAS No. 143 requires entities to record the fair value of a legal liability for an asset retirement obligation in the period in which it is incurred. When a new liability is recorded beginning in 2003, the entity will capitalize the net present value of the liability by increasing the carrying amount of the related long-lived asset. The liability is accreted each period, and the capitalized cost is depreciated over the useful life of the related asset. Legal liabilities identified by TXU Energy relate primarily to nuclear decommissioning and reclamation of lands mined for lignite.

         Prior to January 2003, TXU Energy recorded liabilities for nuclear decommissioning and for land reclamation in accumulated depreciation. Upon adoption of SFAS No. 143, TXU Energy will reclassify $271 million previously recorded in accumulated depreciation and record the related liability. TXU Energy has not previously recorded costs of any other asset retirement obligations that require recognition upon adoption.

         With respect to nuclear decommissioning costs, TXU Energy believes that the adoption of SFAS No. 143 results primarily in timing differences in the recognition of legal asset retirement costs that TXU Energy is currently recovering, as Oncor recovers decommissioning fees from REPs on behalf of TXU Energy, and will be deferring such differences through the regulatory process as described in Note 9. The impact of adopting SFAS No. 143 is not expected to be significant to TXU Energy's earnings and financial condition.

         SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", became effective on January 1, 2002. SFAS No. 144 establishes a single accounting model, based on the framework established in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", for long-lived assets to be disposed of by sale, resolves significant implementation issues related to SFAS No. 121 and establishes new rules for reporting of discontinued operations.

         SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," was issued in June 2002 and became effective on January 1, 2003. SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized only when the liability is incurred and measured initially at fair value.

         Financial Accounting Standards Board Interpretation (FIN) No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others - an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34", was issued in November 2002 and became effective for disclosures made in December 31, 2002 financial statements. The interpretation requires expanded disclosures of guarantees (see Note 10 to Financial Statements-Guarantees). In addition, the interpretation requires recording the fair value of guarantees upon issuance or modification after January 1, 2003.

         FIN No. 46, "Consolidation of Variable Interest Entities" was issued in January 2003. FIN No. 46 provides guidance related to identifying variable interest entities and determining whether such entities should be consolidated. This guidance will be effective for the quarter ending September 30, 2003.

         For accounting standards not yet adopted, TXU Energy is evaluating the potential impact on its financial position and results of operations.

3.       INVESTMENTS

         The following information is a summary of the investment balance as of December 31, 2002 and 2001 (in millions):

                                                                December 31,
                                                          --------------------
                                                           2002           2001
                                                           ----           ----
      Equity method investments in entities.............. $    3         $    7
      Nuclear decommissioning trust......................    266            276
      Nonutility property................................    141            345
      Assets related to certain employee benefit plans...     28             21
      Notes receivable from unconsolidated entities......      6             22
      Miscellaneous other................................     18             21
                                                          ------         ------
      Total investments.................................. $  462         $  692
                                                          ======         ======

         Nuclear Decommissioning Trust -- Deposits in an external trust fund for nuclear decommissioning costs are carried at fair value ($266 million and $276 million at December 31, 2002 and 2001, respectively) with the changes in fair value recorded as a liability, reflecting the statutory nature of the trust (see
Note 10 - Nuclear decommissioning). Decommissioning costs are being recovered from Oncor's customers as a non-bypassable T&D charge over the life of the plant and deposited in the external trust fund. Realized earnings on funds deposited in the external trust fund are recognized in the reserve. As of December 31, 2002 and 2001, the value of deposits in the external trust fund, including related unrealized gains, for decommissioning of Comanche Peak were as follows:


                                        December 31, 2002
                              ------------------------------------------------
                                         Net Unrealized
                              Cost        gains/losses      Fair market value
    Debt securities.....      $ 128          $    9                $137
    Equity securities...        111              18                 129
                              -----          ------                ----
                              $ 239          $   27                $266
                              =====          ======                ====


                                        December 31, 2001
                             -------------------------------------------------
                                         Net Unrealized
                              Cost        gains/losses      Fair market value
    Debt securities.....      $ 120          $    5                $125
    Equity securities...         99              52                 151
                              -----          ------                ----
                              $ 219          $   57                $276
                              =====          ======                ====

         Debt securities held at December 31, 2002 mature as follows: $48 million in one to five years, $28 million in five to ten years and $61 million after ten years.

         Nonutility Property --primarily represents the fair value of land and equipment related to two lignite-fueled generation plant construction projects in Texas with a carrying value of $113 million at December 31, 2002. (See Note 2
- Impairment of Long-Lived Assets.)

4.       FINANCING ARRANGEMENTS

         In April 2002, US Holdings, TXU Energy and Oncor entered into a joint $1.0 billion 364-day revolving credit facility with a group of banks that terminates in April 2003, but borrowings outstanding at that time can be extended for one year. This facility is used for working capital and general corporate purposes. Up to $1.0 billion of letters of credit may be issued under the facility. In October 2002, TXU Energy borrowed approximately $282 million and US Holdings borrowed approximately $596 million in cash against this credit facility, the total of which represented the remaining availability after $122 million was used to support outstanding letters of credit. As of December 31, 2002, the facility was fully drawn and TXU Energy's portion of the outstanding borrowings, approximately $282 million, is reflected in Notes Payable - Banks on the balance sheet.

         US Holdings has a $1.4 billion five-year revolving credit facility that terminates in February 2005. In October 2002, US Holdings borrowed approximately $939 million in cash against the remaining availability of this facility. A portion of the proceeds of this borrowing were used to make advances to affiliates including TXU Energy.

         Funds borrowed under the 364-day revolving credit facility, short-term advances from affiliates and other available cash were used by TXU Energy to repay outstanding commercial paper upon maturity. Excess cash of approximately $600 million at December 31, 2002, has been invested in liquid short-term marketable securities earning current market rates. These funds will be used to repay debt as it matures and meet other working capital requirements until such time as the commercial paper market becomes more accessible to TXU Energy.

         TXU Energy is also provided short-term financing by TXU Corp. and its affiliated companies. TXU Energy had short-term advances from affiliates of $1.3 billion and $250 million outstanding as of December 31, 2002 and December 31, 2001, respectively. The weighted average interest rate on short-term borrowings at December 31, 2002 was 2.328%.

         Cross Default Provisions
         ------------------------

         Certain financing arrangements of US Holdings, TXU Energy and Oncor contain provisions that would result in an event of default under these arrangements if there is a failure under other financing arrangements to meet payment terms or to observe other covenants that would result in an acceleration of payments due. Such provisions are referred to as "cross default" provisions. Most agreements have a cure period of up to 30 days from the occurrence of the specified event during which the company is allowed to rectify or correct the situation before it becomes an event of default.

         A default by US Holdings or any subsidiary thereof on financing arrangements of $50 million or more would result in a cross-default under the $1.0 billion joint US Holdings/TXU Energy/Oncor 364-day revolving credit facility, the $1.4 billion US Holdings five-year revolving credit facility and the $103 million TXU Mining Company LP senior notes (which have a $1 million threshold). Under the joint US Holdings/TXU Energy/Oncor $1.0 billion 364-day revolving credit facility, a default by TXU Energy or any subsidiary thereof would cause the maturity of outstanding balances under such facility to be accelerated as to TXU Energy and US Holdings, but not as to Oncor. Also, under this credit facility, a default by Oncor or any subsidiary thereof would cause the maturity of outstanding balances to be accelerated under the facility as to Oncor and US Holdings, but not as to TXU Energy. Further, under this credit facility, a default by US Holdings would cause the maturity of outstanding balances under the facility to be accelerated as to US Holdings, but not as to Oncor or TXU Energy.

         Sale of Receivables -- Certain subsidiaries of TXU Corp. sell customer accounts receivable to TXU Receivables Company, a wholly-owned bankruptcy remote subsidiary of TXU Corp., which sells undivided interests in accounts receivable it purchases to financial institutions. As of December 31, 2002, TXU Energy (through certain subsidiaries), Oncor and TXU Gas are qualified originators of accounts receivable under the program. TXU Receivables Company may sell up to an aggregate of $600 million in undivided interests in the receivables purchased from the originators under the program. As of December 31, 2002, TXU Energy had sold $1,091 million face amount of receivables to TXU Receivables Company under the program in exchange for cash of $352 million and $711 million in subordinated notes, with $28 million of losses on sales for the year ended December 31, 2002 that principally represent the interest costs on the underlying financing. These losses approximated 5% of the cash proceeds from the sale of undivided interests in accounts receivable on an annualized basis. Funding under the program decreased from $547 million at September 30, 2002 to $352 million at December 31, 2002, primarily due to billing and collection delays arising from new systems and processes in TXU Energy and ERCOT for clearing customers switching and billing data, as well as seasonality of the business.

         Upon termination, cash flows to the originators would be delayed as collections of sold receivables were used by TXU Receivables Company to repurchase the undivided interests of the financial institutions instead of purchasing new receivables. The level of cash flows would normalize in approximately 16 to 31 days. TXU Business Services, a subsidiary of TXU Corp., services the purchased receivables and is paid a market based servicing fee by TXU Receivables Company. The subordinated notes receivable from TXU Receivables Company represent TXU Energy's retained interests in the transferred receivables and are recorded at book value, net of allowances for bad debts, which approximates fair value due to the short-term nature of the subordinated notes, and are included in accounts receivable in the consolidated balance sheet.

         In October 2002, the program was amended to extend the program to July 2003, to provide for reserve requirement adjustments as the quality of the portfolio changes and to provide for adjustments to reduce receivables in the program by the related amounts of customer deposits held by originators. In February 2003, the program was further amended to allow receivables 31-90 days past due into the program.

         Contingencies Related to Receivables Program -- Although TXU Receivables Company expects to be able to pay its subordinated notes from the collections of purchased receivables, these notes are subordinated to the undivided interests of the financial institutions in those receivables, and collections might not be sufficient to pay the subordinated notes. The program may be terminated if either of the following events occurs:

                  1) the credit rating for the long-term senior debt securities of both any originator and its parent guarantor, if any, declines below BBB- by S&P's or Baa3 by Moody's; or
                  2) the delinquency ratio (delinquent for 31 days) for the sold receivables, the default ratio (delinquent for 91 days or deemed uncollectible), the dilution ratio (reductions for discounts, disputes and other allowances) or the days collection outstanding ratio exceeds stated thresholds.

         Under the receivables sale program, all originators (currently TXU Energy, through certain subsidiaries, Oncor and TXU Gas), are required to maintain a `BBB-' (S&P) and a `Baa3' (Moody's) rating or better (or supply a parent guarantee with a similar rating). A downgrade below the required ratings for an originator would prevent that originator from selling its accounts receivables under the program. If all originators are downgraded so that there are no eligible originators, the facility would terminate.

         The delinquency and dilution ratios exceeded the relevant thresholds at various times during 2002 and in January 2003, but waivers were granted. These ratios were affected by issues related to the transition to deregulation. Certain billing and collection delays arose due to implementation of new systems and processes within TXU Energy and ERCOT for clearing customer switching and billing data. The resolution of these issues as well as the implementation of new POLR rules by the Commission (see Note 9 to Financial Statements) are expected to bring the ratios in consistent compliance with the program.

         The accounts receivable program also contains a cross default provision with a threshold of $50 million applicable to each of the originators under the program. TXU Receivables Company and TXU Business Services Company, a subsidiary of TXU Corp. which services the purchased receivables, each have a cross default threshold of $50 thousand. If either an originator, TXU Business Services Company or TXU Receivables Company defaults on indebtedness of the applicable threshold, the facility could terminate.

5.  LONG-TERM DEBT

                                                                                                    December 31,
                                                                                                -------------------
                                                                                                 2002          2001
                                                                                                 ----          ----
TXU Energy Company
  Pollution Control Revenue Bonds:
    Brazos River Authority:
      1.390% Floating Taxable Series 1993 due June 1, 2023(a).........................       $     44      $     69
      4.900% Fixed Series 1994A due May 1, 2029(b)....................................             39            39
      5.400% Fixed Series 1994B due May 1, 2029(b)....................................             39            39
      5.400% Fixed Series 1995A due April 1, 2030(b)..................................             50            50
      5.050% Fixed Series 1995B due June 1, 2030(b)...................................            118           118
      4.800% Fixed Series 1999A due April 1, 2033(b)..................................            111           111
      1.150% Floating Series 1999B due September 1, 2034(a)...........................             16            16
      1.450% Floating Series 1999C due March 1, 2032(a)...............................             50            50
      4.950% Fixed Series 2001A due October 1, 2030(b)................................            121           121
      4.750% Fixed Series 2001B due May 1, 2029(b)....................................             19            19
      5.750% Fixed Series 2001C due May 1, 2036(b)....................................            274           274
      4.250% Fixed Series 2001D due May 1, 2033(b)....................................            271           271
      1.940% Floating Taxable Series 2001E due December 31, 2036......................              -            36
      1.700% Floating Taxable Series 2001F due December 31, 2036(a)...................             39            39
      1.700% Floating Taxable Series 2001G due December 31, 2036(a)...................             72            72
      1.470% Floating Taxable Series 2001H due December 31, 2036(a)...................             31            31
      1.420% Floating Taxable Series 2001I due December 31, 2036(a)...................             63            63
      1.650% Floating Series 2002A due May 1, 2037(c).................................             61             -

    Sabine River Authority of Texas:
      6.450% Fixed Series 2000A due June 1, 2021......................................             51            51
      5.500% Fixed Series 2001A due May 1, 2022(b)....................................             91            91
      5.750% Fixed Series 2001B due May 1, 2030(b)....................................            107           107
      4.000% Fixed Series 2001C due May 1, 2028(b)....................................             70            70
      1.700% Floating Taxable Series 2001D due December 31, 2036(a)...................             12            12
      1.470% Floating Taxable Series 2001E due December 31, 2036(c)...................             45            45

    Trinity River Authority of Texas:
      4.900% Fixed Series 2000A due May 1, 2028(b)....................................             14            14
      5.000% Fixed Series 2001A due May 1, 2027(b)....................................             37            37

    Other:
      7.000% Fixed Senior Notes - TXU Mining Company LP due May 1, 2003...............             72           125
      3.410% Floating Rate Debentures due May 20, 2003................................              -         1,500
      6.875% Fixed Senior Notes - TXU Mining Company LP due August 1, 2005............             30           100
      9.000% Fixed Exchangeable Subordinated Notes due November 22, 2012..............            750             -
      Capital Leases..................................................................             10             -
      Other...........................................................................              8             8
      Unamortized premium and discount and fair value adjustments.....................           (264)           (1)
                                                                                             --------       -------
          Total TXU Energy ...........................................................       $  2,451       $ 3,577
                                                                                             ========       =======

     (a) Interest rate in effect at December 31, 2002. These series are in a flexible or weekly rate mode and are each supported by an irrevocable letter of credit. Series in the flexible mode will be remarketed for periods of less than 270 days.
     (b) These series are in the multiannual mode. These bonds are subject to mandatory tender prior to maturity on the mandatory remarketing date. On such date, a new interest rate and interest rate period will be reset for the bonds.
     (c) Interest rate in effect at December 31, 2002.

         In November 2002, TXU Energy issued $750 million of exchangeable subordinated notes. The notes will mature in November 2012, bear interest at the annual rate of 9% and permit the deferral of interest payments. TXU Corp. has granted the holders the right to exchange the notes for TXU Corp. common stock. The notes currently may be exchanged, subject to certain restrictions, at any time for up to approximately 57 million shares of TXU Corp. common stock at an exercise price of $13.1242 per share. The number of shares of TXU Corp. common stock that may be issuable upon the exercise of the exchange right is determined by dividing the principal amount of notes to be exchanged by the exercise price. The exercise price and the number of shares to be issued are subject to anti-dilution adjustments. The proceeds from the issuance of the notes were used for the repayment of two standby credit facilities that expired in November 2002. TXU Energy has recognized a capital contribution from TXU Corp. and a corresponding discount on the notes of $266 million, for the value of the exchange right as TXU Corp. granted an irrevocable right to exchange the notes for shares of TXU Corp. common stock. This discount amount is being amortized to interest expense over the term of the debt. (The unamortized balance was $264 million as of December 31, 2002.) As a result, the effective interest rate on the notes is 16.2%. At the time of any exchange of the notes for common stock, the unamortized discount will be proportionately written off as a charge to earnings.

         The exchangeable notes are subordinated in bankruptcy to all other TXU Energy obligations. TXU Energy has the right until May 2003 (180 days after issuance) to require the holder of the notes to exchange its interest in the notes for a preferred equity interest in TXU Energy with economic and other terms substantially identical to the notes.

         In July 2002, TXU Energy redeemed at par the remaining $635 million principal amount of its floating rate debentures due May 20, 2003. TXU Energy funded the redemption through the issuance of commercial paper, advances from affiliates and cash from operations.

         In May 2002, Oncor issued $1.2 billion aggregate principal amount of senior secured notes in a private placement with registration rights. Proceeds from the issuance were used by Oncor to repay long-term advances from US Holdings. US Holdings used the repayments from Oncor to repay advances from TXU Energy and TXU Corp. TXU Energy used the repayments to redeem $865 million principal amount of floating rate debentures due May 20, 2003.

         Also in May 2002, the Brazos River Authority issued $61 million principal amount of weekly reset floating rate pollution control revenue refunding bonds for TXU Energy to refund a similar principal amount of pollution control revenue bonds.

         In February 2002, TXU Mining Company LP redeemed $70 million of its 6.875% senior notes due 2005 and $53 million of its 7.0% senior notes due 2003.


         Maturities -- Maturity requirements for the years 2003 through 2007 under long-term debt outstanding at December 31, 2002, were as follows:

            Year
            2003............................................          $   72
            2004............................................               -
            2005............................................              30
            2006............................................               -
            2007............................................               -
            Thereafter......................................           2,603
            Capital lease...................................              10
            Unamortized discount............................            (264)
                                                                      ------
                                                                      $2,451
                                                                      ======
6.       INCOME TAXES

         The components of income tax expense are as follows:

                                                                            Year Ended December 31,
                                                                        ----------------------------
                                                                        2002         2001         2000
                                                                        ----         ----         ----
Current:
   US Federal...............................................           $  176         $399      $  49
   State....................................................                3           39          5
   Non-US...................................................                1           (5)         1
                                                                       ------        -----      -----
        Total...............................................              180          433         55
                                                                       ------        -----      -----
Deferred:
   US Federal...............................................              (74)        (185)       201
   State....................................................                4           (3)       (20)
   Non-US...................................................                -           (1)         -
                                                                       ------        -----      -----
        Total...............................................              (70)        (189)       181
                                                                       ------        -----      -----
Investment tax credits......................................              (20)         (17)       (17)
                                                                       ------        -----      -----
        Total...............................................           $   90        $ 227      $ 219
                                                                       ======        =====      =====

         Reconciliation of income taxes computed at the US federal statutory rate to provision for income taxes:


                                                                             Year Ended December 31,
                                                                        -----------------------------
                                                                        2002         2001         2000
                                                                        ----         ----         ----

Income before income taxes and extraordinary loss.............           $360         $790       $795
                                                                         ====         ====       ====

Income taxes at the US federal statutory rate of 35%..........           $126         $277       $278
      Depletion allowance.....................................            (25)         (25)       (24)
      Amortization of investment tax credits..................            (20)         (17)       (17)
      Redirected depreciation.................................              -          (18)         -
      State income taxes, net of federal tax benefit..........              5           24        (10)
      Other...................................................              4          (14)        (8)
                                                                         ----         ----        ---
Income tax expense............................................           $ 90         $227       $219
                                                                         ====         ====       ====

Effective tax rate............................................             25%          29%        28%

         The components of TXU Energy's deferred tax assets and liabilities are as follows:


                                                                                December 31,
                                                   -----------------------------------------------------------------------
                                                                  2002                                 2001
                                                   ---------------------------------    ----------------------------------
                                                    Total     Current     Noncurrent      Total      Current    Noncurrent
                                                    -----     -------     ----------      -----      -------    ----------
Deferred Tax Assets
   Unamortized investment tax credits.........    $   132    $     -     $   132        $   138     $     -    $   138
   Bad debt reserve...........................         30         30           -             11          11          -
   Impairment of assets.......................        133          -         133            135           -        135
   Regulatory disallowance....................         80          -          80             93           -         93
   Retail clawback............................         65          -          65              -           -          -
   Alternative minimum tax....................        307          -         307            267           -        267
   Employee benefits..........................        109          -         109             70           -         70
   Deferred benefit of state income taxes              11         10           1             26          24          2
   Other......................................        164         28         136             89          44         45
                                                  -------    -------     -------        -------     -------    -------
     Total deferred federal income tax asset..      1,031         68         963            829          79        750
   Deferred state income taxes................          -          -           -              7           -          7
                                                  -------    -------     -------        -------     -------    -------
     Total deferred tax assets................      1,031         68         963            836          79        757
                                                  -------    -------     -------        -------     -------    -------

Deferred Tax Liabilities
   Depreciation differences and capitalized
     construction costs.......................      2,756          -       2,756          2,788           -      2,788
   Software development costs.................         90          -          90             79           -         79
   Deferred charges for state income taxes....          -          -           -              -           -          -
   Other......................................         46          -          46             10           -         10
                                                  -------    -------     -------        -------     -------    -------
     Total deferred federal income tax
        liability.............................      2,892          -       2,892          2,877           -      2,877
                                                  -------    -------     -------        -------     -------    -------
   Deferred state income tax .................          2          -           2              5           -          5
                                                  -------    -------     -------        -------     -------    -------
     Total deferred tax liability.............      2,894          -       2,894          2,882           -      2,882
                                                  -------    -------     -------        -------     -------    -------
Net Deferred Tax Liability (Asset) ...........    $ 1,863    $   (68)    $ 1,931        $ 2,046     $   (79)   $ 2,125
                                                  =======    =======     =======        =======     =======    =======


                                                                                December 31,
                                                 ------------------------------------------------------------------------
                                                                 2002                                    2001
                                                 -----------------------------------    ----------------------------------
                                                    Net          Net         Net           Net        Net          Net
                                                  Current     Current     Noncurrent     Current     Current    Noncurrent
                                                   Asset     Liability     Liability      Asset     Liability   Liability
                                                   -----     ---------     ---------      -----     ---------   ---------
Summary of Deferred Income Taxes
  US Federal.............................        $    68      $    -      $   1,929     $    79     $      -    $  2,127
  State..................................              -           -              2           -            -          (2)
                                                  ------      ------      ---------     -------     --------    --------
     Total...............................        $    68      $    -      $   1,931     $    79     $      -    $  2,125
                                                  ======      ======      =========     =======     ========    ========

         At December 31, 2002, TXU Energy had approximately $307 million of alternative minimum tax credit carryforwards available to offset future tax payments.

         TXU Energy's income tax returns are subject to examination by applicable tax authorities. The IRS is currently examining the returns of TXU Corp. and its subsidiaries for the tax years ended 1993 through 1997. In management's opinion, an adequate provision has been made for any future taxes that may be owed as a result of any examinations.

7.       RETIREMENT PLANS AND OTHER POSTRETIREMENT BENEFITS

         TXU Energy is a participating employer in the TXU Retirement Plan (Retirement Plan), a defined benefit pension plan sponsored by TXU Corp. The Retirement Plan is a qualified pension plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (Code), and is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA). Employees are eligible to participate in the Retirement Plan upon their completion of one year of service and the attainment of age 21. All benefits are funded by the participating employers. The Retirement Plan provides benefits to participants under one of two formulas: (i) a cash balance formula under which participants earn monthly contribution credits based on their compensation and years of service, plus monthly interest credits, or (ii) a traditional defined benefit formula based on years of service and the average earnings of the three years of highest earnings.

         All eligible employees hired after January 1, 2002 will participate under the cash balance formula. Certain employees who, prior to January 1, 2002, participated under the traditional defined benefit formula, continue their participation under that formula. Under the cash balance formula, future increases in earnings will not apply to prior service costs. It is TXU Corp.'s policy to fund the plans on a current basis to the extent deductible under existing federal tax regulations. Such contributions, when made, are intended to provide not only for benefits attributed to service to date, but also those expected to be earned in the future.

         The allocated net periodic pension cost (benefit) applicable to TXU Energy was $3 million for 2002, $(5) million for 2001 and $(7) million for 2000. Estimated accrued pension cost applicable to TXU Energy as of December 31, 2002 and 2001 was $84 million and $27 million, respectively. Contributions were $9 million, $1 million and $1 million in 2002, 2001 and 2000, respectively. The amounts provided represent allocations of the TXU Corp. Retirement Plan to TXU Energy.

         In addition, TXU Energy's employees are eligible to participate in a qualified savings plan, the TXU Thrift Plan (Thrift Plan). This plan is a participant-directed defined contribution profit sharing plan qualified under
Section 401(a) of the Code, and is subject to the provisions of ERISA. The Thrift Plan includes an employee stock ownership component. Under the terms of the Thrift Plan, as amended effective January 1, 2002, employees who do not earn more than the IRS threshold compensation limit used to determine highly compensated employees may contribute, through pre-tax salary deferrals and/or after-tax payroll deductions, a specified amount of compensation ranging from 1% to 20%. Employees who earn more than such threshold may contribute from 1% to 16% of their compensation. Employer matching contributions are also made in an amount equal to 100% of employee contributions up to 6% of compensation for employees who participate under the cash balance formula of the Retirement Plan, and 75% of employee contributions up to 6% of compensation for employees who participate under the traditional defined benefit formula of the Retirement Plan. Employer matching contributions are invested in TXU Corp. common stock. Contributions to the Thrift Plan by TXU Corp. aggregated $19 million for 2002, $16 million for 2001 and $15 million in 2000.

         In addition to the Retirement Plan and the Thrift Plan, TXU Energy participates with TXU Corp. and certain other affiliated subsidiaries of TXU Corp. to offer certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees. For employees retiring on or after January 1, 2002, the retiree contributions required for such coverage vary based on a formula depending on the retiree's age and years of service. The estimated net periodic postretirement benefits cost other than pensions applicable to TXU Energy was $26 million for 2002, $25 million for 2001 and $23 million for 2000. Contributions paid by TXU Energy to fund postretirement benefits other than pensions were $11 million, $19 million and $15 million in 2002, 2001 and 2000, respectively.

         The liabilities for accrued pension cost and accrued postretirement benefits cost were based on estimates of retired employees by company. The estimated liabilities for accrued pension cost and accrued postretirement benefits cost recorded above may be subject to revision based on final actuarial determinations, resulting in an increase or decrease in advances to or from affiliates.

8.       FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying amounts and related estimated fair values of TXU Energy's significant financial instruments were as follows:

                                                                          December 31, 2002      December 31, 2001
                                                                         ------------------     ------------------
                                                                         Carrying     Fair      Carrying      Fair
                                                                          Amount      Value      Amount      Value
                                                                          ------      -----      ------      -----
On balance sheet assets (liabilities):
   Long-term debt (including current maturities) *................       $(2,441)    $(2,662)   $(3,577)    $(3,584)

Off balance sheet assets (liabilities):
   Financial guarantees...........................................             -         (81)         -           -


 * Excludes capital leases.


         With the implementation of SFAS No. 133, on January 1, 2001, financial instruments that are derivatives are now recorded on the balance sheet at fair value.

         The carrying value of securities held in external trusts for nuclear decommissioning are based on quoted market prices. (See Note 3.) The remaining investments are not considered to be financial instruments and are recorded at cost.

         The fair values of long-term debt are estimated at the lesser of either the call price or the market value as determined by quoted market prices, where available, or, where not available, at the present value of future cash flows discounted at rates consistent with comparable maturities with similar credit risk. The carrying amounts for financial assets and liabilities classified as current approximate fair value due to the short maturity of such instruments.

         The fair value of the guarantees is based on the difference between the credit spread of the entity responsible for the underlying obligation and a financial counterparty applied, on a net present value basis, to the notional amount of the guaranty.

9.       RATES AND REGULATIONS

         Restructuring Legislation -- The 1999 Restructuring Legislation restructured the electric utility industry in Texas and provided for a transition to increased competition in the generation and retail sale of electricity. By January 1, 2002, each electric utility was required to separate (unbundle) its business activities into a power generation company (PGC), a REP, and a transmission and distribution (T&D) utility or separate T&D utilities. Unbundled T&D utilities within ERCOT, such as Oncor, remain regulated by the Commission.

         Beginning January 1, 2002, REPs affiliated with T&D utilities began charging residential and small commercial customers located in their historical service territory rates that are 6% less than the rates that were in effect on January 1, 1999, as adjusted for fuel factor changes ("price-to-beat rate"). TXU Energy, as a REP affiliated with a T&D utility, may not charge prices to such customers that are different from the price-to-beat rate until the earlier of January 1, 2005 or the date on which 40% of the electricity consumed by customers in those respective customer classes is supplied by competing REPs. Thereafter, TXU Energy may offer rates different from the price-to-beat rate, but it must also continue to make the price-to-beat rate, adjusted for fuel factor changes, available for residential and small commercial customers until January 1, 2007. REPs must be certified by the Commission. TXU Energy has received appropriate REP certifications from the Commission.

         Also, beginning January 1, 2002, PGCs that are affiliated with T&D utilities may charge unregulated prices in connection with ERCOT wholesale power transactions. Estimated costs associated with PGC nuclear power plant decommissioning obligations continue to be recovered as a nonbypassable T&D charge over the life of the plant. Each affiliated PGC owning 400 MW or more of installed generating capacity must offer each year at auction entitlements to at least 15% of such capacity. The obligation of an affiliated PGC to sell capacity entitlements at auction continues until the earlier of January 1, 2007 or the date on which 40% of the electricity consumed by residential and small commercial customers of the PGC's affiliated REP is supplied by competing REPs. PGCs must be registered with the Commission. TXU Energy has filed appropriate PGC registrations with the Commission.

         The 1999 Restructuring Legislation also provided for the recovery of generation-related regulatory assets (regulatory assets) and generation-related and purchased power-related costs that are in excess of market value (stranded costs). It provided means for electric utilities to mitigate stranded costs during the rate freeze period that preceded unbundling. Unmitigated stranded costs would be finally determined in a 2004 "true-up" proceeding relying principally upon market-based asset valuations. Regulatory assets and unmitigated stranded costs can be recovered through the issuance of transition (securitization) bonds or imposition of a competition transition charge.

         Further, a REP would also be required to reconcile and credit to its affiliated T&D utility (and the T&D utility to credit T&D customers), as a so-called retail clawback, any positive difference between the price-to-beat rate, reduced by the nonbypassable delivery charge, and the prevailing market price of electricity during the same time period to the extent the price-to-beat rate exceeded the market price of electricity. This reconciliation is not required for the applicable customer class if 40% of the electricity consumed by customers in that class is supplied by competing REPs before January 1, 2004. If a retail clawback reconciliation is required, the 1999 Restructuring Legislation provided that the amount credited cannot exceed an amount equal to the number of residential or small commercial customers served by a T&D utility that are buying electricity from the affiliated REP at the price-to-beat rate on January 1, 2004, minus the number of new customers obtained outside the historical service territory, multiplied by $150. (The calculation of this credit was altered for TXU Energy in connection with the Settlement Plan discussed below.)

         Regulatory Settlement Plan -- On December 31, 2001, US Holdings filed a settlement plan (Settlement Plan) with the Commission. It resolved all major pending issues related to US Holdings' transition to competition pursuant to the 1999 Restructuring Legislation. The settlement (Settlement) provided for in the Settlement Plan does not remove regulatory oversight of Oncor's business nor does it eliminate TXU Energy's price-to-beat rates and related fuel adjustments. The Settlement was approved by the Commission in June 2002. In August 2002, the Commission issued a financing order, pursuant to the Settlement Plan, authorizing the issuance of securitization bonds relating to recovery of regulatory assets. The Commission's order approving the Settlement Plan and the financing order were appealed by certain nonsettling parties to the Travis County, Texas District Court in August 2002. In January 2003, US Holdings concluded a settlement of these appeals and they were dismissed. Thus, the Settlement became final.

         The major elements of the Settlement are:

         Excess Mitigation Credit and Appeals Related to T&D Rates -- Beginning in 2002, Oncor began implementing an excess stranded cost mitigation credit in the amount of $350 million, plus interest, applied over a two-year period as a reduction to T&D rates charged to REPs. In June 2001, the Commission had issued an interim order that addressed Oncor's charges for T&D service when retail competition would begin. Among other things, that interim order, and subsequent final order issued in October 2001, required Oncor to reduce rates over the period from 2002-2008. The Commission's decision was appealed by US Holdings and other parties to the Travis County, Texas District Court. Finalization of the Settlement means US Holdings' appeal has been dismissed. Also, in July 2001, the staff of the Commission had notified US Holdings and the Commission that it disagreed with US Holdings' computation of the level of earnings in excess of the regulatory earnings cap for calendar year 2000. In August, 2001, the Commission issued an order adopting the staff position. US Holdings appealed this matter to the Travis County, Texas District Court, which affirmed the Commission's order and US Holdings then appealed that decision to the Third District Court of Appeals in Austin, Texas. This appeal has now been dismissed.

         Regulatory Asset Securitization -- In October 1999, US Holdings filed an application with the Commission for a financing order to permit the issuance by a special purpose entity of $1.65 billion of securitization bonds. In May 2000, the Commission signed an order rejecting such request and authorized only $363 million of such bonds. US Holdings filed an appeal with the Travis County, Texas District Court and in September 2000, the Court issued a judgment that reversed part of the Commission's order and affirmed other aspects of the Commission's order. US Holdings and various other parties appealed this judgment directly to the Supreme Court of Texas; and in June 2001, it issued a ruling and in October 2001 remanded the case to the Commission, which consolidated it into the Settlement Plan proceeding. In accordance with the Settlement, Oncor received a financing order authorizing it to issue securitization bonds in the aggregate principal amount of $1.3 billion to recover regulatory assets and other qualified costs. The Settlement provides that there can be an initial issuance of securitization bonds in the amount of up to $500 million, followed by a second issuance of the remainder after 2003. The Settlement resolves all issues related to regulatory assets and liabilities.

         Retail Clawback -- If, as currently expected, TXU Energy retains more than 60% of its historical residential and small commercial customers after the first two years of competition, the amount of the retail clawback credit will be equal to the number of residential and small commercial customers retained by TXU Energy in its historical service territory on January 1, 2004, less the number of new customers TXU Energy has added outside of its historical service territory as of January 1, 2004, multiplied by $90. This determination will be made separately for the residential and small commercial classes. The credit, if any, will be applied to T&D rates charged by Oncor to REPs, including TXU Energy, over a two-year period beginning January 1, 2004. Under the settlement agreement, TXU Energy will make a compliance filing with the Commission reflecting customer count as of January 2004. In the fourth quarter of 2002, TXU Energy recorded a $185 million ($120 million after-tax) charge for the retail clawback, which represents the current best estimate of the amount to be funded to Oncor over the two-year period.

         Stranded Cost Resolution -- TXU Energy's stranded costs, not including regulatory assets, are fixed at zero. Accordingly, it will not have to conduct the stranded cost true-up in 2004 provided for in the 1999 Restructuring Legislation. In addition, the Settlement resulted in a resolution of the regulatory disallowance of amounts related to US Holdings' repurchase of minority owner interests in the Comanche Peak nuclear generating station. The Commission's final order in connection with US Holdings' January 1990 rate increase request had been ultimately reviewed by the Supreme Court of Texas, and an aggregate of $909 million of disallowances with respect to US Holdings' reacquisitions of minority owners' interests in Comanche Peak, which had previously been recorded as a charge to earnings, was remanded to the District Court and then to the Commission for reconsideration. As a result of the Settlement, US Holdings will move to dismiss this remand. The settlement also precludes recovery by US Holdings of certain environmental improvement costs.

         Fuel Cost Recovery -- The Settlement also provides that US Holdings will not seek to recover its unrecovered fuel costs which existed at December 31, 2001. Also, it will not conduct a final fuel cost reconciliation, which would have covered the period from July 1998 until the beginning of competition in January 2002.

         Provider of Last Resort -- Through calendar year 2002, TXU Energy was the POLR for residential and small non-residential customers in those areas of ERCOT where customer choice was available outside its incumbent service areas, and was the POLR for large non-residential customers in its incumbent service area. TXU Energy's POLR contract expired on December 31, 2002. However, in August 2002, the Commission adopted new rules that significantly changed POLR service. Under the new POLR rules, instead of being transferred to the POLR, non-paying residential and small non-residential customers served by affiliated REPs are subject to disconnection. Non-paying residential and small non-residential customers served by non-affiliated REPs are transferred to the affiliated REP. Non-paying large non-residential customers can be disconnected by any REP if the customer's contract does not preclude it. Thus, within the new POLR framework, the POLR provides electric service only to customers who request POLR service, whose selected REP goes out of business, or who are transferred to the POLR by other REPs for reasons other than non-payment. No later than October 1, 2004, the Commission must decide whether all REPs should be permitted to disconnect all non-paying customers. The new POLR rules are expected to result in reduced bad debt expense beginning in 2003.

10.      COMMITMENTS AND CONTINGENCIES

         Clean Air Act -- The Federal Clean Air Act, as amended (Clean Air Act), includes provisions which, among other things, place limits on SO2 and NOx emissions produced by generating units. TXU Energy's capital requirements have not been significantly affected by the requirements of the Clean Air Act. In addition, all permits required for the air pollution control provisions of the 1999 Restructuring Legislation have been applied for and TXU Energy has initiated a construction program to install control equipment to achieve the required reductions.

         Power Purchase Contracts -- TXU Energy has entered into contracts to purchase power through the year 2007 with certain wind power contracts for a longer period. These contracts, except for wind contracts, provide for capacity payments subject to performance standards and energy payments based on the actual power taken under the contracts. Capacity payments paid under these contracts for the years ended December 31, 2002, 2001 and 2000 were $296 million, $189 million and $186 million, respectively.

         Assuming operating standards are achieved, future capacity payments under existing agreements are estimated as follows:

           2003.........................................................  $315
           2004.........................................................   163
           2005.........................................................   146
           2006.........................................................   117
           2007.........................................................    17
           Thereafter...................................................     -
                                                                          ----
                 Total capacity payments...............................   $758
                                                                          ====

         Gas Contracts -- TXU Energy buys gas under various types of long-term and short-term contracts and arranges for gas storage and transportation under various contracts in order to assure reliable supply to, and to help meet the expected needs of, its generation plants and its wholesale and retail customers. Many of these gas purchase contracts require minimum purchases ("take-or-pay") of gas under which the buyer agrees to pay for a minimum quantity of gas in a year. At December 31, 2002, TXU Energy had minimal commitments under long-term gas purchase contracts. TXU Energy has commitments for pipeline transportation and storage reservation fees as shown in the table below:

         2003........................................................... $  14
         2004...........................................................     6
         2005...........................................................     6
         2006...........................................................     6
         2007...........................................................     4
         Thereafter.....................................................     6
                                                                         -----
            Total pipeline transportation and storage reservation fees.. $  42
                                                                         =====

         On the basis of TXU Energy's current expectations of demand from its electricity and gas customers as compared with its capacity payments or take-or-pay obligations under such purchase contracts, management does not consider it likely that any material payments will become due from TXU Energy for electricity or gas not taken.

         Coal Contracts -- TXU Energy has coal purchase agreements and coal transportation agreements. Commitments under these contracts are as follows:

          2003.......................................................... $ 94
          2004..........................................................   78
          2005..........................................................   23
          2006..........................................................   18
          2007..........................................................    -
          Thereafter....................................................    -
                                                                         ----
             Total ..................................................... $213
                                                                         ====

         Leases -- TXU Energy has entered into operating leases covering various facilities and properties including generating plants, combustion turbines, transportation, mining equipment, data processing equipment and office space. Certain of these leases contain renewal and purchase options and residual value guarantees. Lease costs charged to operating expense for 2002, 2001 and 2000 were $134 million, $117 million and $91 million, respectively.

         Future minimum lease payments under capital leases, together with the present value of such minimum lease payments, and future minimum lease commitments under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 2002, were as follows:

                                                                                       Capital       Operating
         Year                                                                           Leases        Leases
         ----                                                                           ------        ------
         2003............................................................                $    1        $   65
         2004............................................................                     1            65
         2005............................................................                     2            69
         2006............................................................                     2            65
         2007............................................................                     2            69
         Thereafter......................................................                     6           513
                                                                                         ------        ------
              Total future minimum lease payments........................                    14        $  846
                                                                                                       ======
         Less amounts representing interest..............................                     4
                                                                                         ------
         Present value of future minimum lease payments..................                    10
         Less current portion............................................                     1
                                                                                         ------
         Long-term capital lease obligation..............................                $    9
                                                                                         ======

         Guarantees -- TXU Energy and its subsidiaries have contracts that contain guarantees to outside parties that could require performance or payment under certain conditions. These guarantees have been grouped based on similar characteristics and are described in detail below.

         TXU Energy is the lessee under various operating leases that under the terms obligate the lessees to guaranty the residual values of the leased facilities. At December 31, 2002, the aggregate maximum amount of residual values guaranteed by TXU Energy is approximately $299 million with an estimated residual recovery of approximately $222 million. The average life of the lease portfolio is approximately nine years.

         TXU Energy has provided a guarantee of the payment of TXU Corp.'s obligations under its headquarters building lease (approximately $140 million at December 31, 2002). The term of the lease ends in 2022 unless renewed or otherwise terminated. The maximum total potential payout is $297 million over the lease term.

         TXU Energy Solutions, a subsidiary of TXU Energy, has guaranteed that certain customers will realize specified annual savings resulting from energy management services provided by TXU Energy Solutions. In aggregate, the average annual savings has exceeded the annual savings guaranteed. The maximum potential annual payout is approximately $4.3 million, and the maximum total potential payout is approximately $18.6 million. The average remaining life of the portfolio is approximately 5 years.

         TXU Energy has entered into various agreements that require letters of credit for financial assurance purposes. Approximately $522.6 million of letters of credit are outstanding to support existing floating rate pollution control revenue bond financings on existing debt of approximately $433 million. The letters of credit are available to fund the payment of such debt obligations. These letters of credit have expiration dates in 2003; however, TXU Energy intends to provide from either existing or new facilities for the extension, renewal or substitution of these letters of credit to the extent required for such floating rate debt or their remarketing as fixed rate debt.

         TXU Energy has provided for the posting of letters of credit in the amount of $183.4 million to support portfolio management margin requirements of subsidiaries in the normal course of business. As of December 31, 2002, approximately 82% of the obligations supported by these letters of credit mature within 1 year, and substantially all of the remainder mature in the second year.

         US Holdings has entered into contracts with public agencies to purchase cooling water for use in the generation of electric energy and has agreed, in effect, to guarantee the principal, $16 million at December 31, 2002, and interest on bonds issued by the agencies to finance the reservoirs from which the water is supplied. The bonds mature at various dates through 2011 and have interest rates ranging from 5.5% to 7% per annum. US Holdings is required to make periodic payments equal to such principal and interest, including amounts assumed by a third party and reimbursed to US Holdings, of $4 million for 2003, $7 million for 2004 and $1 million for 2005 and 2006. In addition, US Holdings is obligated to pay certain variable costs of operating and maintaining the reservoirs. US Holdings has assigned to a municipality all contract rights and obligations of US Holdings in connection with $19 million remaining principal amount of bonds at December 31, 2002, issued for similar purposes which had previously been guaranteed by US Holdings. US Holdings is, however, contingently liable in the unlikely event of a default by the municipality. TXU Energy is entitled to the benefits of these contracts and has agreed to indemnify US Holdings for obligations under these contracts.

         Nuclear Insurance -- With regard to liability coverage, the Price-Anderson Act (the Act) provides financial protection for the public in the event of a significant nuclear power plant incident. The Act sets the statutory limit of public liability for a single nuclear incident currently at $9.6 billion and requires nuclear power plant operators to provide financial protection for this amount. The Act is being considered by the United States Congress for modification and extension. The terms of the modification, if any, are not presently known and therefore TXU Energy is unable, at this time, to determine any impact it may have on nuclear liability coverage. As required, TXU Energy provides this financial protection for a nuclear incident at Comanche Peak resulting in public bodily injury and property damage through a combination of private insurance and industry-wide retrospective payment plans. As the first layer of financial protection, TXU Energy has $300 million of liability coverage from American Nuclear Insurers (ANI), which provides such insurance on behalf of a major stock insurance company pool, Nuclear Energy Liability Insurance Association. The second layer of financial protection is provided under an industry-wide retrospective payment program called Secondary Financial Protection (SFP).

         Under the SFP, each operating licensed reactor in the United States is subject to an assessment of up to $88 million, subject to increases for inflation every five years, in the event of a nuclear incident at any nuclear plant in the United States. Assessments are limited to $10 million per operating licensed reactor per year per incident. All assessments under the SFP are subject to a 3% insurance premium tax, which is not included in the above amounts.

         With respect to nuclear decontamination and property damage insurance, Nuclear Regulatory Commission (NRC) regulations require that nuclear plant license-holders maintain not less than $1.1 billion of such insurance and require the proceeds thereof to be used to place a plant in a safe and stable condition, to decontaminate it pursuant to a plan submitted to and approved by the NRC before the proceeds can be used for plant repair or restoration or to provide for premature decommissioning. TXU Energy maintains nuclear decontamination and property damage insurance for Comanche Peak in the amount of $3.5 billion, above which TXU Energy is self-insured. The primary layer of coverage of $500 million is provided by Nuclear Electric Insurance Limited
(NEIL), a nuclear electric utility industry mutual insurance company. The remaining coverage includes premature decommissioning coverage and is provided by NEIL in the amount of $2.25 billion and $737 million from Lloyds of London, other insurance markets and foreign nuclear insurance pools. TXU Energy is subject to a maximum annual assessment from NEIL of $26.6 million.

         TXU Energy maintains Extra Expense Insurance through NEIL to cover the additional costs of obtaining replacement power from another source if one or both of the units at Comanche Peak are out of service for more than twelve weeks as a result of covered direct physical damage. The coverage provides for weekly payments of $3.5 million for the first fifty-two weeks and $2.8 million for the next 110 weeks for each outage, respectively, after the initial twelve-week period. The total maximum coverage is $490 million per unit. The coverage amounts applicable to each unit will be reduced to 80% if both units are out of service at the same time as a result of the same accident. Under this coverage, TXU Energy is subject to a maximum annual assessment of $8.7 million.

         There have been some revisions made to the nuclear property and nuclear liability insurance policies regarding the maximum recoveries available for multiple terrorism occurrences. Under the NEIL policies, if there were multiple terrorism losses occurring within one year beginning with the first loss from terrorism, NEIL would make available one industry aggregate limit of $3.24 billion and any amounts it recovers from reinsurance, government indemnity or other sources up to the limits for each claimant. If terrorism losses occurred beyond the one-year period, a new set of limits and resources would apply. Under the ANI liability policy, the liability arising out of terrorist acts will be subject to one industry aggregate limit of $300 million which could be reinstated at ANI's option depending on prevailing risk circumstances and the balance in the Industry Credit Rating Plan reserve fund. Under the US Terrorism Risk Insurance Act of 2002, the US government provides re-insurance with respect to acts of terrorism in the US for losses caused by or on behalf of foreign parties. In such circumstances, the NEIL and ANI terrorism aggregates would not apply.

         Nuclear Decommissioning -- TXU Energy has established a reserve, charged to depreciation expense and included in accumulated depreciation, for the decommissioning of Comanche Peak. Decommissioning costs are being recovered from Oncor customers over the life of the plant and deposited in external trust funds (included in investments - see Note 3.) Based on a site-specific study completed during 1997 using the prompt dismantlement method and 1997 dollars, decommissioning costs for Comanche Peak Unit 1 and for Unit 2 and common facilities were estimated to be $271 million and $404 million, respectively. This estimate is subject to change in the future.

         Under current regulatory licenses, decommissioning activities are projected to begin in 2030 for Comanche Peak Unit 1 and 2033 for Unit 2 and common facilities. Through December 31, 2001, decommissioning costs were recovered based upon a 1992 site-specific study through rates placed in effect under US Holdings' January 1993 rate increase request. Effective January 1, 2002, decommissioning costs are being recovered through a non-bypassable charge billed by Oncor and remitted to TXU Energy based upon a 1997 site-specific study, adjusted for trust fund assets, through rates. TXU Energy accrued $14 million of decommissioning costs in 2002 and $18 million in each of the years ended December 31, 2001 and 2000.

         Because the accounting for nuclear decommissioning recognizes that costs are recovered through rates or a non-bypassable charge to customers, fluctuations in equity prices or interest rates of trust fund assets do not affect results of operations, cash flows or financial position. In accordance with SFAS No. 143, beginning in 2003 TXU Energy will record the fair value of the liability for retirement obligations and related accretion expense rather than including the reserve in accumulated depreciation.

         General -- In addition to the above, TXU Energy is involved in various other legal and administrative proceedings the ultimate resolution of which, in the opinion of TXU Energy, should not have a material effect upon its financial position, results of operations or cash flows.

11.      EXTRAORDINARY LOSS

         Loss on settlement -- As a result of the Settlement Plan submitted to the Commission for approval of outstanding unbundling issues (see Note 9), TXU Energy recorded an extraordinary loss of $56 million (after taxes of $62 million) in the fourth quarter of 2001 to reflect the effect of settlement items that are no longer probable of recovery. The settlement related items include unrecovered fuel cost, all remaining generation-related regulatory assets and regulatory liabilities that are not subject to recovery through the issuance of securitization bonds, and the excess cost over market of certain purchased power contracts.

12.      DERIVATIVE FINANCIAL INSTRUMENTS

         During 2002, certain of TXU Energy's cash flow hedges related to anticipated sales from baseload generation became less effective due to changes in ERCOT market rules and conditions. TXU Energy experienced net hedge ineffectiveness of $41 million ($27 million after-tax) in 2002, which has been recognized as a loss in revenues related to these contracts. In 2001, ineffectiveness of $4 million ($3 million after-tax) was recognized as a gain in revenues.

         The maximum length of time TXU Energy is hedging its exposure to the variability of future cash flows for forecasted transactions, excluding the payment of variable interest on existing indebtedness, is two years. During 2002, TXU Energy entered into cash flow hedges related to future forecasted interest payments. These hedges were terminated in October 2002, and $94 million ($61 million after-tax) was recorded as a charge to other comprehensive income. These losses are being amortized to earnings over a period of up to twenty years.

         As of December 31, 2002, TXU Energy expects that $79 million ($51 million after-tax) in other comprehensive loss will be recognized in earnings over the next twelve months. This amount represents the projected value of the hedges over the next twelve months relative to what would be recorded if the hedge transactions had not been entered into. The amount expected to be reclassified is not a forecasted gain incremental to normal operations, but rather it demonstrates the extent to which volatility in earnings (which would otherwise exist) is mitigated through the use of cash flow hedges. The following table summarizes balances currently recognized in other comprehensive income
(loss):

                                                                       Other Comprehensive Income (Loss)
                                                                         Year Ended December 31, 2002
                                                                       --------------------------------
                                                                       Treasury    Commodity     Total
                                                                       --------    ---------     -----

         Dedesignated hedges (amounts fixed).....................      $    (62)        (24)        (86)
         Hedges subject to market price fluctuations.............             -         (40)        (40)
                                                                       --------   ---------    --------
             Total...............................................      $    (62)        (64)       (126)
                                                                       ========   =========    ========


13.      SUPPLEMENTARY FINANCIAL INFORMATION

         Operations of TXU Energy in 2002 are unregulated since the Texas electricity market is now open to competition. However, retail pricing to residential and small business customers in TXU Energy's historical service territory continues to be subject to certain regulations as discussed in Note 9. Prior years were subject to regulation.

Other Income and Deductions --

                                                                            Year Ended December 31,
                                                                        ----------------------------
                                                                         2002        2001        2000
                                                                         ----        ----        ----
         Other income
              Gain on sale of property, plant and equipment......       $    30    $      1    $     30
              Other..............................................             3           2           2
                                                                        -------    --------    --------
                  Total other income.............................       $    33    $      3    $     32
                                                                        =======    ========    ========
          Other deductions
          Loss on sale of properties.............................       $     2    $      8    $      -
          Equity in losses of unconsolidated entities............             3           4           -
          Asset impairment.......................................           237           -           -
          Loss on early extinguishment of debt (see Note 2)......             -         149           -
          Regulatory asset write-off.............................             -          22           -
          Other..................................................            12          16           6
                                                                        -------    --------    --------
                  Total other deductions.........................       $   254    $    199    $      6
                                                                        =======    ========    ========

         Credit Risk -- Credit risk relates to the risk of loss that TXU Energy may incur as a result of non-performance by counterparties. TXU Energy maintains credit risk policies with regard to its counterparties to minimize overall credit risk. These policies require an evaluation of a potential counterparty's financial condition, credit ratings, and other quantitative and qualitative credit criteria and specify authorized risk mitigation tools, including but not limited to use of standardized agreements that allow for netting of positive and negative exposures associated with a single counterparty. TXU Energy has standardized documented processes for monitoring and managing its credit exposure, including methodologies to analyze counterparties' financial strength, measurement of current and potential future credit exposures and standardized contract language that provides rights for netting and set-off. Credit enhancements such as parental guarantees, letters of credit, surety bonds and margin deposits are also utilized. Additionally, individual counterparties and credit portfolios are managed to preset limits and stress tested to assess potential credit exposure. This evaluation results in establishing credit limits or collateral requirements prior to entering into an agreement with a counterparty that creates credit exposure to TXU Energy. Additionally, TXU Energy has established controls to determine and monitor the appropriateness of these limits on an ongoing basis. Any prospective material adverse change in the financial condition of a counterparty or downgrade of its credit quality will result in the reassessment of the credit limit with that counterparty. This process can result in the subsequent reduction of the credit limit or a request for additional financial assurances.

         Concentration of Credit Risk -- TXU Energy's gross exposure to credit risk as of December 31, 2002 was $3.1 billion, representing trade accounts receivable, commodity contract assets and derivative assets.

         A large share of gross assets subject to credit risk are accounts receivable from the retail sale of electricity and gas to residential and small commercial customers. The risk of material loss from non-performance from these customers is unlikely based upon historical experience. Reserves for uncollectible accounts receivable are established for the potential loss from non-payment by these customers based on historical experience and market or operational conditions. The restructuring of the electric industry in Texas effective January 1, 2002 increased the risk profile of TXU Energy in relation to these customers; however, TXU Energy has the ability to take actions to mitigate such customer risk, particularly with the change in the POLR rules (see
Note 9).

         Most of the remaining trade accounts receivable are with large commercial and industrial customers. TXU Energy's wholesale commodity contract counterparties include major energy companies, financial institutions, gas and electric utilities, independent power producers, oil and gas producers and energy trading companies.

         The exposure to credit risk from these customers and counterparties (including large commercial and industrial retail customers), excluding credit collateral, as of December 31, 2002, is $1.3 billion net of standardized master netting contracts and agreements which provide the right of offset of positive and negative credit exposures with individual counterparties. When considering collateral held (cash, letters of credit and other security interests), the net credit exposure is $1.2 billion.

         TXU Energy had no exposure to any one customer or counterparty greater than 10% of the net exposure of $1.2 billion at December 31, 2002. Additionally, approximately 93% of the credit exposure, net of collateral held, has a maturity date of less than 2 years. TXU Energy does not anticipate any material adverse effect on its financial position or results of operations as a result of non-performance by any customer or counterparty.

         Affiliate Transactions -- The following represent the significant affiliate transactions of TXU Energy:

         o Reference should be made to Note 9 regarding the regulatory settlement plan and the Business Separation Agreement between TXU Energy and Oncor. In accordance with the Business Separation Agreement, TXU Energy records interest expense payable to Oncor with respect to Oncor's generation-related regulatory assets that are subject to securitization. The interest expense reimburses Oncor for the interest expense Oncor incurs on that portion of its debt associated with the generation-related regulatory assets. For the year ended December 31, 2002, this interest expense totaled $28 million.

         o Under the terms of the settlement plan, Oncor expects to issue securitization bonds of $1.3 billion. The incremental income taxes Oncor will pay on the increased delivery fees to be charged to Oncor's customers related to the bonds will be reimbursed by TXU Energy. Therefore, TXU Energy's financial statements reflect a $437 million payable to Oncor that will be extinguished as Oncor pays the related income taxes.

         o In addition, TXU Energy has a note payable to Oncor related to the excess mitigation credit established in accordance with the settlement plan. Oncor has implemented the $350 million credit, plus interest, as a reduction of its fees charged to REPs, including TXU Energy, for a two-year period. The principal and interest payments on the note payable to Oncor were used to reimburse Oncor for the credit relating to the delivery fees billed to REPs. For the year ended December 31, 2002, the principal payments made on the note payable totaled $180 million and the interest expense totaled $21 million.

         o Average daily short-term advances from affiliates during 2002 were $417 million, and interest expense incurred on the advances was $18 million. The weighted average interest rate for 2002 was 2.3%.

         o TXU Energy incurs electricity delivery fees charged by Oncor. For the year ended December 31, 2002, these fees totaled $1.5 billion.

         o TXU Business Services Company, a subsidiary of TXU Corp., charges TXU Energy for financial, accounting, information technology, environmental, procurement and personnel services and other administrative services at cost. For 2002, 2001 and 2000, these costs totaled $286 million, $238 million and $133 million, respectively, and are included in selling, general and administrative expenses.

         o TXU Energy receives payments from TXU Gas, a subsidiary of TXU Corp., under a service agreement beginning in 2002 covering customer billing and customer support services provided for TXU Gas. These revenues totaled $28 million in 2002 and are included in other revenues.

         Accounts Receivable -- At December 31, 2002 and 2001, accounts receivable are stated net of uncollectible accounts of $71 million and $24 million, respectively. During 2002, bad debt expense was $158 million, account writeoffs were $102 million and other activity decreased the allowance for uncollectible accounts by $9 million.

         Accounts receivable included $489 million and $288 million of unbilled revenues at December 31, 2002 and 2001, respectively.

         Commodity Contract Assets-- At December 31, 2002 and 2001, current and noncurrent commodity contract assets are stated net of applicable credit and performance reserves (described in Note 2 - Financial Instruments and Mark-to-Market Accounting) of $43 million and $25 million, respectively.

Inventories by Major Category --
                                                                December 31,
                                                         ---------------------
                                                            2002          2001
                                                            ----          ----
Materials and supplies................................   $    171     $    148
Fuel stock............................................         70           62
Gas stored underground................................         57           49
                                                         --------     --------
     Total inventories................................   $    298     $    259
                                                         ========     ========

         Inventories are carried at average costs, except for gas inventories managed as part of the portfolio management activities, which are carried at spot rates through December 31, 2002. Inventories recorded at spot rates at December 31, 2002 and 2001 were $54 million and $18 million, respectively. As part of the rescission of EITF Issue No. 98, such inventories will be adjusted to average costs as part of the cumulative adjustment to be recorded in the first quarter of 2003.

Property, Plant and Equipment --

                                                                                               December 31,
                                                                                          ---------------------
                                                                                            2002          2001
                                                                                             ----          ----
Electric production...........................................................             $ 15,675     $ 15,791
Other.........................................................................                  483          242
                                                                                           --------     --------
     Total....................................................................               16,158       16,033
Less accumulated depreciation.................................................                6,454        6,186
                                                                                           --------     --------
     Net of accumulated depreciation..........................................                9,704        9,847
Construction work in progress.................................................                  286          361
Nuclear fuel (net of accumulated amortization: 2002 -- $847;  2001 -- $787)...                  137          146
                                                                                           --------     --------
     Net property, plant and equipment........................................             $ 10,127     $ 10,354
                                                                                           ========     ========

         Member Interests -- In the first quarter of 2002, goodwill of $468 million, net of accumulated amortization, was transferred from TXU Gas to TXU Energy, which was accounted for as a non-cash capital contribution. In addition, $15 million of advances from affiliates were converted to capital during 2002.


         On March 6, 2002, TXU Energy approved a cash distribution of $200 million, which was paid to US Holdings on April 1, 2002. On May 6, 2002, TXU Energy approved cash distributions of $177 million and $200 million, which were paid to US Holdings on May 17, 2002 and July 1, 2002, respectively. On August 7, 2002, TXU Energy approved a cash distribution of $200 million, which was paid to US Holdings on October 1, 2002. On November 15, 2002, TXU Energy approved a cash distribution of $200 million which was paid to US Holdings on January 2, 2003.

         With the issuance in November 2002 of $750 million of exchangeable subordinated notes (see Note 5), TXU Energy recognized a capital contribution from TXU Corp. and a corresponding discount on the notes of $266 million, recorded as a credit to additional paid-in capital. This amount is being amortized to interest expense over the term of the debt. At the time of any exchange of notes for common stock, the unamortized discount will be proportionately written off as a charge to earnings.

Supplemental Cash Flow Information --

                                                                   Year Ended December 31,
                                                                ---------------------------
                                                                2002        2001        2000
                                                                ----        ----        ----
Cash payments:
     Interest (net of amounts capitalized)..............       $   204    $    240    $    266
     Income taxes.......................................       $   157    $    366    $     24
Non-cash investing and financing activities:
     Non-cash advances..................................       $     -    $     89    $    (61)
     Conversion of capital (from) to advances...........       $   (15)   $     28    $      -
     Receipt of note receivable from sale of asset......       $     -    $      -    $     23
     Non-cash capital contribution related to issuance
          of exchangeable subordinated notes............       $   266    $      -    $      -

         Quarterly Information (unaudited) -- The results of operations by quarter are summarized below. Revenues have been reclassified to reflect the implementation of EITF Issue No. 02-3 to report certain trading activities on a net basis, as well as to reflect the inclusion of delivery fees in revenues. (See Note 2 for a discussion of both changes.) Gross margin and net income were not affected by these changes as the offset was in cost of energy sold and delivery fees. In accordance with the adoption of SFAS No. 145, the results for the fourth quarter ended December 31, 2001 have been adjusted to reflect the reclassification of a $97 million extraordinary loss (net of $52 million income tax benefit) to other deductions and a related income tax benefit. The reclassification had no effect on net income. (See Note 2.)

        In the opinion of TXU Energy, all other adjustments (consisting of normal recurring accruals necessary for a fair statement of such amounts have been made. Quarterly results are not necessarily indicative of expectations for a full year's operations because of seasonal and other factors.

                                                                                       Quarter Ended
                                                                       --------------------------------------------
                                                                       March 31    June 30     Sept. 30     Dec. 31
                                                                       --------    -------     --------     -------
2002:
Operating revenues ..............................................      $ 1,799     $ 2,019     $ 2,420      $ 1,500
Income (loss) before income taxes and extraordinary loss ........      $   276     $   267     $   329      $  (512)
Net income (loss) ...............................................      $   187     $   183     $   227      $  (327)

2001:
Operating revenues ..............................................      $ 1,884     $ 1,928     $ 2,154      $ 1,492
Income (loss) before income taxes and extraordinary loss ........      $   174     $   275     $   376      $   (35)
Net income (loss) ...............................................      $   125     $   187     $   275      $   (80)

         Reconciliation of Previously Reported Quarterly Information -- Quarterly amounts previously reported for 2001 and the first two quarters of 2002 have been reclassified to report certain trading activities on a net basis (see Note 2.) Quarterly revenue amounts previously reported for 2001 also reflect the inclusion of delivery fees (see Note 2.) Gross margin and net income were not affected by these changes.

                                                                                       Quarter Ended
                                                                       --------------------------------------------
                                                                       March 31    June 30     Sept. 30     Dec. 31
                                                                       --------    -------     --------     -------
                                                                       Increase (Decrease) From Previously Reported

2002:
Operating revenues as previously reported........................      $ 3,502     $ 3,543     $     -      $     -
Cost of energy sold and delivery fees netted with revenues.......       (1,703)     (1,524)          -            -
                                                                       --------    --------    -------      -------
Operating revenues after reclassification........................      $ 1,799     $ 2,019           -            -
                                                                       =======     =======     =======      =======

2001:
Operating revenues as previously reported........................      $ 3,644     $ 2,529     $ 2,728      $ 1,966
Electricity delivery fees........................................          473         438         407          432
Cost of energy sold and delivery fees netted with revenues.......       (2,233)     (1,039)       (981)        (906)
                                                                        -------    --------    --------     --------
Operating revenues after reclassification........................      $ 1,884     $ 1,928     $ 2,154      $ 1,492
                                                                       =======     =======     =======      =======

     Interest Expense and Related Charges --

                                                                                   Year Ended December 31,
                                                                                ----------------------------
                                                                                 2002         2001       2000
                                                                                 ----         ----       ----

      Interest ........................................................        $    214     $    230    $   253
      Amortization of debt expense.....................................               8            7          9
      Capitalized interest.............................................              (6)         (14)        (5)
                                                                              ----------   ----------  ---------
      Total interest expense and other related charges ................        $    216     $    223    $   257
                                                                               ========     ========    =======

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits

12       Calculation of ratio of earnings to fixed charges
32(a)    Section 906 Certification of Chief Executive Officer
32(b)    Section 906 Certification of Chief Financial Officer

* Pursuant to Item 601(b)(32)(ii) of Regulation S-K, this certificate is not being "filed" for purposes of Section 18 of the Securities Act of 1934.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       TXU US HOLDINGS COMPANY



                                         By       /s/ David H. Anderson
                                           ---------------------------------
                                                      David H. Anderson
                                                     Vice President, and
                                                 Principal Accounting Officer


Date: September 15, 2003